UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

PROS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☐	No fee required.

☒	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

November 3, 2025

Dear Stockholder:

We cordially invite you to attend a special meeting (the “Special Meeting”) of stockholders of PROS Holdings, Inc. (the “Company” or “we”), to be held on December 4, 2025 at 2:00 pm Central Time, via the Internet at www.virtualshareholdermeeting.com/PRO2025SM.

At the Special Meeting you will be asked to consider and vote upon a proposal (the “Merger Proposal”) to approve the Agreement and Plan of Merger, dated as of September 22, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among the Company, Project Portofino Parent LLC, a Delaware limited liability company (“Parent”) and Project Portofino Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”) and approve the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned direct subsidiary of Parent.

Parent and Merger Sub were formed by investment funds affiliated with Thoma Bravo, a leading private equity investment firm (together with their affiliates, “Thoma Bravo”).

You will also be asked to consider and vote upon a proposal (the “Compensation Proposal”) to approve, by a non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers in connection with the Merger.

You will also be asked to consider and vote upon a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

If the Merger is completed, you will be entitled to receive $23.25 in cash, without interest thereon, less any applicable withholding taxes, for each share of our common stock, par value $0.001 per share (“Common Stock”), owned by you (unless you have perfected and not withdrawn your appraisal rights with respect to such shares), which represents a premium of approximately (i) 53.2% to the volume weighted average share price of our Common Stock for the 30-calendar day period ending September 19, 2025, the last day of trading prior to the public announcement of the execution of the Merger Agreement and (ii) 41.7% to the last closing per share price of our Common Stock on September 19, 2025.

The Company’s board of directors (the “Board”) has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger, the Merger Agreement and the other transactions contemplated thereby, (iii) resolved to recommend that the Company’s stockholders approve the Merger Agreement and approve the Merger at a stockholders’ meeting duly called and held for such purpose, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their approval. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board recommends that you VOTE:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Compensation Proposal; and

•	“FOR” approval of the Adjournment Proposal.

Your vote is very important. Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock you own, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote at the Special Meeting, your vote at the Special Meeting will revoke any proxy previously submitted.

If your shares of our Common Stock are held in “street name” by your bank, brokerage firm or other nominee, they will be unable to vote your shares of our Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our Common Stock in accordance with the procedures provided by them. The failure to vote, or to instruct your bank, brokerage firm or other nominee to vote, your shares of our Common Stock “FOR” approval of the Merger Proposal will have the same effect as voting against the Merger Proposal.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission (the “SEC”).

If you have any questions or need assistance voting your shares of our Common Stock, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Toll-free: +1 (866) 239-1763

Thank you in advance for your cooperation and continued support.

Sincerely,

/s/ Jeff Cotten

Jeff Cotten

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement and a proxy card are first being mailed on or about November 3, 2025 to our stockholders as of the close of business on October 27, 2025.

PROS Holdings, Inc.

3200 Kirby Drive, Suite 600

Houston, Texas 77098

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:	December 4, 2025

TIME:	2:00 pm Central Time

PLACE:	The special meeting (the “Special Meeting”) will be conducted exclusively online at www.virtualshareholdermeeting.com/PRO2025SM to permit all stockholders equal access to the Special Meeting. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting.

ITEMS OF BUSINESS:

1.  To consider and vote on a proposal (the “Merger Proposal”) to approve the Agreement and Plan of Merger, dated as of September 22, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among PROS Holdings, Inc. (the “Company” or “we”), Project Portofino Parent LLC, a Delaware limited liability company (“Parent”) and Project Portofino Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”) and approve the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned direct subsidiary of Parent. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.  To consider and vote on a proposal (the “Compensation Proposal”), to approve, by a non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

3.  To consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

RECORD DATE:	Only stockholders of record at the close of business on October 27, 2025 are entitled to notice of, and to vote at, the Special Meeting. All stockholders of record as of that date are cordially invited to attend the Special Meeting.

PROXY VOTING:

Your vote is very important, regardless of the number of shares of Common Stock you own. To ensure your shares are represented and voted at the Special Meeting, please vote as promptly as possible, regardless of whether or not you plan to attend the Special Meeting.

The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. The failure to vote will have the same effect as a vote against the Merger Proposal.

If your shares are held in the name of a bank, brokerage firm or other nominee, please vote by following the instructions on the voting instruction form furnished by the bank, brokerage firm or other nominee. If you hold your shares in your own name, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of Common Stock will be represented at the Special Meeting if you are unable to attend.

If your shares are held in the name of a bank, brokerage firm or other nominee, please vote by following the instructions on the voting instruction form furnished by the bank, brokerage firm or other nominee.

RECOMMENDATION:

The Company’s board of directors (“Board”) has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger, the Merger Agreement and the other transactions contemplated thereby, (iii) resolved to recommend that the Company’s stockholders approve the Merger Agreement and approve the Merger at a stockholders’ meeting duly called and held for such purpose, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their approval. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon.

The Board recommends that you vote:

“FOR” approval of the Merger Proposal;

“FOR” approval of the Compensation Proposal; and

“FOR” approval of the Adjournment Proposal.

APPRAISAL:	If the Merger is consummated, stockholders who do not vote in favor of the Merger Proposal and who follow the procedures described under “Appraisal Rights” beginning on page 102 will have the right to seek appraisal of the fair value of their shares of Common Stock if they submit a written demand for appraisal before the vote is taken on the Merger Agreement and do not withdraw a demand for (or lose their right to) appraisal and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex B to the accompanying proxy statement.

Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock you own, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you vote at the Special Meeting, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors, /s/ Damian Olthoff Damian Olthoff General Counsel and Secretary

November 3, 2025

Houston, Texas

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger (page 24)

PROS Holdings, Inc., a Delaware corporation (the “Company” or “we”), is headquartered in Houston, Texas. The Company provides software solutions that optimize shopping and selling experiences for both business-to-business and business-to-consumer companies across industry verticals in more than 80 countries. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 108. The Company’s common stock, par value $0.001 per share (“Common Stock”), is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PRO.” The principal executive offices of the Company are located at 3200 Kirby Drive, Suite 600, Houston, Texas 77098, and its telephone number is +1 (713) 335-5151.

Portofino Parent LLC, a Delaware limited liability company (“Parent”), was formed solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Parent is an affiliate of investment funds managed by Thoma Bravo (together with their affiliates, “Thoma Bravo”). After the consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. Parent’s principal executive offices are located at c/o Thoma Bravo LP, 830 Brickell Plaza, Suite 5100, Miami, FL 33131 and its telephone number is +1 (786) 785-5800.

Project Portofino Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned direct subsidiary of Parent and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Thoma Bravo LP, 830 Brickell Plaza, Suite 5100, Miami, FL 33131 and its telephone number is +1 (786) 785-5800.

The Special Meeting (page 25)

Time, Place and Purpose of the Special Meeting

The special meeting (the “Special Meeting”) will be held on December 4, 2025, at 2:00 pm Central Time, via the Internet at www.virtualshareholdermeeting.com/PRO2025SM.

At the Special Meeting, holders of our Common Stock as of the record date, which was the close of business on October 27, 2025 (the “Record Date”), will be asked to consider and vote upon the following matters:

1.

the proposal (the “Merger Proposal”) to approve the Agreement and Plan of Merger, dated as of September 22, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub and approve the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned direct subsidiary of Parent, as more fully described in this proxy statement and under “Proposal 1: Approval of the Merger Agreement” beginning on page 95;

2.

the proposal (the “Compensation Proposal”) to approve, by a non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as more fully described in this proxy statement and under “Proposal 2: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 96; and

3.

the proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, as more fully described in this proxy statement and under “Proposal 3: Adjournment of the Special Meeting” beginning on page 97.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the Special Meeting, and any adjournment or postponement of the Special Meeting unless a new record date is fixed in connection with any adjournment or postponement of the Special Meeting, if you owned shares of Common Stock as of the Record Date, which was the close of business on October 27, 2025. You will have one vote for each share of Common Stock that you owned on the Record Date. As of the Record Date, there were 48,297,780 shares of Common Stock outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes (as described in the section entitled “Questions and Answers About the Special meeting and the Merger”) are counted as present for the purpose of determining whether a quorum is present.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. Accordingly, a stockholder’s abstention from voting or the failure to vote (including the failure of a stockholder who holds shares in “street name” through a bank, brokerage firm or other nominee to give any voting instructions to that bank, brokerage firm or other nominee) will have the same effect as a vote “AGAINST” the Merger Proposal.

Provided that a quorum is present, approval of the Compensation Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter. Accordingly, with respect to a stockholder who is present in person or represented by proxy at the Special Meeting and who abstains from voting on either the Compensation Proposal or the Adjournment Proposal, such stockholder’s abstention will be counted in connection with the determination of whether a quorum is present with respect to such proposal and will have the same effect as a vote “AGAINST” such proposal. The failure of a stockholder of record who is not present in person or represented by proxy at the Special Meeting to vote on either proposal, as well as the failure of a stockholder who holds shares in “street name” through a bank, brokerage firm or other nominee to give any voting instructions to the bank, brokerage firm or other nominee, will have no effect on the outcome of either the Compensation Proposal or the Adjournment Proposal.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal, which will have the same effect as a vote against approval of the Merger Proposal, and your shares of Common Stock will not have an effect on the Compensation Proposal or on the Adjournment Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person.

The Merger (page 30)

On September 22, 2025 (the “Agreement Date”), we entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”), will become a wholly owned direct subsidiary of Parent and will continue to exist following the Merger. If the Merger is completed, we will cooperate with Parent to delist our Common Stock from the NYSE and deregister the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following such delisting and deregistration, we will cease to be publicly traded and will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of Parent or the Surviving Corporation.

At the effective time of the Merger (the “Effective Time”), the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Company. The directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of the Merger Sub immediately prior to the Effective Time. The officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the officers of the Company immediately prior to the Effective Time.

Merger Consideration

In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock held by Parent and Merger Sub, shares of Common Stock held by the Company as treasury stock and shares of Common Stock owned by the Company or any direct or indirect wholly owned subsidiary of the Company and shares of Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares of Common Stock (collectively the “Excluded Shares”)) will be converted into the right to receive an amount in cash equal to $23.25, without interest thereon (the “Merger Consideration”), less any applicable withholding taxes.

Recommendation of the Board (page 40)

The Company’s board of directors (the “Board”) has (i) determined that the terms of the Merger, the Merger Agreement and the transactions contemplated thereby, are fair to and in the best interests of the Company and its stockholders, (ii) adopted, approved and declared advisable the Merger, the Merger Agreement and the other transactions contemplated thereby, (iii) resolved to recommend that the Company’s stockholders approve the Merger Agreement and the Merger at a stockholders’ meeting duly called and held for such purpose, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their approval. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors. For some of the factors considered, see “The Merger—Reasons for Recommendation.”

In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be approved by the stockholders of the Company. See under the heading “The Merger—Interests of our Directors and Executive Officers in the Merger.”

The Board recommends that you vote:

•	“FOR” approval of the Merger Proposal;

•	“FOR” approval of the Compensation Proposal; and

•	“FOR” approval of the Adjournment Proposal.

Opinion of the Company’s Financial Advisor (page 45)

The Company retained Qatalyst Partners LP (“Qatalyst Partners”) to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the merger consideration of $23.25 per share to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) was fair, from a financial point of view, to such holders. The Company selected Qatalyst Partners to act as the Company’s financial advisor based on Qatalyst Partners’ long-standing relationship with the Company as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on September 22, 2025, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated September 22, 2025, to the Board following this meeting of the Board.

The full text of Qatalyst Partners’ written opinion, dated September 22, 2025, is attached to this proxy statement as Annex C and is incorporated by reference in this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the fairness, from a financial point of view, of the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, to such holders, and it does not address any other aspect of the Merger. Qatalyst Partners’ opinion does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Merger or any other matter and does not in any manner address the price at which the Common Stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C and is incorporated by reference in this proxy statement in its entirety.

Financing of the Merger (page 55)

The Merger Agreement is not conditioned upon receipt of financing by Parent. Parent anticipates that the total amount of funds necessary to consummate the Merger and the related transactions contemplated by the Merger Agreement will be approximately $1.57 billion, including the estimated funds needed to make (1) payment of the aggregate Merger Consideration upon the terms contemplated by the Merger Agreement, (2) payment of all related fees of Parent, Merger Sub and their respective representatives to be paid in connection with the Closing, (3) payment and/or settlement of any conversions required to be made at or after the Closing under the Company’s indentures, dated as of September 15, 2020 and June 24, 2025 (collectively, the “Indentures”) in respect of the Convertible Notes (as defined in the section entitled “The Merger Agreement—Conduct of Business Prior to Effective Time”) (including any make-whole adjustment to the conversion rate with respect thereto) as a result of the Merger (without giving effect to any payments received pursuant to the convertible note capped call options entered into in connection with the Convertible Notes (the “Convertible Note Capped Call Options”)) and to repurchase the Convertible Notes as required pursuant to Article 15 of the Indentures, (4) payment of the total amount required to be paid to fully satisfy the obligations of the Company and its subsidiaries with respect to any indebtedness for borrowed money (including the Company’s and its subsidiaries’ credit facility) (other than certain obligations expressly permitted to survive) (the “Payoff Amount”) at Closing and (5) payments in respect of outstanding equity awards of the Company in accordance with their terms and pursuant to the Merger Agreement. Pursuant to the equity commitment letter, dated September 22, 2025 (the “Equity Commitment Letter”), the Equity Investor (as defined in the section entitled “The Merger—Financing of the Merger”) has committed to either (a) purchase, or cause an assignee or assignees to purchase, directly or indirectly, at or immediately prior to the Closing, equity securities of Parent for a purchase price of up to $1,571,000,000 in the aggregate or (b) pay, or cause an assignee or assignees to pay, an aggregate amount not to exceed $97,500,000 solely to satisfy the obligations of Parent and/or Merger Sub to (i) reimburse the Company for its reasonable and documented out-of-pocket costs and expenses (including accounting and legal fees and expenses) in accordance with Section 5.10(h) of the Merger Agreement and/or (ii) pay monetary damages to the Company in the event of an issuance, following the Company’s termination of the Merger Agreement, of a final, binding and non-appealable order of a court of competent jurisdiction in accordance with the terms of the Merger Agreement (the “Final Order”) that requires Parent and/or Merger Sub to pay damages to the Company in connection with the transactions contemplated by the Merger Agreement, in the amount specified in such Final Order, subject to certain limitations on liability.

The Equity Investor’s financing commitments are generally subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to effect the Closing as set forth in the Merger Agreement and the substantially concurrent Closing on the terms and subject to the conditions of the Merger Agreement. For further information regarding the financing of the Merger, see the information included under the section entitled “The Merger— Financing of the Merger.”

Interests of our Directors and Executive Officers in the Merger (page 58)

In considering the recommendation of the Board with respect to the proposed Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. These interests include the following:

•

acceleration of vesting at the Effective Time of outstanding restricted stock units (the “Company RSUs”) granted under the Amended and Restated PROS 2017 Equity Incentive Plan, as amended (the “2017 Equity Plan”) held by the non-employee members of our Board (“non-employee directors”);

•

for Jeff Cotten, the Company’s Chief Executive Officer, the acceleration of vesting and settlement of a portion of his Company RSUs prior to the Closing only to the extent necessary to mitigate the anticipated impact from Section 280G (as discussed further in “The Merger—Interests of our Directors and Executive Officers in the Merger—280G Equity Acceleration” beginning on page 65);

•

for our non-employee directors and executive officers, Company RSUs granted under the 2017 Equity Plan, and for our executive officers, Company RSUs granted under the 2017 Equity Plan and the PROS Holdings, Inc. 2021 Equity Inducement Plan (the “Inducement Plan,” and together with the 2017 Equity Plan, the “Equity Plans”) and the market stock units (the “Company MSUs”) granted under the

Equity Plans will be afforded the treatment described below under “The Merger—Interests of our Directors and Executive Officers in the Merger—Treatment of Equity-Based Awards” beginning on page 59;

•

for our executive officers, certain severance payments and benefits that may be payable upon a qualifying termination of employment that occurs in connection with the consummation of the Merger, or for Mr. McNabb (a previously terminated executive officer), the additional severance payment and benefits that he will become entitled to if the consummation of the Merger occurs before January 19, 2026 (as discussed further in “The Merger—Interests of our Directors and Executive Officers in the Merger— Payments Upon Termination Following Change-in-Control” beginning on page 61); and

•	the entitlement to continued indemnification and insurance coverage under the Merger Agreement.

For further information with respect to the arrangements between the Company and our directors and executive officers, see the information included under the headings “The Merger—Interests of our Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Material U.S. Federal Income Tax Consequences of the Merger (page 65)

The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders that are U.S. holders and that exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received pursuant to the Merger, including any applicable withholding taxes, and their adjusted tax basis in their shares of Common Stock. Backup withholding (currently at a rate of 24%) may also apply to the cash received pursuant to the Merger unless the applicable U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 65 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (page 68)

Under the terms of the Merger Agreement, the Merger cannot be completed until notice has been filed with the Federal Trade Commission and the Department of Justice (the “DOJ”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated. The parties made the required filings under the HSR Act on October 24, 2025. We anticipate that the initial waiting period will expire at 11:59 pm Eastern Time on November 24, 2025, unless otherwise terminated or extended.

In addition, under the terms of the Merger Agreement, the Merger cannot be completed until merger control filings are submitted to, and clearances are received from, (i) the German Federal Cartel Office (Bundeskartellamt) and (ii) the Australian Competition & Consumer Commission. The parties made the required merger control filings on October 21, 2025 and October 23, 2025, respectively. As of the date hereof, the Company has received notice that the Australian Competition & Consumer Commission has cleared the Merger under the Australian Competition and Consumer Act 2010.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.

Treatment of Equity-Based Awards (page 59)

At the Effective Time:

•

Each Company RSU that is outstanding and unsettled as of immediately prior to the Effective Time and which is vested prior to or vests as of immediately prior to the Effective Time in accordance with its terms as in effect as of the date of the Merger Agreement as a result of the Merger (“Vested Company RSU”) will be cancelled, with the former holders of such cancelled Vested Company RSUs becoming entitled to receive for each share of Common Stock subject to such Vested Company RSU, an amount in cash equal, without interest and subject to deduction for any required withholding of Tax, to the Merger Consideration. The Surviving Corporation will pay such Merger Consideration to the former holders of Vested Company RSUs on or promptly following the closing date (the “Closing Date”). Any such payment that constitutes “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

•

Each Company RSU that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company RSU as of immediately prior to the Effective Time (“Unvested Company RSU”) will be cancelled and converted into the contingent right to receive for each share of Common Stock subject to such Unvested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the Merger Consideration (collectively, the “Cash Replacement RSU Amounts”). The right to receive the Cash Replacement RSU Amounts will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Unvested Company RSUs for which they were exchanged immediately prior to the Effective Time. Subject to continued service through the applicable vesting dates or earlier satisfaction of the applicable vesting conditions for the Unvested Company RSUs, the right to receive the Cash Replacement RSU Amount will vest and the Surviving Corporation will pay the Cash Replacement RSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company RSU award agreement. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

•

Each Company MSU that is an Earned Unit (as defined in the applicable Notice of Grant of Market Stock Units and Market Stock Unit Award Agreement issued pursuant to the Equity Plans) and is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive, an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the product of (i) the Merger Consideration multiplied by (ii) the applicable number of shares of Common Stock subject to such Earned Unit as of immediately prior to the Effective Time. The Surviving Corporation will pay such Merger Consideration (i) to the former holders of Accelerated Units (as defined in the applicable Notice of Grant of Market Stock Units and Market Stock Unit Award Agreement issued pursuant to the Equity Plans), on or promptly following the Closing Date and (ii) to the former holders of Company MSUs that are Earned Units (other than Accelerated Units and Nonaccelerated Earned Units (as such terms are defined in the applicable Notice of Grant of Market Stock Units and Market Stock Unit Award Agreement issued pursuant to the Equity Plans)) outstanding but unsettled as of immediately prior to the Effective Time (the “Vested Earned Units”) and that have an applicable settlement date following the Closing Date, on the applicable settlement date. The right to receive the Merger Consideration with respect to any Earned Units that are Nonaccelerated Earned Units (as defined in the applicable Notice of Grant of Market Stock Units and Market Stock Unit Award Agreement issued pursuant to the Equity Plans) outstanding as of immediately prior to the Effective Time (such consideration, the “Cash Replacement MSU Amounts”) will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Nonaccelerated Earned Units for which they were exchanged immediately prior to the Effective Time.

•

Subject to continued service through the applicable settlement date for the Cash Replacement MSU Amounts, the right to receive the Cash Replacement MSU Amount will vest and the Surviving Corporation will pay the Cash Replacement MSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company MSU award agreement. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

Treatment of Employee Stock Purchase Plan (page 59)

Following the Agreement Date, the Board will adopt resolutions and take any other necessary actions to provide that (i) with respect to the outstanding Offering Period (as defined in the PROS 2013 Employee Stock Purchase Plan (the “Company ESPP”)) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election or contribution rate in effect on the Agreement Date for such Offering Period or make any separate non-payroll contributions to the Company ESPP on or following the Agreement Date and no new participants may participate in such Offering Period and such Offering Period will not be extended beyond its current end date; (ii) no new participant may commence participation in the Company ESPP; (iii) no new Offering Period will be authorized or commenced under the Company ESPP on or after the Agreement Date; (iv) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as such term is defined in the Company ESPP) will occur on a date selected by the Company that is no later than five (5) business days prior to the Effective Time (the “Final Exercise Date”), in which case any shares of Common Stock purchased under the Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (v) immediately prior, and subject to the occurrence of the Effective Time, the Company ESPP will terminate and no further rights will be granted or exercised under the Company ESPP thereafter. On the day following the Final Exercise Date, any funds credited as of such date under the Company ESPP that are not used to purchase shares of Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP will be refunded to the applicable participant in accordance with the terms of the Company ESPP.

No Solicitation or Negotiation of Takeover Proposals (page 80)

From the Agreement Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective representatives not to:

•

initiate, solicit, knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would be reasonably expected to lead to an Acquisition Proposal (as defined in the section entitled “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals”) (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing person of these restrictions) or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case other than to Parent and its representatives);

•

provide any person (in each case, other than Parent and its representatives) with access to the business, properties, personnel, books or records of the Company or any of its subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•

except as expressly permitted by a Change of Recommendation (as defined in the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement”), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar contract relating to an Acquisition Proposal (other than certain permitted confidentiality agreements) (each of the foregoing, an “Alternative Acquisition Agreement”); or

•	authorize or commit to do any of the foregoing.

Notwithstanding the restrictions described above, under certain circumstances and subject to the terms of the Merger Agreement, prior to the approval of the Merger Agreement by our stockholders, the Company may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board determines in good faith after consultation with its outside legal and financial advisors that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and to not do so would be inconsistent with its fiduciary duties. For more information, see “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals.”

Conditions to Completion of the Merger (page 89)

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”). For more information, see “The Merger Agreement—Conditions to Completion of the Merger.”

Termination of the Merger Agreement (page 92)

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time only as follows:

•	by mutual written agreement of Parent and the Company; or

•	by either Parent or the Company if:

•

the Effective Time shall not have occurred on or before September 22, 2026 (the “Termination Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

•

The Special Meeting shall have been held and the Company’s stockholders shall have failed to approve the Merger Agreement at the Special Meeting or at any adjournment or postponement of such meeting; or

•	any law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or

•	by the Company:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of Parent or Merger Sub or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition of the obligation of the

Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by Parent or Merger Sub prior to the Termination Date, in which case the Company shall not be permitted to terminate the Merger Agreement under this provision until the earlier to occur of (x) 30 days after delivery of notice from the Company to Parent of such breach or inaccuracy and (y) the date that is two (2) business days prior to the Termination Date; or

•

in the event that (i) all of the conditions for Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied or waived, other than those to be satisfied at the Closing, and remain satisfied throughout the period described below, (ii) Parent and Merger Sub fail to consummate the Merger at the time required by the Merger Agreement, (iii) following such failure by Parent and Merger Sub to consummate the Merger, the Company has confirmed to Parent in writing that (x) all of the Company’s obligations to close have been satisfied or waived, other than those to be satisfied at the Closing and (y) the Company is ready, willing and able to consummate the Merger and remains so ready, willing and able through the period described below, and (iv) Parent and Merger Sub fail to consummate the Merger within two (2) business days after receipt of such notice; or

•

at any time prior to the approval of the Merger Agreement by the Company’s stockholders, if the Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) and substantially concurrently with such termination, the Company pays Parent the termination fee described in the section captioned “The Merger Agreement—Termination Fees and Expenses” below; or

•	by Parent if:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of the Company or (ii) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by the Company prior to the Termination Date, in which case Parent shall not be permitted to terminate the Merger Agreement under this provision until the earlier to occur of (x) 30 days after receipt of notice from Parent to the Company of such breach or inaccuracy or (y) the date that is two (2) business days prior to the Termination Date, it being understood that Parent may not terminate the Merger Agreement under this provision if (A) such breach or inaccuracy by the Company is cured within such notice period or (B) if Parent is then in breach of any covenant or agreement set forth in the Merger Agreement or there is any inaccuracy in any of the representations and warranties of the Parent, in either case such that Company would be entitled to terminate the Merger Agreement (without giving effect to any notice or cure periods specified therein); or

•	a Change of Recommendation (as defined in the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement”) shall have occurred.

Termination Fees (page 93)

The Company must pay Parent a termination fee of $39.6 million (the “Company Termination Fee”) if any of the following occurs:

•

either party terminates the Merger Agreement in the event that the Special Meeting shall have been held and the approval of the stockholders shall not have been obtained thereat or at any adjournment or postponement thereof;

•	(i) either party terminates the Merger Agreement in the event (1) of a breach of any covenant or agreement of the other party set forth in the Merger Agreement or (2) that any of the representations and warranties of the other party set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of such party to close would not have been satisfied, except if such breach or inaccuracy is capable of being cured by such party prior to the Termination Date; (ii) following the Agreement Date and prior to the date of the Special Meeting, an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and is not publicly withdrawn without qualification prior to the termination of the Merger Agreement, and (iii) within twelve (12) months following the termination of the Merger Agreement, a Competing Acquisition Transaction (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction;

•	the Company effects a Superior Proposal Company Termination (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement”); or

•	Parent effects a Change of Recommendation Termination (as defined in the section entitled “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals”).

Specific Performance (page 93)

The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. For more information, see the section of this proxy statement entitled “The Merger Agreement—Specific Performance.”

Transaction Litigation

As of the date of this proxy statement, the Company is not aware of any complaints or litigation pending related to the Merger.

Market Price of Common Stock (page 99)

The closing price of our Common Stock on the NYSE on September 19, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $16.41 per share of Common Stock. On October 30, 2025, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our Common Stock on the NYSE was $23.02 per share of Common Stock, each share of which is entitled to one vote. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

Appraisal Rights (page 102)

Stockholders are entitled to appraisal rights under the General Corporation Law of the state of Delaware (the “DGCL”) in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote, either in person or by proxy, in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 102 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement and may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/#262. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (page 106)

If the Merger is completed, we will cooperate with Parent to cause our Common Stock to be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports, current reports and proxy and information statements with the SEC on account of our Common Stock.

Effects on the Company if the Merger is Not Completed (page 57)

If the Merger is not completed for any reason, our stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, the Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.

You are receiving this proxy statement because the Company has agreed to be acquired pursuant to an all-cash merger transaction. Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the Surviving Corporation and as a wholly owned direct subsidiary of Parent. The Merger Agreement governs the terms of the Merger of Merger Sub and the Company and is attached to this proxy statement as Annex A. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the Merger Proposal and the other matters to be voted on at the Special Meeting.

To complete the Merger, among other things, Company stockholders must approve the Merger Agreement in accordance with the DGCL. This proxy statement, which you should carefully read in its entirety, together with any documents incorporated by reference and the annexes, contains important information about the Special Meeting, the Merger and other matters.

Q.	When and where is the Special Meeting?

A.	The Special Meeting will be held on December 4, 2025 at 2:00 pm Central Time, via the Internet at www.virtualshareholdermeeting.com/PRO2025SM.

Q.	What am I being asked to vote on at the Special Meeting?

A.	You are being asked to consider and vote on the Merger Proposal, the Compensation Proposal, and the Adjournment Proposal.

Q.	What is the proposed Merger and what effects will it have on the Company?

A.

The proposed Merger is the acquisition of the Company by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company becoming a wholly owned subsidiary of Parent. As a result of the Merger, the Company will cease to be a public company and you will cease to hold Common Stock or have any interest in the Company’s future earnings or growth. In addition, following the Merger, our Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q.	What will I receive if the Merger is completed?

A.

Upon completion of the Merger, you will be entitled to receive the Merger Consideration, without interest thereon, less any applicable withholding taxes, for each share of Common Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock, you will receive $2,325.00 in cash, less any applicable withholding taxes, in exchange for your shares. Following completion of the Merger, you will not own any shares of the capital stock in Parent or the Surviving Corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the Merger Consideration compare to the market price of our Common Stock prior to announcement of the Merger?

A.

The Merger Consideration represents (i) a premium of approximately 53.2% to the volume weighted average price of our Common Stock for the 30-calendar day period ending September 19, 2025, the last day of trading prior to the public announcement of the execution of the Merger Agreement, and (ii) a premium of approximately 41.7% to the last closing per share price of our Common Stock on September 19, 2025.

Q.	How does the Board recommend that I vote?

A.	The Board recommends that our stockholders vote “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Q.	When do you expect the Merger to be completed?

A.

We are working toward completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the fourth quarter of 2025. However, we cannot assure completion by any particular date, if at all.

Q.	What happens if the Merger is not completed?

A.

If the Merger Agreement is not approved by the stockholders of the Company or if the Merger is not completed for any other reason, you will continue to hold your shares of Common Stock and you will not receive any payment for such shares in connection with the Merger. Instead, the Company will remain an independent public company, and our Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to pay to Parent, a fee with respect to the termination of the Merger Agreement as described under “The Merger Agreement—Termination Fees and Expenses.”

Q.	What conditions must be satisfied to complete the Merger?

A.

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the approval of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties”).

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals.”

Q.	Is the Merger expected to be taxable to me?

A.

The exchange of shares of Common Stock for cash pursuant to the Merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Common Stock in the Merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares, including any applicable withholding taxes, and your adjusted tax basis in such shares of Common Stock. Backup withholding may also apply to the cash received by a non-corporate U.S. holder pursuant to the Merger unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q:	What will holders of Company equity-based awards receive in the Merger?

A:	At the Effective Time:

•

Each Vested Company RSU will be cancelled, with the former holders of such cancelled Vested Company RSU becoming entitled to receive for each share of Common Stock subject to such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the Merger Consideration. The Surviving Corporation will pay such Merger Consideration to the former holders of Vested Company RSUs on or promptly following the Closing Date. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code, will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

•

Each Unvested Company RSU will be cancelled and converted into the contingent right to receive the Cash Replacement RSU Amounts. The right to receive the Cash Replacement RSU Amounts will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Unvested Company RSUs for which they were exchanged immediately prior to the Effective Time. Subject to continued service through the applicable vesting dates or earlier satisfaction of the applicable vesting conditions for the Unvested Company RSUs, the right to receive the Cash Replacement RSU Amount will vest and the Surviving Corporation will pay the Cash Replacement RSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company RSU award agreement. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

•

Each Company MSU that is an Earned Unit will be cancelled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the product of (i) the Merger Consideration multiplied by (ii) the applicable number of shares of Common Stock subject to such Earned Unit as of immediately prior to the Effective Time. The Surviving Corporation will pay such Merger Consideration (i) to the former holders of Accelerated Units, on or promptly following the Closing Date and (ii) to the former holders of Vested Earned Units and that have an applicable settlement date following the Closing Date, on the applicable settlement date. The right to receive the Cash Replacement MSU Amounts with respect to any Earned Units that are Nonaccelerated Earned Units outstanding as of immediately prior to the Effective Time will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Nonaccelerated Earned Units for which they were exchanged immediately prior to the Effective Time. Subject to continued service through the applicable settlement date for the Cash Replacement MSU Amounts, the right to receive the Cash Replacement MSU Amount will vest and the Surviving Corporation will pay the Cash Replacement MSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company MSU award agreements. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

•

Following the Agreement Date, the Board will adopt resolutions and take any other necessary actions to provide that (i) with respect to the outstanding Offering Period under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election or contribution rate in effect on the Agreement Date for such Offering Period or make any separate non-payroll contributions to the Company ESPP on or following the Agreement Date and no new participants may participate in such Offering Period and such Offering Period will not be extended beyond its current end date; (ii) no new participant may commencement participation in the Company ESPP; (iii) no new Offering Period will be authorized or commenced under the Company ESPP on or after the Agreement Date; (iv) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as such term is defined in the Company ESPP) will occur on a date selected by the Company that is no later than five (5) business days prior to the Effective Time, in which case any shares of Common Stock purchased under the Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (v) immediately prior, and subject to the occurrence of the Effective Time, the Company ESPP will terminate and no further rights will be granted or exercised under the Company ESPP thereafter. On the day following the Final Exercise Date, any funds credited as of such date under the Company ESPP that are not used to purchase shares of Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP will be refunded to the applicable participant in accordance with the terms of the Company ESPP.

Q.

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger?

A.

SEC rules require us to seek a non-binding, advisory vote with respect to the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

Q.

What will happen if the Company’s stockholders do not approve the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger?

A.

Approval of the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger is not a condition to completion of the Merger. If the Merger Agreement is approved by the Company’s stockholders and the Merger is completed, this compensation, which includes amounts that the Company is contractually obligated to pay, will or may be paid or become payable regardless of the outcome of the advisory vote.

For further detail, see “Proposal 2: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What vote of stockholders is required to approve the Merger Proposal?

A.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. As a result, if you fail to submit a proxy or vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote against the Merger Proposal.

Q.	What vote of stockholders is required to approve the Compensation Proposal?

A.

Approval of the Compensation Proposal requires the affirmative vote of holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present.

Abstaining will have the same effect as a vote against the Compensation Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the Compensation Proposal.

Q.	What vote of stockholders is required to approve the Adjournment Proposal?

A.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present.

Abstaining will have the same effect as a vote against the Adjournment Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the Adjournment Proposal.

Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.

Yes. In considering the recommendation of the Board, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be approved by the stockholders of the Company. For more information see “The Merger—Interests of our Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers.”

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares. In this case, we have sent this proxy statement and your proxy card to you directly. As the stockholder of record, you have the right to vote, grant your voting directly to the Company or to a third party or to vote in person at the meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. In this case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. You should follow the instructions provided by them to vote your shares. If your shares are held in street name and you would like to vote at the Special Meeting, you may visit www.virtualshareholdermeeting.com/PRO2025SM and enter the 16-digit control number included in the voting instruction card provided to you by your bank, brokerage firm or other nominee. If you hold your shares in street name and you did not receive a 16-digit control number, you may need to contact your bank, brokerage firm or other nominee. Instructions should also be provided on the voting instruction card provided by your bank, brokerage firm or other nominee.

Q.	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?

A.

Your bank, brokerage firm or other nominee will only be permitted to vote your shares if you instruct them how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares. Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares will not be voted (“broker non-votes”) and the effect will be the same as a vote against approval of the Merger Proposal, and your shares will not have an effect on the Compensation Proposal or on the Adjournment Proposal.

Q.	Who can vote at the Special Meeting?

A.	All holders of record of Common Stock as of the close of business on October 27, 2025, the Record Date, are entitled to vote at the Special Meeting.

Q.	How many votes do I have?

A.

On each matter properly brought before the Special Meeting, you are entitled to one vote for each share of Common Stock held of record as of the Record Date. As of close of business on the Record Date, there were 48,297,780 outstanding shares of Common Stock.

Q.	What is a quorum?

A.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy:

•

by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	at the Special Meeting:

•

you will be able to attend the Special Meeting online and vote your shares electronically during the Special Meeting by visiting www.virtualshareholdermeeting.com/PRO2025SM and entering the 16-digit control number included on your proxy card. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. The holder of your shares will provide you with a copy of this proxy statement, a voting instruction form and directions on how to provide voting instructions. These directions may allow you to vote over the internet or by telephone.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of Common Stock that you beneficially own, you may still vote your shares of Common Stock online at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy will not be counted.

Q.	How can I change or revoke my vote?

A.

You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxies by voting in person at the Special Meeting or by notifying the Company’s Secretary in writing at: PROS Holdings, Inc., 3200 Kirby Drive, Suite 600, Houston, Texas 77098, Attention: Corporate Secretary.

Q.	What is a proxy?

A.

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of Common Stock voted?

A.

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Q.	How are votes counted?

A.	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes against the Merger Proposal.

For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Compensation Proposal, but broker non-votes will not have an effect on the proposal.

For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Adjournment Proposal, but broker non-votes will not have an effect on the proposal.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.

If you hold shares of Common Stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares of Common Stock after the Record Date but before the Special Meeting?

A.

The Record Date for stockholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of Common Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the

Company in writing of such special arrangements, you will retain your right to vote such shares at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of Common Stock after the Special Meeting but before the Effective Time?

A.

If you transfer your shares of Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares of Common Stock through completion of the Merger.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of $45,000. The Company has also agreed to reimburse Innisfree M&A Incorporated for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify Innisfree M&A Incorporated, its affiliates and their respective stockholders, officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.

Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold shares of Common Stock in your own name as the stockholder of record, you may submit a proxy to have your shares voted at the Special Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.

No. If the Merger Proposal is approved, you will be sent a letter of transmittal after the completion of the Merger describing how you may exchange your shares of Common Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock?

A.

Yes. As a holder of Common Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of approval of the Merger Agreement. See “Appraisal Rights” beginning on page 102. For the full text of Section 262 of the DGCL, please see Annex B hereto.

Q.	What is householding and how does it affect me?

A.

The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If you have multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	Who can help answer any other questions I might have?

A.

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at +1 (866) 239-1763.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating directly or indirectly to the timing or likelihood of completing the Merger, and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made, based on currently available information and using numerous assumptions. These statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond the Company’s control and therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this proxy statement, and the following factors:

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Common Stock of the Company;

•

the failure to satisfy the conditions to the consummation of the Merger, including the approval of the Merger Agreement by the stockholders of the Company and the receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay the $39.6 million termination fee pursuant to the Merger Agreement;

•	the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally;

•	risks that the proposed Merger disrupts current plans and operations;

•	certain limitations on our ability to operate the business during the pendency of the Merger imposed by the Merger Agreement;

•	risks related to diverting management’s attention from the Company’s ongoing business operations during the pendency of the Merger;

•	the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the Merger;

•

the Company’s ability to retain, hire and integrate skilled personnel, including the Company’s senior management team, and maintain relationships with key business partners and customers, and others with whom it does business, in light of the proposed Merger;

•	unexpected costs, charges or expenses resulting from the proposed Merger;

•	the impact of adverse general and industry-specific economic and market conditions;

•	risks caused by delays in upturns or downturns being reflected in the Company’s financial position and results of operations; and

•	risks that the benefits of the Merger are not realized when and as expected.

There may be additional risks that the Company presently does not know of or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this proxy statement are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

PARTIES TO THE MERGER

The Company

PROS Holdings, Inc.

3200 Kirby Drive, Suite 600

Houston, Texas 77098

USA

The Company is a Delaware corporation headquartered in Houston, Texas. The Company provides software solutions that optimize shopping and selling experiences for both business-to-business and business-to-consumer companies across industry verticals in more than 80 countries. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 108.

Our Common Stock is listed on the NYSE under the symbol “PRO.”

Parent

Portofino Parent LLC is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. Parent is an affiliate of investment funds managed by Thoma Bravo. After the consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. Parent’s principal executive offices are located at c/o Thoma Bravo LP, 830 Brickell Plaza, Suite 5100, Miami, FL 33131 and its telephone number is +1 (786) 785-5800.

Merger Sub

Project Portofino Merger Sub, Inc. is a Delaware corporation and wholly owned direct subsidiary of Parent that was formed by Parent solely for the purpose of entering into the Merger Agreement, consummating the Merger and engaging in the transactions contemplated by the Merger Agreement. Merger Sub is a wholly owned direct subsidiary of Parent and has not carried on any business activity other than in connection with the transactions contemplated by the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive offices are located at c/o Thoma Bravo LP, 830 Brickell Plaza, Suite 5100, Miami, FL 33131 and its telephone number is +1 (786) 785-5800.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies for use at the Special Meeting to be held on December 4 at 2:00 pm Central Time, via the Internet at www.virtualshareholdermeeting.com/PRO2025SM, or at any postponement or adjournment thereof. At the Special Meeting, holders of Common Stock will be asked to approve the Merger Proposal, to approve the Compensation Proposal and to approve the Adjournment Proposal.

Our stockholders must approve the Merger Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

Record Date and Quorum

We have fixed the close of business on October 27, 2025 as the Record Date for the Special Meeting, and only holders of record of Common Stock on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were 48,297,780 shares of Common Stock outstanding and entitled to vote. On all matters properly coming before the Special Meeting, you will have one vote for each share of Common Stock that you owned on the Record Date. A list of the names of stockholders entitled to vote at the Special Meeting will be available for a period of at least ten days prior to the Special Meeting. To arrange review of the list of stockholders for any purpose relevant to the Special Meeting, please contact Investor Relations, PROS Holdings, Inc., by mail at 3200 Kirby Drive, Suite 600, Houston, Texas 77098, by telephone at +1 (713) 335-5879 or by email at ir@pros.com. The stockholder list will also be available during the virtual Special Meeting for examination by stockholders at www.virtualshareholdermeeting.com/PRO2025SM.

The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Shares of Common Stock represented at the Special Meeting but not voted, including shares of Common Stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned, postponed or delayed. If we adjourn, postpone or delay the Special Meeting for more than 30 days, or if thereafter a new Record Date is set, a notice of the adjourned, postponed or delayed meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with the Company’s amended and restated bylaws (the “Bylaws”). Even if a quorum is present, the Special Meeting may be adjourned one or more times to provide more time to solicit additional proxies in favor of approval of the Merger Proposal if sufficient votes are cast in favor of the Adjournment Proposal. In addition, the Special Meeting may be postponed by the presiding chairman.

Attendance

You will be able to attend the Special Meeting online, vote your shares electronically and submit your questions to management during the Special Meeting by visiting www.virtualshareholdermeeting.com/PRO2025SM and entering the 16-digit control number included on your proxy card or following instructions received by your bank, brokerage firm or other nominee. You will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions, if any, will be included in the calculation of the number of shares of Common Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved, but will have the same effect as a vote against the Merger Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, it will have the same effect as a vote against the Merger Proposal.

If your shares of Common Stock are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Merger Proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares on “non-routine” matters. These broker non-votes will be counted for purposes of determining a quorum but will have the same effect as a vote against the Merger Proposal.

The Compensation Proposal requires the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present. For the Compensation Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Compensation Proposal.

The Adjournment Proposal requires the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Adjournment Proposal.

If you are a stockholder of record, you may have your shares of Common Stock voted on matters presented at the Special Meeting in any of the following ways:

•	by proxy:

•	by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	at the Special Meeting:

•

you will be able to attend the Special Meeting online, vote your shares electronically and submit your questions to management during the Special Meeting by visiting www.virtualshareholdermeeting.com/PRO2025SM and entering the 16-digit control number included on your proxy card.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Common Stock should be voted on a matter, the shares of Common Stock represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at +1 (866) 239-1763.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK AT THE MEETING PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

Shares Held by the Company’s Directors and Executive Officers

As of October 27, 2025, the Record Date, the current directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 808,336 shares of Common Stock, representing 1.67 percent of the outstanding shares of Common Stock.

Proxies and Revocation

Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal which will have the same effect as a vote against the proposal, and your shares will not have an effect on the Compensation Proposal or the Adjournment Proposal.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person. Written notice of revocation should be mailed to: PROS Holdings, Inc., 3200 Kirby Drive, Suite 600, Houston, Texas 77098, Attention: Corporate Secretary.

Adjournments

Although it is not currently expected, if the Adjournment Proposal is approved, the Special Meeting may be adjourned for the purpose of, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or if a quorum is not present at the Special Meeting. Any adjournment of the Special Meeting will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. If we adjourn the Special Meeting for more than 30 days, or if after adjournment a new Record Date is set, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our Bylaws.

Anticipated Date of Completion of the Merger

We are working toward completing the Merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the fourth quarter of 2025. If our stockholders vote to approve the Merger Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. For more information see “The Merger—Closing and the Effective Time.”

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 102 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay Innisfree M&A Incorporated a fee of $45,000. The Company has also agreed to reimburse Innisfree M&A Incorporated for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify Innisfree M&A Incorporated, its affiliates and their respective officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company is soliciting proxies for the Special Meeting and will bear the costs and expenses of such solicitation. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders participate in the practice of “householding,” by sending only one copy of the proxy statement to multiple stockholders sharing the same address. If you would prefer to receive separate copies of the proxy statement, please contact our Corporate Secretary by emailing at legal@pros.com or by writing to us at 3200 Kirby Drive, Suite 600, Houston, Texas 77098.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling toll-free at +1 (866) 239-1763.

THE MERGER

The descriptions of the Merger in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Overview

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation in the Merger, will become a wholly owned direct subsidiary of Parent and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware and acceptance of the filing of the certificate of merger by the Secretary of State of the State of Delaware as provided under the DGCL (or at such later time as we and Parent may agree and specify in the certificate of merger).

In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted into the right to receive the Merger Consideration, without interest thereon, less any applicable withholding taxes. After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “Appraisal Rights”).

Background of the Merger

The following chronology summarizes the key meetings and events that led to the announcement of the execution of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, the Transaction Committee (as defined below), members of Company management or the representatives of the Company and other parties.

The Board of Directors (the “Board”) and the Company’s senior management periodically review the Company’s long-term strategy and objectives in light of market and industry conditions. These reviews have included, among other things, consideration of organic growth initiatives, acquisitions, divestitures, and potential business combinations, as well as other strategic opportunities, including in response to unsolicited inbound acquisition interest received from third parties, in each case, with a view towards enhancing stockholder value. In addition, members of the Company’s senior management regularly meet with financial sponsors and potential strategic partners in the enterprise and airline and travel software industries and discuss, among other items, partnering or other business opportunities.

In April 2023, as part of its periodic review of strategic alternatives, the Company elected to conduct a confidential market check regarding potential interest in an acquisition of the Company. In connection with such process, the Company engaged Qatalyst Partners on terms authorized by the Board as the Company’s financial advisor based on Qatalyst Partners’ long-standing relationship with the Company, as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. In the course of such process, the Company and Qatalyst Partners, at the direction of the Board, contacted 19 parties (comprised of 11 financial sponsors, with two financial sponsors collaborating together and referred to collectively herein as a single party for purposes hereunder, and eight strategic parties), entered into 12 nondisclosure agreements, each of which contained customary standstill and fallaway provisions and none of which included a “don’t ask, don’t waive” restriction, and conducted management presentations with ten parties. However, the Company did not ultimately receive any acquisition proposals, and the Board terminated such process in July 2023.

Following the termination of the 2023 market check, the Company continued to engage in ordinary course discussions with financial sponsors and potential strategic partners from time to time, and in the summer and fall of 2024, the Company received several unsolicited informal requests to engage in discussions regarding a potential acquisition of either the Company or one of its business lines. Such requests were promptly relayed to the Board. The Company did not engage in substantive discussions with such parties at that time.

On November 15, 2024, the Board held a special meeting, during which representatives of Qatalyst Partners reviewed the recent unsolicited requests with the Board. The Company’s outside legal counsel, DLA Piper LLP (US) (“DLA Piper”), then gave a presentation to the Board on its fiduciary duties in connection with any potential transaction. After further discussion of the unsolicited requests, the Board directed Company management to undertake, with the assistance of Qatalyst Partners (whose prior engagement in 2023 remained active notwithstanding the termination of the 2023 market check and whom the Board determined to continue to engage on an ongoing basis as the Company’s financial advisor), a new confidential market check regarding potential interest in an acquisition of the Company (such process, the “2024 Market Check”). The Board also designated four of its members, Greg B. Petersen, Timothy V. Williams, William Russell and Catherine A. Lesjak, each of whom was an independent director with financial expertise and prior experience with similar transactions and determined by the Board to be disinterested with respect to a potential transaction with the parties that had provided expressions of interest, to act as an ad-hoc transaction committee in connection with the 2024 Market Check (the “Transaction Committee”). The Transaction Committee was formed for convenience and efficiency, rather than any actual or perceived conflict of interest on the part of or with respect to any member of the Board, and was authorized to provide oversight of, and to work directly with, Company management and Qatalyst Partners with respect to the market check, including communications with related persons and other relevant parties and stakeholders, preparation of information for the Board’s consideration and other matters with respect thereto.

As part of the 2024 Market Check, the Board and the Transaction Committee, after consultation with representatives of Qatalyst Partners, authorized outreach by Company management and representatives of Qatalyst Partners to 12 parties (comprised of eight financial sponsors, with two financial sponsors collaborating together and referred to collectively herein as a single party for purposes hereunder, and four strategic parties) that either had previously expressed a potential interest in a transaction with the Company or which the Board and the Transaction Committee believed might have interest in a potential transaction with the Company and could reasonably complete an acquisition of the Company, including Thoma Bravo. Following such outreach, the Company entered into nondisclosure agreements with eight of the 12 contacted parties, as well as an additional five select portfolio companies of such parties, each of which contained customary standstill and fallaway provisions and none of which included a “don’t ask, don’t waive” restriction. The Company also hosted management meetings with each of the eight parties that executed nondisclosure agreements (inclusive, in some cases, of their select portfolio companies).

Following a due diligence period, in January 2025, representatives of Qatalyst Partners, at the direction of Company management, requested written preliminary indications of interest for an acquisition of the entire Company and received written non-binding indications of interest from five parties, including from Thoma Bravo. Thoma Bravo submitted a written preliminary indication of interest to acquire all outstanding shares of the Common Stock of the Company for a price range per share between $27.00 and $30.00. The other four proposals received only expressed an interest in acquiring a particular business line of the Company, with three proposals limited to the acquisition of the Company’s travel-business and one proposal limited to the acquisition of the Company’s business-to-business operations business. The implied value reflected in the indications of interest for only portions of the Company’s business were less than the value of the whole Company based on the indication of interest received from Thoma Bravo. Following the Board’s review of each of the five proposals, and taking into account the execution risk of the sale of only a portion of the Company’s business and the expected impact of such a partial sale on the remaining standalone business, the Board directed representatives of Qatalyst Partners to inform the bidders that the Company was only interested in discussing offers for the entire Company and instructed Qatalyst Partners to continue to engage with the potential parties to encourage their submission of revised bids for the entire Company.

After additional discussions with, and diligence conducted by, such parties, as of late February 2025, each bidder that had submitted an initial non-binding indication of interest for a particular business line had either voluntarily withdrawn from the process or had informed Qatalyst Partners that either (i) they were not interested in pursuing a transaction for the entire Company or (ii) that any bid for the entire Company would be at a discount as a result of such bidder’s interest in only acquiring a particular portion of the Company’s business. Thoma Bravo continued to express an interest in pursuing a transaction to acquire the whole Company and subsequently submitted an updated written interim preliminary indicative price range per share between $30.00 and $33.00. At the direction of the Board, representatives of Qatalyst Partners requested Thoma Bravo to revise its range and provide a price at which it would be willing to acquire the Company. On February 24, 2025, representatives of Thoma Bravo conveyed a verbal offer to representatives of Qatalyst Partners to acquire all outstanding shares of the Common Stock of the Company for $31.00 per share in cash, subject to completion of due diligence and negotiation of definitive deal documentation, which proposal implied a premium of approximately 24% to the closing price of $25.02 per share on February 25, 2025. On February 25 and 26, 2025, the Board met and considered the status of the 2024 Market Check, including Thoma Bravo’s latest verbal proposal and the absence of any other offers to acquire the entire Company. On February 26, 2025, following a discussion with management and representatives of Qatalyst Partners, the Board directed representatives of Qatalyst Partners to request that Thoma Bravo formalize its offer by providing a written offer to acquire the Company for the Board’s consideration.

On February 27, 2025, Thoma Bravo notified representatives of Qatalyst Partners that, notwithstanding its prior verbal offer, Thoma Bravo was withdrawing its bid, citing its concerns with proceeding with a bid in light of broader macroeconomic uncertainty and corresponding risks to the Company’s business and the achievability of the Company’s financial forecasts, which the representatives of Qatalyst Partners subsequently conveyed to the Board. Following such notification and with no other parties having submitted an offer to acquire the whole Company, the 2024 Market Check concluded.

Beginning with the period leading up to Thoma Bravo’s withdrawal from the 2024 Market Check and continuing through April 15, 2025, the Company navigated a number of factors, including broader macroeconomic uncertainty (including as a result of the impact of tariffs on the Company’s customers and global business), continued scrutiny of algorithmic pricing and revenue optimization solutions and related negative impacts on customers’ buying behavior, the perceived risks of artificial intelligence on businesses such as the Company’s, uncertainty related to the Company’s previously announced CEO transition and other financial market forces (including a general decrease in valuations of software as a service companies). During this timeframe, the Company’s stock price declined approximately 33%.

On April 16, 2025, the Company received an unsolicited inbound written acquisition proposal from Thoma Bravo and its portfolio company, Conga Corporation (“Conga”), to acquire all outstanding shares of the Common Stock of the Company on a fully diluted basis for $24.00 per share in cash, which proposal implied a premium of approximately 46% to the Company’s closing price of $16.43 per share on April 15, 2025, subject to the completion of due diligence and the negotiation and execution of definitive agreements (the “April 2025 Proposal”). The Company shared the April 2025 Proposal with the Board, and the Board determined to discuss the proposal at its upcoming regularly scheduled meeting.

At its regularly scheduled meeting on May 8, 2025, which was attended by Company management, the Board reviewed the April 2025 Proposal, as well as updates from Company management with respect to the Company’s business performance and business plans, the Company’s recent trading and current stock price, recent market updates, general market trends and Thoma Bravo’s interest in the Company and related uncertainty about its level of transaction conviction given its decision to voluntarily withdraw its bid during the 2024 Market Check. A representative of DLA Piper also discussed again with the Board its fiduciary duties in the context of a potential sale transaction. Taking into consideration such updates, as well as the Company’s recent experience with the 2024 Market Check, potential impacts to the business and Company management of engaging in a renewed market check at such time and the fact that the Company had recently hired Jeff Cotten as its President and Chief Executive Officer, whose tenure was set to begin effective June 2, 2025, the Board determined that it was in the best interests of the Company and its stockholders not to engage at such time with Thoma Bravo with respect to the April 2025 Proposal, not to initiate a broader market check and to continue to execute the Company’s standalone business plan and transition senior leadership to Mr. Cotten. Notwithstanding the Board’s determination, on June 25, 2025, a representative of Thoma Bravo contacted Andres Reiner, the Company’s former Chief Executive Officer, to convey that Thoma Bravo remained interested in continuing discussions with the Company. Mr. Reiner introduced the representative of Thoma Bravo to Mr. Cotten and indicated that any further outreach should be directed to either Mr. Cotten or the Company’s independent chairman, Mr. Russell.

Additionally, on June 17, 2025, the Company received a request from a financial sponsor with a history of shareholder activism (“Party A”) for a meeting to discuss its interest in the Company. Following discussion with members of the Board and in response to such request, the Company agreed to meet with Party A and on July 21, 2025, Mr. Cotten and the Company’s Chief Financial Officer, Stefan Schulz, met via teleconference with representatives of Party A, during which meeting the representatives of Party A delivered a presentation regarding the Company’s business and Party A’s rationale for a potential acquisition of the Company. The representatives of Party A also stated that should the Company be interested in continuing discussions, they were prepared to either provide an indicative price per share for the Company based on then-available information or, alternatively, to conduct due diligence in order to make a more informed proposal. On July 24, 2025, after discussing with Mr. Russell, Mr. Cotten conveyed to Party A that the Company would revert with a response following the Company’s next regularly scheduled Board meeting, set to take place on August 5 and 6, 2025.

On August 1, 2025, Mr. Russell received an email request from a representative of Thoma Bravo to schedule a meeting to discuss Thoma Bravo’s continued interest in the Company.

On August 5 and 6, 2025, the Board held a regularly scheduled meeting, which was attended by Company management and, with respect to a portion of August 5, 2025, representatives of Qatalyst Partners and DLA Piper. During this meeting, Company management provided updates to the Board regarding the July 21, 2025 meeting with Party A, including a review of its prior history of shareholder activism, as well as the outreach by Thoma Bravo. In addition, a representative of DLA Piper reviewed with the Board its fiduciary duties and related legal matters. Representatives of Qatalyst Partners reviewed with the Board, among other items and considerations, the results of the 2023 market check and the 2024 Market Check and next steps if the Company were to engage with Party A and proceed with a renewed market check to solicit third party interest in a potential acquisition of the Company, including certain financial and strategic parties that may be interested in, and capable of completing, a potential acquisition of the Company. Although the Board had previously determined in April 2025 not to engage in a market check process, in light of the outreach by Party A (including the potential that it could elect to go public with its interest or engage in activist activity) and Thoma Bravo’s continued expression of interest in the Company, the Board determined that it was advisable to engage with Party A rather than reject its offer to participate in dialogue and to, in parallel, conduct a renewed market check to provide further information to assess Party A and Thoma Bravo’s interest and any related offers each may make. Following discussion, the Board (i) re-authorized the Transaction Committee (which would be comprised of the same members as in connection with the 2024 Market Check), including the authority previously granted to the Transaction Committee in connection with the 2024 Market Check, (ii) authorized the Company to engage in further discussions and enter into a nondisclosure agreement with Party A, (iii) authorized Company management to undertake, with the assistance of representatives of Qatalyst Partners and under the guidance and oversight of the Transaction Committee, a confidential market check with respect to the potential sale of the

Company, and (iv) authorized Mr. Russell to coordinate a meeting with Thoma Bravo to discuss their continued interest in the Company.

At the direction of the Transaction Committee, the Company and representatives of Qatalyst Partners subsequently contacted nine parties, consisting of eight financial sponsors (including Thoma Bravo and Party A, and with two financial sponsors collaborating together and referred to collectively herein as a single party for purposes hereunder) and one strategic party, with four of the financial sponsors having previously been contacted in the 2024 Market Check. Of such parties, seven (as well as Conga) entered into nondisclosure agreements with the Company during the period beginning on August 11, 2025 and ending on September 2, 2025, which nondisclosure agreements contained customary standstill and fallaway provisions and none of which included a “don’t ask, don’t waive” provision. The remaining two parties contacted did not enter into nondisclosure agreements.

Pursuant to the authority provided by the Board, on August 12, 2025, Mr. Russell met with a representative of Thoma Bravo, at the request of Thoma Bravo, for the purpose of establishing an open dialogue between the Board and Thoma Bravo leadership. Later that same day, at the direction of the Transaction Committee, a representative of Qatalyst Partners and a representative of Thoma Bravo discussed the Company’s process and Thoma Bravo’s interest in entering into a nondisclosure agreement and participating in such process.

On August 14, 2025, the Transaction Committee held a meeting attended by members of Company management, during which Company management reviewed the Company’s updated three-year financial planning model for 2025 through 2027 (the “Three-Year Forecast”).

Later that same day, the Board held a special meeting attended by members of Company management and DLA Piper. During the meeting, Company management reviewed with the Board the Three-Year Forecast and its underlying assumptions. Following review and discussion, the Board approved the circulation of the Three-Year Forecast to parties as part of the market check, including providing the Three-Year Forecast in an electronic data room to parties that entered into a nondisclosure agreement with the Company in connection with their review of a potential transaction with the Company. Company management and Mr. Russell also provided an update on engagement with the contacted parties, with Mr. Russell providing an update regarding his recent discussion with Thoma Bravo.

On August 15, 2025, at the direction of the Board, Company management executed a letter reinstating the Company’s engagement letter with Qatalyst Partners (whose prior engagement letter terminated following the conclusion of the 2024 Market Check) to continue acting as the Company’s financial advisor on the same terms as their prior engagement. On the same date, the Company entered into a nondisclosure agreement with Thoma Bravo.

On August 18, 2025, each party then under nondisclosure agreement was provided access to the electronic data room.

On August 18, 2025, the Company held an in-person management meeting with representatives of Party A. Following the management meeting, members of Company management joined the representatives of Party A for dinner, where they further discussed the Company’s business.

On August 19, 2025, the Transaction Committee held a special meeting attended by members of Company management and representatives of Qatalyst Partners and DLA Piper. During the meeting, Company management and representatives of Qatalyst Partners reported to the Transaction Committee on recent activities related to the market check, including the status of engagement with potential parties. The Transaction Committee discussed next steps, including in relation to timing and the process for collecting bids. Following such discussion, the Transaction Committee instructed Company management to continue engagement consistent with such recommendations and authorized Qatalyst Partners to communicate to potential parties, when requested, that such parties were permitted to engage with two to four potential debt financing sources each, and representatives of Qatalyst Partners did so following such meeting as requested.

On August 19, 2025, representatives of Conga, on behalf of Thoma Bravo and pursuant to its nondisclosure agreement, were granted access to the electronic data room.

Between August 21, 2025, and September 19, 2025, the Company provided responses to due diligence requests and engaged in management meetings and other due diligence meetings with the following parties that had entered into a nondisclosure agreement: Thoma Bravo (including its portfolio company, Conga), Party A, two additional financial sponsors and one potential strategic party (“Party B”) (all of which also received electronic data room access in connection with the execution of their applicable nondisclosure agreements). Two financial sponsors that had engaged in the 2024 Market Check did not request to participate in management meetings, but were provided access to the electronic data room upon the execution of their respective nondisclosure agreements and engaged in due diligence of the Company.

On August 26, 2025, the Company executed a nondisclosure agreement with Conga (which had previously received information as a representative of Thoma Bravo).

On August 27, 2025, Mr. Cotten met with representatives of Thoma Bravo and Conga during which meeting the parties discussed the Company’s business and ongoing due diligence.

On August 28, 2025, in response to earlier outreach regarding interest in a potential transaction with the Company, Party B indicated to representatives of Qatalyst Partners that it was interested in potentially pursuing a transaction with the Company and requested a meeting with Company management.

On August 29, 2025, one of the financial sponsors that had executed a nondisclosure agreement notified representatives of Qatalyst Partners that it was withdrawing from the market check, noting that its lack of familiarity with, and conviction in, the prospects of one of the Company’s business units would preclude it from making a proposal to acquire the entire Company.

On August 29, 2025, the Transaction Committee held a meeting attended by members of Company management and representatives of Qatalyst Partners and DLA Piper. During the meeting, representatives of Qatalyst Partners and Company management provided updates on the market check and the status of engagement with each of the potential parties, including that Party B remained interested in evaluating a potential acquisition but expressed that it may be unable to progress on a timeline consistent with other potential parties. The representative of Qatalyst Partners further updated the Transaction Committee that two financial sponsors that were contacted regarding potential interest in a transaction with the Company (one of whom had executed a nondisclosure agreement) had indicated that they were not interested in pursuing a transaction with the Company at that time. The Transaction Committee then discussed the process for soliciting bids and instructed the Company to continue to engage with Party B to explore its interest in a potential transaction and its ability to accelerate its timeline.

On September 1, 2025, the Transaction Committee held a special meeting attended by members of Company management and representatives of each of Qatalyst Partners and DLA Piper. During the meeting, representatives of Qatalyst Partners and Company management provided a status update on the market check and Qatalyst Partners discussed potential processes for soliciting bids. Following discussion, the Transaction Committee authorized the representatives of Qatalyst Partners to distribute process letters to all then-participating parties that had executed nondisclosure agreements, which letters requested written non-binding preliminary indications of interest from potential parties by 5:00 p.m. PDT on September 8, 2025.

On September 1, 2025, at the direction of the Transaction Committee, representatives of Qatalyst Partners distributed the approved process letters to all parties then under nondisclosure agreement that had indicated an interest in remaining in the process (consisting of Thoma Bravo, Party A and three other financial sponsors).

On September 2, 2025, the Company executed a mutual nondisclosure agreement with Party B and provided Party B with access to the electronic data room. Given the proximity of Party B’s entry into a nondisclosure agreement with the upcoming bid deadline, representatives of Qatalyst Partners, at the direction of Company management, determined not to provide Party B with the process letter at such time but Party B was made aware of the process timing and acknowledged they would try to operate within the timeline set by the Company.

On September 4, 2025, the Company held a management meeting with Party B, following which Party B expressed additional diligence would be needed to evaluate their level of interest. While acknowledging the timeline, Party B indicated it had an internal checkpoint meeting on September 16, 2025 and requested a series of diligence meetings with Company management between September 8, 2025 and September 16, 2025, which Company management accommodated. Coming out of its internal checkpoint meeting on September 16, 2025, Party B informed representatives of Qatalyst Partners it still had additional work to complete and would not be able to make a bid on the expected timeline.

On September 8, 2025 and September 9, 2025, the Company received four nonbinding indications of interest to acquire the Company with the following indicative prices per share: (i) Thoma Bravo submitted a written indication of interest with a price per share of $22.00 per share, (ii) Party A submitted a written indication of interest with a price per share of $20.00 per share, (iii) a third financial sponsor (“Party C”) submitted a written indication of interest with a price per share range of $23.00 to $24.00 per share, and (iv) a fourth financial sponsor (“Party D”) submitted a written indication of interest with a price per share range of $23.00 to $24.00 per share (collectively, the “First Round Bids”).

Each indication of interest contemplated financing the transaction through a combination of equity and debt financing, however, unlike the other three bids, Thoma Bravo’s bid reflected an intent to provide an equity commitment letter for the full purchase price of the transaction. The fifth financial sponsor to receive the process letter verbally indicated to representatives of Qatalyst Partners that it would potentially be interested in a transaction with the Company at a price of potentially up to $20.00 per share assuming they could complete business due diligence and if that would be considered a competitive bid; however, such financial sponsor did not submit a proposal or engage with the Company in further discussions regarding a potential transaction after making such indication.

On September 9, 2025, following further discussion with such party, representatives of Qatalyst Partners, at the direction of Company management following management’s consultation with the Transaction Committee, sent Party B the process letter that it had delivered to other potential parties on September 1, 2025, at Party B’s request, so they could have the formal process timing in writing.

On September 9, 2025, a representative of Thoma Bravo contacted Mr. Russell via email to emphasize Thoma Bravo’s interest in acquiring the Company and to offer to connect Mr. Russell with another senior member of the Thoma Bravo team involved with the specific fund that would be leading the offer.

On September 10, 2025, the Board held a special meeting attended by members of Company management and representatives of each of Qatalyst Partners and DLA Piper. During the meeting, Company management and representatives of Qatalyst Partners provided an update on the market check, including a summary of engagement with potential parties and the status of the remaining potential party that had not yet submitted a bid, Party B. Representatives of Qatalyst Partners then reviewed with the Board each of the First Round Bids, including a discussion of each bidder’s financing plans, due diligence status and key contingencies to execution of definitive agreements. The representatives of Qatalyst Partners also noted to the Board that Party D had indicated that it was not prepared to move as quickly as other bidders to progress to a definitive agreement and was behind other bidders in its diligence review. Additionally, the representatives of Qatalyst Partners informed the Board that Party B had continued to express an interest in a transaction with the Company, but continued to state that it would require additional time before it would be able to submit an initial bid and that there was significant uncertainty as to whether it would submit a bid at all. During the meeting, Company management also reviewed and discussed with the Board a draft of the Company’s ten-year financial planning model for 2025 through 2034, which model was provided to the Board prior to the meeting and was based on the Three-Year Forecast previously reviewed by the Board, and extended through fiscal year 2034 (the “Preliminary Ten-Year Forecast”). Following the discussion, the Board directed Qatalyst Partners to seek updated bids from each potential party, including to (i) work with Thoma Bravo and Party C to fulfill their outstanding diligence items, (ii) communicate to each of Party C and Party D that in order to be competitive, each respective bidder would need to provide a more certain proposal, including a specific price, rather than a price range, (iii) inform each of Thoma Bravo and Party A that each such party would need to materially increase its price in order to have a competitive bid, (iv) continue to engage with Party B in an effort to obtain a bid, and (v) inform all parties participating in the process that they should work to finalize due diligence to be in a position to update their bids and finalize a transaction. Mr. Russell noted that Thoma Bravo had separately reached out to request a meeting with him, and the Board authorized him to agree to such request. The Board instructed Qatalyst Partners to offer a similar meeting to Party C.

On September 11, 2025, at the direction of Company management following consultation with the Board, representatives of Qatalyst Partners made available a bid draft of a Merger Agreement to each of the parties then still in active discussions with the Company regarding a potential transaction (i.e., Thoma Bravo, Party A, Party C and Party D).

On September 16, 2025, the Company conducted (i) a diligence session with Party B, and (ii) meetings with representatives of Thoma Bravo, Conga and Thoma Bravo’s third party technology advisor, who joined via teleconference. After the meeting, representatives of each of the Company, Thoma Bravo and Conga attended a dinner together, at which the attendees further discussed the Company’s business.

On September 16, 2025, Party D notified representatives of Qatalyst Partners that it would be withdrawing from the process because it concluded that it would not be able to provide a competitive offer due to regulatory uncertainty specific to Party D.

On September 18, 2025, Party B notified the Company that while it remained interested in the Company, it was uncertain whether it would make a bid and unlikely that it would do so on the timeline consistent with the Company’s process.

On September 19, 2025, at the direction of Company management, Qatalyst Partners made available a draft of the Company’s disclosure schedules to each of the remaining three parties then still in active discussions with the Company regarding a potential transaction (i.e., Thoma Bravo, Party A and Party C).

On September 19, 2025, representatives of Qatalyst Partners, at the direction of the Company, reached out to representatives of Party A to confirm whether Party A would consider improving its previous proposal in light of the fact that other parties were advancing in the process. Party A noted to representatives of Qatalyst Partners that while Party A was not making a new bid at that time to acquire the Company, it could potentially reach up to $22.50 per share.

On September 20, 2025, Party C verbally informed representatives of Qatalyst Partners of a reduced bid price of $21.50 per share based on continued market and business due diligence, noting the need to conduct additional diligence with an expected timeline of at least one week to finalize and enter into definitive transaction documentation.

Also on September 20, 2025, shortly before a previously scheduled meeting of the Board, Thoma Bravo submitted an updated bid package to representatives of Qatalyst Partners, which included (i) a written offer of an improved bid price of $23.00 per share, (ii) revised drafts of the Merger Agreement and disclosure schedules, and (iii) a draft of an Equity Commitment Letter for Thoma Bravo’s proposed full equity backstop of the transaction. In delivering its updated bid package, Thoma Bravo noted that it had completed all diligence and that it was prepared to sign definitive documents and announce a transaction prior to market open on September 22, 2025. Thoma Bravo’s proposal further requested exclusivity with the Company through 9:29 AM EDT on Monday,

September 22, 2025, and indicated that Thoma Bravo’s bid would expire if the Company did not countersign the proposal by 11:59 AM EDT on September 20, 2025.

On the same date, at the request of the Board, Qatalyst Partners delivered a customary relationship disclosure letter to the Board.

At 5:00 p.m. CDT on September 20, 2025, the Board held a special meeting attended by members of Company management and representatives of each of Qatalyst Partners and DLA Piper. During the meeting, representatives of Qatalyst Partners and Company management provided updates on the status of engagement with each of the potential parties involved in the market check, noting, in particular, that only Thoma Bravo had submitted an updated bid package and that its offered price exceeded the verbal indications from the remaining two financial sponsors (each of which had declined to provide written offers) and represented a premium of approximately 40% relative to the Company’s closing share price on September 19, 2025. The representatives of Qatalyst Partners and Company management also discussed the status of Party B’s review of a potential transaction and that it had informed the Company that it was uncertain whether it would make a bid and unlikely that it would do so on the timeline consistent with the Company’s process. Representatives of Qatalyst Partners then reviewed certain financial analyses with respect to each of the final bids. The Board also reviewed and discussed the Company’s Ten-Year Forecast (as previously reviewed with the Board on September 10, 2025) and approved the Ten-Year Forecast (the “Ten-Year Forecast”), as more fully described in the section of this proxy statement captioned “—Management Projections,” and directed Qatalyst Partners to use the Ten-Year Forecast for the purpose of its financial analyses. A representative of DLA Piper then reviewed the material terms of Thoma Bravo’s updated bid package, including an overview of key positions taken by Thoma Bravo in its comments to the draft Merger Agreement, the draft Equity Commitment Letter provided by Thoma Bravo for the full purchase price of the transaction and the increased closing certainty with such a commitment, the analysis undertaken with respect to potential regulatory approvals in connection with a potential acquisition by Thoma Bravo, Thoma Bravo’s preferred timeline and the impact of entering into exclusivity with Thoma Bravo as requested. The representative of DLA Piper also discussed with the members of the Board their fiduciary duties in connection with the potential transaction. The Board then discussed Thoma Bravo’s bid price and requested terms and, following such discussion, directed the representatives of Qatalyst Partners to request that Thoma Bravo increase its bid to $24.00 per share.

Following the special meeting and at the direction of the Board, representatives of Qatalyst Partners engaged with Thoma Bravo in follow-up discussions concerning the transaction price and the Board of Director’s request that Thoma Bravo increase its price. Following such communications, Thoma Bravo rejected the request to increase its offer to $24.00 per share but verbally conveyed to representatives of Qatalyst Partners a counteroffer of $23.25 per share and noted that such offer represented Thoma Bravo’s best and final price. Thoma Bravo subsequently delivered an updated written letter reflecting the increased price and reiterating its requirement of exclusivity to continue negotiations.

Throughout the day of September 21, 2025, DLA Piper and Thoma Bravo’s outside legal counsel, Kirkland & Ellis LLP (“Kirkland”), negotiated the Merger Agreement and other ancillary agreements, including Thoma Bravo’s Equity Commitment Letter. Throughout the negotiations of such agreements, the Company and the representatives of DLA Piper provided frequent updates to the Transaction Committee.

At 4:00 p.m. CDT on September 21, 2025, the Board held a special meeting attended by members of Company management and representatives of each of Qatalyst Partners and DLA Piper. During the meeting, Company management and representatives of each of Qatalyst Partners and DLA Piper updated the Board on the status of negotiations with Thoma Bravo, including its revised, best and final offer of $23.25 per share. Representatives of Qatalyst Partners then reviewed with the Board its financial analyses of the merger consideration payable to the Company’s stockholders in the Merger based on publicly available information and the Ten-Year Forecast (which the Board re-affirmed its approval of for use by Qatalyst Partners for purposes of Qatalyst Partners’ preparation of any opinion requested by the Board). The representatives of Qatalyst Partners then left the meeting. The representatives of DLA Piper then provided a detailed overview of the primary transaction documents, current drafts of which were distributed to the Board in advance of the meeting, and key terms of such agreements. The representatives also reviewed indicative board resolutions that could be presented to the Board for approval should the Board determine to vote to approve the proposed transaction following completion of negotiations, as well as an overview of factors that could be considered by the Board in connection with any such deliberation. Following discussion regarding next steps and related timing and process matters, the Board determined that it was unlikely that any other interested party would meet or exceed Thoma Bravo’s best and final offer of $23.25 per share based on the feedback received from the other interested parties to date, and the Board authorized the Company and its advisors to continue to advance negotiations with Thoma Bravo, to enter into Thoma Bravo’s requested exclusivity agreement and to reconvene the Board once proposed final terms and agreements were ready for consideration. Consistent with the Board’s direction, the Company entered into exclusivity with Thoma Bravo until 9:29 a.m. EDT, September 22, 2025.

Throughout the evening and overnight into the morning of September 22, 2025, the parties negotiated the transaction documents and related terms.

At 4:30 a.m. CDT on September 22, 2025, the Board held a special meeting attended by members of Company management and representatives of each of Qatalyst Partners and DLA Piper. Company management and representatives of each of Qatalyst Partners and DLA Piper provided an update to the Board on the status of negotiations, including a review and discussion, based on materials distributed in advance of the meeting, of the transaction documents in substantially final form and updates to such documents from the versions previously reviewed with the Board at its last meeting. The representatives of Qatalyst Partners then confirmed to the Board that since the prior meeting of the Board on September 21, 2025, there had been no changes to the financial information or in the financial terms of the definitive transaction documents that would alter the financial analyses previously presented by the representatives of Qatalyst Partners to the Board at such prior meeting. The representatives of Qatalyst Partners then reviewed Qatalyst Partners’ financial analyses of the merger consideration payable to the Company’s stockholders in the Merger and, at the request of the Board, rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated September 22, 2025, which is attached to this proxy statement as Annex C, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “ —Opinion of the Company’s Financial Advisor.” The representatives of Qatalyst Partners then left the meeting. Following discussion, a representative from DLA Piper reviewed the proposed resolutions of the Board, in the form distributed in advance of the meeting (and in substantially the same form as reviewed with the Board the preceding day), including the items to be approved thereby and factors for consideration by the Board in connection therewith, and following discussion and consideration of the Merger Agreement and the transactions (including the factors described in the section titled “—Recommendation of the Board and Reasons for the Merger”), the Board unanimously (i) determined that the Merger Agreement and the transactions, including the Merger, were fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) recommended the adoption of the Merger Agreement by the stockholders of the Company.

Following the meeting and prior to the opening of trading on September 22, 2025, the Company, Parent and Merger Sub executed the Merger Agreement and issued a press release announcing the transaction.

Recommendation of the Board and Reasons for the Merger

Recommendation of the Board

The Board recommends that you vote “FOR” approval of the Merger Proposal, “FOR” approval of the Compensation Proposal and “FOR” approval of the Adjournment Proposal.

Reasons for the Merger

In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board consulted with the Company’s senior management, as well as representatives of its financial advisor and outside legal counsel. In the course of making its determination (i) that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) to authorize and approve the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) to recommend the adoption of the Merger Agreement by the stockholders of the Company, the Board considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Board believed supported its determination and recommendation:

Merger Consideration. The Board considered:

•	the current and historical market prices of the Common Stock, including the performance of the Common Stock relative to other participants in the Company’s industry;

•

the fact that the Merger Consideration represented premium values for the Company’s stockholders of approximately 41.7% over the closing share price of the Common Stock on September 19, 2025, the last trading day before the announcement of the Merger Agreement, and approximately 53.2% over the volume weighted average share price of the Common Stock for the 30-day period ending on the same date; and

•	the trading history of the Company and the offer price relative to such history.

Business and Financial Condition. The Board considered the Company’s business, financial performance and condition and future prospects and the risks and uncertainties attendant thereto.

Risks and Uncertainties. The Board considered, among other factors, that the Company’s business and its stockholders would continue to be subject to significant risks and uncertainties if the Company remained an independent public company, including:

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risks and uncertainties related to the Company’s business, financial performance and condition and future prospects, including economic uncertainties, unfavorable conditions in the Company’s industry, continued scrutiny of algorithmic pricing and revenue optimization solutions and related negative impacts on customers’ buying behavior, the perceived risks of artificial intelligence on businesses such as the Company’s, current and future geopolitical uncertainty and other unfavorable conditions in the global economy and the industries the Company serves (including as a result of the impact of tariffs on the Company’s customers and global business);

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the current industry, economic and market conditions and trends in the markets in which the Company competes, including on-going changes in such markets and the risks and uncertainties attendant thereto, the impact of an evolving market and operating in a highly competitive and fragmented industry and other financial market forces;

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the other risks and trends set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in the Company’s subsequent filings with the Securities and Exchange Commission; and

•	ongoing costs and expenses of remaining a public company.

Board Independence. The Board considered the fact that the Board, which is comprised entirely of independent directors (except for Mr. Cotten), approved the transactions contemplated by the Merger Agreement following extensive discussions with the Company’s management team, financial advisor and outside legal counsel. Additionally, all of the directors on the Board were disinterested and were actively involved throughout the sale transaction process.

Strategic Alternatives. The Board considered:

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the results of the Company’s prior sale processes and discussions and its process of exploring, analyzing and evaluating its strategic alternatives, including remaining as an independent public company and pursuing the Company’s long-term business plan;

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that, in connection with the 2024 Market Check, (i) at the direction of the Board, representatives of Qatalyst Partners contacted 12 parties (with two financial sponsors collaborating together and referred to collectively herein as a single party for purposes hereunder); (ii) the Company ultimately entered into nondisclosure agreements with eight such parties (as well as an additional five select portfolio companies of such parties); (iii) the Company ultimately received non-binding indicative offers from five parties, including the February 2025 proposal from Thoma Bravo, and four other proposals to acquire only a particular business line of the Company; (iv) after additional discussions with, and diligence conducted by, such parties, as of late February 2025, only one such party, Thoma Bravo, continued to express an interest in pursuing a transaction with the Company; and (v) on February 27, 2025, Thoma Bravo notified Qatalyst Partners that it was withdrawing its bid;

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that, in connection with the Company’s sale process in the late-summer and fall of 2025, the Company and Qatalyst Partners coordinated outreach to nine parties and that the Company ultimately entered into seven nondisclosure agreements with such parties (as well as a standalone nondisclosure agreement with Conga);

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that of the six parties that received a process letter from Qatalyst Partners and engaged in discussion in the summer and fall of 2025 regarding a potential acquisition of the Company, that Thoma Bravo’s bid package contained the highest price per share offer to acquire the Company and included specific instruction from Thoma Bravo that such bid package was Thoma Bravo’s best and final offer, and that the Company would risk losing the opportunity with Parent in the event the Company sought to pursue discussions with additional third parties prior to entry into the Merger Agreement;

•	the Board’s belief that the Merger Consideration of $23.25 per share represents the highest price reasonably obtainable;

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the belief of the Board that, after negotiations with Parent and its representatives, $23.25 per share was the highest price that Parent was willing to pay as of the date of execution of the Merger Agreement and that the terms of the Merger Agreement include the most favorable terms to the Company, in the aggregate, to which Parent would be willing to agree;

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the enhancements that the Company and its advisors were able to obtain as a result of negotiations with Parent, including the increase in the valuation offered by Parent from the time of its initial offer to the final agreement, changes in the terms and conditions of the Merger Agreement that were favorable to the Company, and the inclusion of provisions in the Merger Agreement that the Board believed enhanced closing certainty and increased the likelihood of completing the Merger;

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the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board, and with the assistance of independent financial advisors and outside legal counsel; and

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alternative means of creating stockholder value and pursuing the Company’s strategic goals (including pursuing the Company’s long-term business plan as an independent company) and the risks and uncertainties attendant thereto.

Fairness Opinion of the Company’s Financial Advisor. The Board considered the oral opinion of Qatalyst Partners, subsequently confirmed in writing, which written opinion is attached to this proxy statement as Annex C, rendered to the Board, that as of September 22, 2025, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “—Opinion of the Company’s Financial Advisor.”

Certainty of Consideration. The Board considered that the all-cash nature of the consideration to be paid in the Merger allows Company stockholders to realize immediate and certain premium cash value and liquidity, while avoiding the significant future risks and uncertainties for the Company and the markets generally.

Management Projections. The Board considered forecasts for the Company prepared by Company management, which reflect an application of various assumptions of the Company’s senior management. The Board considered the inherent uncertainty of attaining management’s forecasts, including those set forth in “—Management Projections,” and that due to such uncertainty the Company’s actual financial results in future periods could differ materially from management’s forecasted results.

Likelihood of Completion; Certainty of Payment. The Board considered its belief that, absent a superior proposal, the Merger represented a transaction that would likely be consummated based on, among other factors:

•	the all-cash nature of the consideration and the fact that all Company stockholders would receive the same consideration;

•	the absence of any financing condition to the consummation of the Merger and Parent’s delivery of the Equity Commitment Letter for the full purchase price;

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the fact that the Merger Agreement requires Parent to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the Merger as further described below under the heading “The Merger Agreement—Efforts to Complete the Merger; Regulatory Approvals;”

•	the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk;

•	the fact that the conditions to the closing of the Merger are specific and limited in scope; and

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the Company’s ability to request that the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any federal court located in the County of New Castle, Delaware) specifically enforce the Merger Agreement, including the consummation of the Merger, under certain circumstances described in “The Merger Agreement—Specific Performance.”

Other Terms of the Merger Agreement. The Board considered other terms of the Merger Agreement, which are more fully described below under the heading “The Merger Agreement.” Certain provisions of the Merger Agreement that the Board considered significant include:

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Ability to Respond to Unsolicited Acquisition Proposals. Prior to the adoption of the Merger Agreement by our stockholders, the Company may provide information to, and engage or participate in negotiations or discussions with, a person regarding an unsolicited acquisition proposal (as more fully described below under the headings “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals”) if the Board determines in good faith after consultation with its financial advisor and outside legal counsel that such proposal is a superior proposal or is reasonably likely to lead to a superior proposal and to not do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, subject to certain notice requirements in favor of Parent and the entry into an acceptable confidentiality agreement with the unsolicited bidder;

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Change in Recommendation in Response to a Superior Proposal. The ability of the Company to terminate the Merger Agreement in order to accept a superior proposal, subject to Parent’s ability to match such superior proposal and subject to paying Parent a termination fee of approximately $39.6 million and the other conditions of the Merger Agreement (as more fully described below under the heading “The Merger Agreement—Termination Fees and Expenses”);

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Company Termination Fee. The fact that the termination fee described above is approximately 3.25% of the purchase price of the Company, which amount the Board believed was reasonable in light of, among other things, the typical size of such termination fees in similar transactions, the benefits of the Merger to the Company’s stockholders, the likelihood that a fee of such size would not be preclusive of other offers and that the Company had concluded a process to explore strategic alternatives prior to entering into the Merger Agreement;

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Timing to Completion. The anticipated timing of the consummation for the Merger and the Board’s conclusion that the Merger was capable of being completed in a reasonable timeframe and in an orderly manner, reducing the period during which the Company’s business would be subject to the potential uncertainty of closing.

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Termination Date. The fact that the Termination Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement;

•	Appraisal Rights. The availability of statutory appraisal rights under the DGCL in connection with the Merger; and

•	Operating Flexibility. The fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course during the pendency of the Merger.

Financing-Related Terms. The Board considered:

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Parent’s and Merger Sub’s representations and covenants contained in the Merger Agreement relating to the Equity Commitment Letter from an investment fund affiliated with Thoma Bravo (and the terms and conditions thereof) pursuant to which such investment fund agreed to provide a full equity backstop for the purchase price. Further, the Board considered that under specified circumstances, the Merger Agreement permits the Company to seek specific performance against Parent and Merger Sub; and

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The commitment by an investment fund affiliated with Thoma Bravo to pay, in the event the Company terminates the Merger Agreement in specified circumstances, any monetary damages that Parent and/or Merger Sub may be required to pay to the Company by a final, non-appealable order of a court of competent jurisdiction in connection with the transactions contemplated by the Merger Agreement, subject to a cap of $97,500,000 and other limitations set forth in the Equity Commitment Letter.

Business Reputation of Thoma Bravo. The belief of the Board that the business reputation and financial resources of Thoma Bravo were factors that supported the conclusion that a transaction with Parent (which is an affiliate of Thoma Bravo) could be completed quickly and in an orderly manner and had a substantial likelihood of being consummated successfully.

The Board also considered, and balanced against the potentially positive factors, a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:

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No Participation in the Company’s Future. The Board considered that if the Merger is consummated, Company stockholders will receive the Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company shares, including any value that could be achieved if the Company engages in future strategic or other transactions;

•

Non-Solicitation Covenant. The Board considered that the Merger Agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties. However, based upon the process to review strategic alternatives described above in “—Background of the Merger,” and the fact that the most likely potential acquirers of the Company were contacted during such process, the Board believed it had a strong basis for determining that the Merger was the best transaction reasonably likely to be available to the Company;

•

Expense Reimbursement and Termination Fees. The Board considered the fact that the Company must pay Parent a termination fee of approximately $39.6 million if the Merger Agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, is reasonable, would not likely deter competing bids and would not likely be required to be paid unless the Company entered into a more favorable transaction;

•

Interim Operating Covenants. The Board considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company and its subsidiaries to use commercially reasonable efforts to (i) ensure that the Company and its subsidiaries conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects; and (ii) preserve intact its and their respective current business organizations, keep available the services of its and their respective key employees and maintain its and their respective relations and goodwill with Persons having material business relationships with the Company or its subsidiaries;

•

Risks the Merger May Not Be Completed. The Board considered the risk that the conditions to the Merger may not be satisfied and that, therefore, the Merger would not be consummated. The Board also considered the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business operations, including its relationships with vendors, distributors, customers, partners and others that do business with the Company, and the potential effect on the trading price of Company shares;

•

Potential Conflicts of Interest. The Board considered that the Company’s executive officers and directors have financial interests in the transactions contemplated by the Merger Agreement, including the Merger, that may be different from or in addition to those of other stockholders, as more fully described under the heading “—Interests of Directors and Executive Officers in the Merger;”

•	Tax Treatment. The Board considered that any gains arising from the receipt of the Merger Consideration will generally be taxable to stockholders of the Company; and

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Impact on Stakeholders. The Board considered the potential impact of the Merger on employees, customers, partners and communities, to the extent they may have an impact on the Company, and the risks of not closing in a timely manner (including, but not limited to, costs, attrition and disruption of the Company’s workforce).

The foregoing discussion is not meant to be exhaustive, but summarizes material factors considered by the Board in its consideration of the Merger. After considering these and other factors, the Board concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board and the complexity of these factors, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Upon due consideration of these and other factors, the Board believed that, overall, the potential benefits of the Merger to the Company’s stockholders outweighed the risks and uncertainties of the Merger and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that the Company’s stockholders adopt the Merger Agreement and approve the Merger based upon the totality of the information presented to and considered by the Board. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 22.

Opinion of the Company’s Financial Advisor

The Company retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. The Company selected Qatalyst Partners to act as the Company’s financial advisor based on Qatalyst Partners’ long-standing relationship with the Company as well as Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of the Company and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on September 22, 2025, Qatalyst Partners rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated September 22, 2025, to the Board following the meeting of the Board.

The full text of Qatalyst Partners’ written opinion, dated September 22, 2025, is attached hereto as Annex C and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Holders of shares of Common Stock should read the opinion carefully in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement was fair, from a financial point of view, to such holders, and it does not address any other aspect of the merger. It does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Merger or any other matter and does not in any manner address the price at which Common Stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C.

In arriving at its opinion, Qatalyst Partners reviewed a draft of the Merger Agreement dated September 22, 2025, certain related documents and certain publicly available financial statements and other business and financial information of the Company. Qatalyst Partners also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Management Projections”), described in the section entitled “The Merger – Management Projections.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company, and participated in and advised the Company on, certain of the negotiations relating to the Merger. Qatalyst Partners also reviewed the historical market prices and trading activity for Common Stock and compared the financial performance of the Company and the prices and trading activity of Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by the Company. With respect to the Management Projections, Qatalyst Partners was advised by the management of the Company, and Qatalyst Partners assumed based on discussions with the management of the Company and the Board, that the Management Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. Qatalyst Partners expressed no view as to the Management Projections or the assumptions on which they were based. Qatalyst Partners assumed that the terms of the draft Merger Agreement reviewed by Qatalyst Partners would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay and with no adjustment to the merger consideration payable in the Merger. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor was Qatalyst Partners furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Qatalyst Partners has not been asked to, nor does Qatalyst Partners express any view on, and Qatalyst Partners’ opinion does not address, any other term or aspect of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Merger, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger or any of the other transactions contemplated by the Merger Agreement to, or any consideration to be received in connection therewith by, or the impact of the Merger or any of the other transactions contemplated by the Merger Agreement on, the holders (other than the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates)) of any class of securities, creditors or other constituencies of the Company or any other party. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement, and Qatalyst Partners expresses no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated September 22, 2025. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized, among other things, the Management Projections, described in the section entitled “The Merger – Management Projections”, and third-party research analyst consensus estimates as of September 19, 2025 (which are referred to as the “Analyst Estimates”), the last trading day before the Merger Agreement was signed. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a range of potential per-share present values for Common Stock as of June 30, 2025 (which was the end of the Company’s most recently completed fiscal quarter and the most recent publicly available balance sheet date as of the date of Qatalyst Partners’ opinion), using mid-period convention, by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows (which are referred to as the “UFCF”) of the Company based on the Management Projections for the second half of fiscal year 2025 through fiscal year 2034 (which implied present value was calculated using a range of discount rates of 9.25% to 13.5%, based on an estimated weighted average cost of capital for the Company);

(b)

the implied net present value of a corresponding terminal value of the Company, calculated by applying to the Company’s estimated UFCF in fiscal year 2034, based on the Management Projections, a perpetuity growth rate range of 2.5% to 3.5% (which was chosen based on Qatalyst Partners’ professional judgment and experience), and discounted to present value using the same range of discount rates used in item (a) above;

(c)	the cash and cash equivalents of the Company as of June 30, 2025, as disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025;

(d)

the implied net present value of estimated federal tax savings due to the Company’s net operating losses for the fiscal years 2034 and beyond, as provided by management of the Company, discounted to present value using the same range of discount rates used in item (a) above;

•	subtracting debt of the Company as of June 30, 2025, consisting of the face value of the Company’s outstanding convertible senior notes due 2027 and 2030, as provided by management of the Company; and

•

dividing the resulting amount by the number of fully diluted shares of Common Stock outstanding (calculated using the treasury stock method), taking into account the restricted stock units, market stock units and assuming net share settlement of the in-the-money convertible notes, as of September 19, 2025, all as provided by management of the Company, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to the Company’s net operating losses for the fiscal years 2034 and beyond having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 36% in the case of the terminal year) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, in each case, based on estimates of future dilution provided by management of the Company.

Based on the calculations set forth above, this analysis implied a range of values for shares of Common Stock of approximately $18.04 to $33.64 per share.

Selected Publicly Traded Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for the Company with publicly available financial information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to the Company, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon third-party research analyst consensus estimates as of September 19, 2025 and using the closing prices as of September 19, 2025 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully diluted enterprise value divided by the estimated consensus revenue for calendar year 2026 (which are referred to as the “CY2026E Revenue Multiples”), for each of the selected companies, as well as the fully diluted equity value divided by the estimated consensus levered free cash flow for calendar year 2026 (which we refer to as the “CY2026E LFCF Multiples”), for each of the selected companies, as shown below:

Selected Subscription Companies	CY2026E Revenue Multiple	CY2026E LFCF Multiple
BlackLine, Inc.	4.7x	17.7x
Amplitude, Inc.	4.3x	-
EverCommerce Inc.	4.2x	18.0x
Blackbaud, Inc.	3.8x	13.1x
Freshworks Inc.	3.4x	16.7x
BILL Holdings, Inc.	3.1x	16.3x
UiPath, Inc.	3.0x	15.9x
PagerDuty, Inc.	2.9x	12.9x
Five9, Inc.	1.9x	13.8x
Sprinklr, Inc.	1.9x	15.8x
RingCentral, Inc.	1.7x	5.4x
Commerce.com, Inc.	1.3x	12.8x

Selected Mature Software Companies	CY2026E Revenue Multiple	CY2026E LFCF Multiple
Workday, Inc.	5.6x	20.4x
Docusign, Inc.	5.4x	17.8x
Salesforce, Inc.	5.1x	15.9x
Box, Inc.	4.5x	14.9x
Dropbox, Inc.	4.4x	11.7x
ZoomInfo Technologies Inc.	4.2x	9.3x
Zoom Communications, Inc.	3.7x	15.0x
TeamViewer SE	2.8x	5.3x

Selected Travel Software Companies	CY2026E Revenue Multiple	CY2026E LFCF Multiple
Amadeus IT Group, S.A.	4.6x	21.6x
Sabre Corporation	1.6x	22.1x

Note: “-” means non-meaningful. Multiples greater than 50.0x or negative are considered non-meaningful.

Based on an analysis of the CY2026E Revenue Multiples for the selected companies and the application of its professional judgement, Qatalyst Partners selected a representative multiple range of 2.0x to 4.0x. Qatalyst Partners then applied this range to the Company’s estimated revenue for fiscal year 2026, based on the

Management Projections and the Analyst Estimates. Based on the fully diluted shares of Common Stock outstanding as of September 19, 2025 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), as provided by management of the Company, this analysis implied (a) a range of values for Common Stock of approximately $12.80 to $28.02 per share based on the Management Projections and (b) a range of values for Common Stock of approximately $12.70 to $27.83 per share based on the Analyst Estimates.

Based on an analysis of the CY2026E LFCF Multiples for the selected companies and the application of its professional judgement, Qatalyst Partners selected a representative multiple range of 12.0x to 18.0x. Qatalyst Partners then applied this range to the Company’s estimated levered free cash flow for fiscal year 2026, based on each of the Management Projections and the Analyst Estimates. Based on the fully diluted shares of Common Stock outstanding as of September 19, 2025 (calculated utilizing the same methodology as used in the above discounted cash flow analysis), as provided by management of the Company, this analysis implied (a) a range of values for Common Stock of approximately $19.22 to $28.83 per share based on the Management Projections and (b) a range of values for Common Stock of approximately $12.97 to $19.46 per share based on the Analyst Estimates.

No company included in the selected companies analysis is identical to the Company. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of the Company, such as the impact of competition on the Company’s business or the industry in general, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared fifty-six selected public company transactions, including transactions involving companies participating in similar lines of business to the Company or with similar business models, similar financial performance or other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ revenue of the target company (which are referred to as the “NTM Revenue Multiples”), (b) the implied fully diluted enterprise value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ EBITDA of the target company (which are referred to as the “NTM EBITDA Multiples”), and (c) the implied fully diluted equity value of the target company as a multiple of third-party research analyst consensus estimates of the next-twelve-months’ levered free cash flow of the target company (which are referred to as the “NTM LFCF Multiples”).

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple

08/25/25	Verint Systems Inc.	Thoma Bravo, L.P.	2.0x	7.2x	9.0x

08/21/25	Dayforce, Inc.	Thoma Bravo, L.P.	6.0x	18.4x	39.0x

08/11/25	MeridianLink, Inc.	Centerbridge Partners, L.P.	6.0x	15.0x	24.4x

06/20/25	Couchbase, Inc.	Haveli Investment Management LLC	5.8x	-	-

05/27/25	Informatica Inc.	Salesforce, Inc.	5.1x	15.1x	18.1x

05/25/25	E2open Parent Holdings Inc.	WiseTech Global Ltd.	3.5x	10.3x	14.1x

02/07/25	SolarWinds Corp	Turn/River Management, L.P.	5.5x	11.7x	15.7x

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple

01/07/25	Paycor HM, Inc.	Paychex, Inc.	5.5x	16.1x	-

10/17/24	Zuora, Inc.	Silver Lake Technology Management, L.L.C.	3.2x	14.0x	18.4x

07/25/24	lnstructure Holdings, Inc.	Kohlberg Kravis Roberts & Co. L.P.	6.9x	16.9x	20.1x

06/07/24	PowerSchool Holdings, Inc.	Bain Capital, L.P.	7.2x	21.0x	28.2x

06/05/24	WalkMe Ltd.	SAP SE	4.0x	-	-

04/24/24	HashiCorp, Inc.	International Business Machines Corporation	9.9x	-	-

04/08/24	Model N, Inc.	Vista Equity Partners Management, LLC	4.8x	24.5x	25.8x

03/01/24	Everbridge, Inc.	Thoma Bravo, L.P.	3.9x	17.5x	22.9x

12/18/23	Alteryx, Inc.	Clearlake Capital Group, L.P.	4.2x	27.2x	-

09/21/23	Splunk Inc.	Cisco Systems, Inc.	7.1x	30.9x	29.3x

09/06/23	NextGen Healthcare, Inc.	Thoma Bravo, L.P.	2.4x	19.2x	28.8x

08/09/23	Avid Technology, Inc.	STG Partners, LLC	3.0x	13.8x	22.3x

07/31/23	New Relic, Inc.	Francisco Partners Management, L.P. and TPG Capital Management, L.P.	5.8x	30.4x	48.1x

05/04/23	Software AG	Silver Lake Technology Management, L.L.C.	2.6x	14.4x	37.5x

03/13/23	Qualtrics International Inc.	Silver Lake & CPPIB and CPP Investment Board (USRE V) Inc.	7.1x	-	-

03/13/23	Momentive Global Inc.	STG Partners, LLC	3.0x	16.0x	17.0x

01/09/23	Duck Creek Technologies, Inc.	Vista Equity Partners Management, LLC	7.0x	-	-

08/03/22	Ping Identity Holding Corp.	Thoma Bravo, L.P.	8.0x	-	-

05/26/22	VMware, Inc.	Broadcom Inc.	5.1x	15.1x	16.6x

05/04/22	Black Knight, Inc.	Intercontinental Exchange, Inc.	9.7x	19.7x	28.2x

04/07/22	CDK Global, Inc.	Brookfield Asset Management Inc	4.5x	12.0x	21.7x

01/31/22	Citrix Systems, Inc.	Vista Equity Partners and Evergreen Coast Capital Corporation	5.1x	16.0x	17.9x

12/20/21	Cerner Corporation	Oracle Corporation	4.8x	14.1x	23.9x

12/07/21	Mimecast Ltd.	Permira Holdings Limited	8.8x	32.1x	40.6x

08/19/21	Inovalon Holdings, Inc.	Nordic Capital	8.8x	25.0x	41.5x

08/05/21	Cornerstone OnDemand, Inc.	Clearlake Capital Group, L.P.	5.9x	18.8x	18.4x

06/28/21	QAD Inc.	Thoma Bravo, L.P.	5.3x	-	-

06/01/21	Cloudera, Inc.	Clayton, Dubilier & Rice, LLC and Kohlberg Kravis Roberts & Co. L.P.	5.2x	30.4x	41.9x

04/26/21	Proofpoint, Inc.	Thoma Bravo, L.P.	9.4x	-	-

Announcement Date	Target	Acquiror	NTM Revenue Multiple	NTM EBITDA Multiple	NTM LFCF Multiple

03/10/21	Talend S.A.	Thoma Bravo, L.P.	7.4x	-	-

12/21/20	RealPage, Inc.	Thoma Bravo, L.P.	8.2x	28.9x	37.8x

10/14/19	Sophos Ltd.	Thoma Bravo, L.P.	5.0x	30.8x	37.2x

08/22/19	Pivotal Software, Inc.	VMware, Inc.	3.4x	-	-

08/22/19	Carbon Black, Inc.	VMware, Inc.	8.0x	-	-

02/12/19	Ellie Mae Inc.	Thoma Bravo, L.P.	6.8x	31.0x	-

12/23/18	MYOB Group Limited	Kohlberg Kravis Roberts & Co. L.P.	4.9x	12.1x	27.5x

11/11/18	Athenahealth, Inc.	Veritas Capital Fund Management, L.L.C.	3.9x	13.8x	34.0x

10/10/18	Imperva, Inc.	Thoma Bravo, L.P.	5.1x	45.1x	32.2x

07/11/18	CA, Inc.	Broadcom Inc.	4.3x	11.2x	17.3x

03/06/18	CommerceHub, Inc.	GTCR LLC and Sycamore Partners Management, L.P.	8.6x	20.5x	26.8x

11/27/17	Barracuda Networks, Inc.	Thoma Bravo, L.P.	3.6x	18.8x	21.5x

11/20/16	LifeLock, Inc.	Symantec Corporation	3.3x	24.0x	20.0x

09/19/16	Infoblox Inc.	Vista Equity Partners Management, LLC	3.6x	20.0x	20.7x

08/31/16	Interactive Intelligence Group, Inc.	Genesys Telecommunications Laboratories, Inc.	3.2x	39.0x	-

07/07/16	AVG Technologies N.V.	Avast Holding B.V.	3.2x	9.0x	13.2x

11/02/15	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	2.3x	11.3x	24.2x

09/13/15	Solera Holdings, Inc.	Vista Equity Partners Management, LLC	5.2x	13.4x	20.4x

04/07/15	Informatica Inc.	Permira Funds and Canada Pension Plan Investment Board	4.3x	18.1x	22.1x

02/02/15	Advent Software, Inc.	SS&C Technologies Holdings, Inc.	6.4x	18.0x	24.1x

Note: “-” means non-meaningful. Multiples greater than 50.0x or negative are considered non-meaningful.

Based on an analysis of the NTM Revenue Multiples for the selected transactions and the application of its professional judgement, Qatalyst Partners selected a representative multiple range of 2.0x to 5.5x, then applied this range to the Company’s estimated next-twelve months’ revenue (calculated as the 12-month period ending June 30, 2026) based on the Analyst Estimates. Based on the fully diluted shares of Common Stock outstanding as of September 19, 2025 (calculated utilizing the same methodology as used in the above discounted cash flow analysis, with the exception of assuming cash settlement of the in-the-money convertible notes with an assumed make whole adjustment, as applicable, and cash settlement of the capped calls related to the convertible notes based on a Black-Scholes option calculation model), as provided by management of the Company, this analysis implied a range of values for Common Stock of approximately $12.41 to $34.68 per share.

Based on an analysis of the NTM EBITDA Multiples for the selected transactions and the application of its professional judgement, Qatalyst Partners selected a representative multiple range of 14.0x to 28.0x, then applied this range to the Company’s estimated next-twelve-months’ EBITDA (calculated as the 12-month period ending June 30, 2026) based on the Analyst Estimates. Based on the fully diluted shares of Common Stock outstanding as of September 19, 2025 (calculated utilizing the same methodology as used in the immediately preceding paragraph), as provided by management of the Company, this analysis implied a range of values for Common Stock of approximately $11.58 to $24.06 per share.

Based on an analysis of the NTM LFCF Multiples for the selected transactions and the application of its professional judgement, Qatalyst Partners selected a representative multiple range of 18.0x to 28.0x, then applied this range to the Company’s estimated next-twelve-months’ leveraged free cash flow (calculated as the 12-month period ending June 30, 2026) based on the Analyst Estimates. Based on the fully diluted shares of Common Stock outstanding as of September 19, 2025 (calculated utilizing the same methodology as used in the immediately preceding paragraph), as provided by management of the Company, this analysis implied a range of values for Common Stock of approximately $16.56 to $25.40 per share.

No company or transaction utilized in the selected transactions analysis is identical to the Company or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control, such as the impact of competition on the Company’s business or the industry generally, industry growth and the absence of any material adverse change in the Company’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of the Company. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement. These analyses do not purport to be appraisals or to reflect the price at which Common Stock might actually trade or otherwise be transferable at any time.

Qatalyst Partners’ opinion and its presentation to the Board were one of many factors considered by the Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration of $23.25 per share to be received by the holders of shares of Common Stock (other than Parent, Merger Sub or any of their respective affiliates) pursuant to, and in accordance with, the terms of the Merger Agreement or of whether the Board would have been willing to agree to different consideration. The merger consideration payable in the Merger was determined through arm’s-length negotiations between the Company and Parent, and was approved by the Board. Qatalyst Partners provided advice to the Company during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to the Company or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company or Parent or their respective affiliates, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except that Qatalyst Partners has provided financial advisory services to Adenza Group, Inc., a then-majority-owned portfolio company of Thoma Bravo, an affiliate of Parent, and received approximately $55 million in connection with such services. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided the Company with financial advisory services in connection with the Merger for which it will be paid an aggregate amount currently estimated at approximately $30 million, $4.0 million of which was payable upon delivery of its opinion (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the Closing. The Company has also agreed to reimburse Qatalyst Partners for certain expenses incurred in performing its services. The Company has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of Qatalyst Partners’ engagement.

Management Projections

Except for financial outlooks with respect to the current fiscal quarter and year issued in connection with the Company’s ordinary course earnings announcements, the Company does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections, especially over the longer-term periods.

In August 2025, in connection with the evaluation of a potential sale transaction and the other strategic alternatives being considered by the Board, the Company’s management prepared certain non-public, unaudited prospective financial information, on a standalone basis without giving effect to the Merger, for fiscal year 2025 through fiscal year 2027 (the “Three-Year Forecast”). On August 14, 2025, the Three-Year Forecast was approved by the Board for use in connection with its evaluation of a potential sale transaction and was subsequently made available in an electronic data room to parties that expressed interest in pursuing a possible transaction with the Company and that had entered into a non-disclosure agreement with the Company, including Thoma Bravo. Later in September 2025, at the direction of the Transaction Committee, the Company’s management extended the Three-Year Forecast to include extrapolations through fiscal year 2034 (the “Ten-Year Forecast” and, together with the Three-Year Forecast, the “Unaudited Prospective Financial Information”) which the Board approved in connection with its consideration and evaluation of the Merger and directed Qatalyst Partners to use for the purposes of its financial analyses (such financial analyses as described in the sections of this proxy statement entitled “—Opinion of the Company’s Financial Advisor” beginning on page 45 and “—Background of the Merger” beginning on page 30).

The Unaudited Prospective Financial Information included in this proxy statement is subjective in many respects. The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or toward compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Unaudited Prospective Financial Information does not take into account any circumstances or events occurring after the date it was prepared, including the Merger. The Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. Although this summary of the Unaudited Prospective Financial Information is presented with numerical specificity, the forecasts reflect numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Unaudited Prospective Financial Information was prepared, taking into account the relevant information available to management at the time. However, such variables, assumptions and estimates are inherently uncertain, and many are beyond the control of the Company’s management. Because the Unaudited Prospective Financial Information covers multiple years, by its nature, it becomes subject to greater uncertainty with each successive year. The Unaudited Prospective Financial Information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the Unaudited Prospective Financial Information may not be realized and actual results may be significantly higher or lower than projected. The Unaudited Prospective Financial Information is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

The Unaudited Prospective Financial Information constitutes forward-looking information and is subject to risks and uncertainties, including the various risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the other reports filed by the Company with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this proxy statement. The Unaudited Prospective Financial Information as mentioned above, has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Unaudited Prospective Financial Information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Unaudited Prospective Financial Information and should not be read to do so.

The inclusion of this information should not be regarded as an indication that the Board, the Company’s management, Qatalyst Partners, Thoma Bravo, Thoma Bravo’s representatives and affiliates or any other recipient of this information considered, or now considers, the Unaudited Prospective Financial Information to be predictive of actual future results.

Except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility to update or otherwise revise, the Unaudited Prospective Financial Information to reflect circumstances existing after the date as of which such information was prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying such information is shown to be in error.

The summary of the Unaudited Prospective Financial Information is included in this proxy statement only because (i) the Unaudited Prospective Financial Information was made available to (A) the Board in connection with its consideration of the Merger and other strategic alternatives available to the Company, including remaining an independent public company (as described in the section of this proxy statement entitled “—Background of the Merger” beginning on page 30 and “—Recommendation of the Board and Reasons for the

Merger” beginning on page 40), and (B) to representatives of Qatalyst Partners by the Company, with approval and at the direction of the Board, for use by representatives of Qatalyst Partners in connection with its financial analyses and opinion (as described in the sections of this proxy statement entitled “—Opinion of the Company’s Financial Advisor” beginning on page 45) and (ii) a portion of the Three-Year Forecast was made available in an electronic data room to parties that expressed interest in pursuing a possible transaction with the Company and that had entered into a non-disclosure agreement with the Company in connection with a strategic transaction, including Thoma Bravo (as described in the section of this proxy statement entitled “— Background of the Merger” beginning on page 30).

The following table is a summary of the Unaudited Prospective Financial Information:

	Unaudited Prospective Financial Information
	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
	(amount in millions)
Revenue	$362	$402	$460	$525	$596	$673	$754	$837	$921	$1,003
Adjusted EBITDA(1)	$44	$68	$102	$116	$131	$148	$165	$183	$201	$219
Non-GAAP Operating Income(2)	$40	$63	$98	$111	$127	$143	$161	$179	$198	$216
Levered Free Cash Flow(3)	$44	$85	$123	$142	$162	$183	$205	$230	$255	$256
Unlevered Free Cash Flow(4)	$44	$82	$118	$131	$145	$162	$178	$194	$209	$195

(1)

Adjusted EBITDA is a non-GAAP financial measure defined as GAAP net income (loss) before interest expense, provision for income taxes, depreciation and amortization, and is calculated to exclude the effect of stock-based compensation cost, severance and capitalized internal-use software development costs.

(2)

Non-GAAP Operating Income is a non-GAAP financial measure calculated as Adjusted EBITDA minus depreciation and amortization, and is calculated to exclude amortization of acquisition-related intangibles.

(3)

Levered Free Cash Flow is a non-GAAP financial measure defined as net cash provided by (used in) operating activities, less capital expenditures and capitalized internal-use software development costs.

(4)

Unlevered Free Cash Flow is a non-GAAP financial measure defined as Non-GAAP Operating Income, less cash taxes, plus depreciation and amortization, less capital expenditures and capitalized internal-use software development costs, plus change in net working capital. The Unlevered Free Cash Flow for fiscal year 2034 was based on a long-term effective tax rate of 21%.

Certain of the measures included in the Unaudited Prospective Financial Information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. The Company has not prepared, and the Board has not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures.

Financing of the Merger

The Merger Agreement is not conditioned upon receipt of financing by Parent. Parent anticipates that the total amount of funds necessary to consummate the Merger and the related transactions contemplated by the Merger Agreement will be approximately $1.57 billion, including the estimated funds needed to make (1) payment of the aggregate Merger Consideration upon the terms contemplated by the Merger Agreement, (2) payment of all related fees of Parent, Merger Sub and their respective representatives to be paid in connection with the Closing,

(3) payment and/or settlement of any conversions required to be made at or after the Closing under the Indentures in respect of the Convertible Notes (including any make-whole adjustment to the conversion rate with respect thereto) as a result of the Merger (without giving effect to any payments received pursuant to the Convertible Note Capped Call Options) and to repurchase the Convertible Notes as required pursuant to Article 15 of the Indentures, (4) payment of the Payoff Amount at Closing and (5) payments in respect of outstanding equity awards of the Company in accordance with their terms and pursuant to the Merger Agreement. Pursuant to the Equity Commitment Letter, Thoma Bravo Discover Fund V, L.P. (the “Equity Investor”) has committed to either (a) purchase, or cause an assignee or assignees to purchase, directly or indirectly, at or immediately prior to the Closing, equity securities of Parent for a purchase price of up to $1,571,000,000 in the aggregate or (b) pay, or cause an assignee or assignees to pay, an aggregate amount not to exceed $97,500,000 solely to satisfy the obligations of Parent and/or Merger Sub to (i) reimburse the Company for its reasonable and documented out-of-pocket fees, costs and expenses (including accounting and legal fees and expenses) in accordance with Section 5.10(h) of the Merger Agreement and/or (ii) pay monetary damages to the Company in the event of an issuance, following the Company’s termination of the Merger Agreement, of a Final Order (as defined in the Equity Commitment Letter) that requires Parent and/or Merger Sub to pay damages to the Company in connection with the transactions contemplated by the Merger Agreement, in the amount specified in such Final Order, subject to certain limitations on liability.

The Equity Investor’s financing commitments are generally subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to effect the Closing as set forth in the Merger Agreement and the substantially concurrent Closing on the terms and subject to the conditions of the Merger Agreement.

Closing and the Effective Time

The Merger Agreement provides that the Closing will take place no later than the third (3rd) business day after the satisfaction or waiver of the conditions to Closing (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or such other time agreed to in writing by Parent and us.

Payment of Merger Consideration and Surrender of Stock Certificates

Prior to the Effective Time, Parent has agreed to select an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration. The Exchange Agent will send to each holder of record of shares of Common Stock (other than the Company, Parent, Merger Sub or any subsidiary of the Company or Parent), a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Merger Consideration.

If you are a holder of record of shares of Common Stock, you will not be entitled to receive the Merger Consideration until (1) any certificate representing such shares of Common Stock is surrendered to the Exchange Agent, together with a properly completed letter of transmittal or (2) an “agent’s message” is received by the Exchange Agent in respect of any such shares that are uncertificated and held in book-entry form.

The letter of transmittal will include instructions if you have lost a share certificate or if such certificate has been stolen or destroyed. If any stock certificate shall have been lost, stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to make an affidavit of that fact claiming such stock certificate to be lost, stolen or destroyed and, if required by Parent, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such stock certificate.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Exchange Agent without a letter of transmittal.

Certain Effects of the Merger

If the Merger Proposal receives the required approval of stockholders described elsewhere in this proxy statement and the other conditions to the Closing are either satisfied or waived and the Merger Agreement is not otherwise terminated in accordance with its terms, Merger Sub will be merged with and into the Company upon the terms set forth in the Merger Agreement. As the Surviving Corporation in the Merger, the Company will continue to exist following the Merger as a wholly owned direct subsidiary of Parent.

Following the Merger, all Common Stock will be beneficially owned by Parent, and none of the holders of Common Stock as of immediately prior to the Merger will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, the Company, the Surviving Corporation or Parent. As a result, the holders of Common Stock as of immediately prior to the Merger will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Common Stock. Following the Merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock that are held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, or any shares of Common Stock as to which appraisal rights have been properly exercised in accordance with Section 262), will be converted into the right to receive the Merger Consideration. Any shares of Common Stock held by the Company as treasury stock or owned by Parent, Merger Sub or any other subsidiaries thereof, in each case, as of the Effective Time will be automatically cancelled and extinguished without any conversion thereof or Merger Consideration paid therefor.

For information regarding the effects of the Merger on the Company’s outstanding equity awards and the ESPP, please see the sections entitled “The Merger Agreement—Treatment of Restricted Stock units and Market Stock Units,” and “The Merger Agreement—Termination of Company ESPP.”

Our Common Stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “PRO.” Following the consummation of the Merger, shares of Common Stock will no longer be traded on the NYSE or any other public market. In addition, the registration of the Common Stock under the Exchange Act will be terminated. Following termination of registration of the Common Stock under the Exchange Act, the Company will no longer be required to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, or furnish a proxy statement in connection with stockholders meetings pursuant to Section 14(a) of the Exchange Act. Parent will become the beneficiary of the cost savings associated with the Company no longer being subject to the reporting requirements under the federal securities laws.

Effects on the Company if the Merger Is Not Completed

In the event that the Merger Proposal does not receive the required approval of stockholders described elsewhere in this proxy statement, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive the Merger Consideration or other payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company, the Common Stock will continue to be listed and traded on the NYSE, the Common Stock will continue to be registered under the Exchange Act and the Company’s stockholders will continue to own their shares of Common Stock and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Common Stock.

If the Merger is not completed, there can be no assurances as to the effect of the risks and opportunities on the future value of your shares of Common Stock, including the risk that the market price of Common Stock may decline to the extent that the current market price of Common Stock reflects a market assumption that the Merger will be completed. If the Merger is not completed, there can be no assurances that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted or that stockholders will ever receive a control premium for their shares. Pursuant to the Merger Agreement, under certain circumstances the Company is permitted to terminate the Merger Agreement to enter into an alternative transaction. Please see the section entitled “The Merger Agreement—Termination.” Under certain circumstances, if the Merger is not completed, the Company may be obligated to pay to Parent the Company Termination Fee. Please see the section entitled “The Merger Agreement—Termination Fees and Expenses.”

Interests of our Directors and Executive Officers in the Merger

In considering the recommendation of the Board with respect to the Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally, as more fully described below. The Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be approved by the stockholders of the Company. For purposes of the discussion below, the Company’s executive officers are Jeff Cotten (Chief Executive Officer), Stefan Schulz (Chief Financial Officer), Andres Reiner (former Chief Executive Officer), and Todd McNabb (former Chief Revenue Officer). These individuals are also our “named executive officers” for purposes of SEC reporting, notwithstanding that Mr. McNabb is not currently employed by the Company and Mr. Reiner is no longer serving in an executive officer capacity.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the Closing, certain of our executive officers may have discussions, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates.

Indemnification and Insurance of Directors and Executive Officers

The Surviving Corporation and its subsidiaries will honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification agreements existing as of the Agreement Date between the Company or any of its subsidiaries and any of their respective current or former directors and officers for the period from and after the Effective Time through the sixth (6th) anniversary of the Closing Date.

The Surviving Corporation will indemnify and hold harmless current or former directors and officers of the Company and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement for a period of six years following the Effective Time. During such six-year time period, Parent also will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses for acts, errors, omissions and service prior to the Effective Time that are at least as favorable to the current or former directors and officers of the Company and its subsidiaries as those set forth in the Company’s and its subsidiaries’ organizational documents as of the Agreement Date and will not amend, repeal or otherwise modify these provisions in the organizational documents in any manner except as required by law.

The Merger Agreement also provides that, prior to the Effective Time, the Company will purchase a six-year “tail” policy and the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor the obligations under the “tail” policy. This obligation is subject to an annual premium cap of 300% of the annual premium paid by the Company prior to the Effective Time. For more information see “The Merger Agreement—Indemnification and Insurance.”

Treatment of Equity-Based Awards

•

Each Vested Company RSU will be cancelled, with the former holders of such cancelled Vested Company RSU becoming entitled to receive for each share of Common Stock subject to such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the Merger Consideration. The Surviving Corporation will pay such Merger Consideration to the former holders of Vested Company RSUs on or promptly following the Closing Date. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code, will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

•

Each Unvested Company RSU will be cancelled and converted into the contingent right to receive the Cash Replacement RSU Amounts. The right to receive the Cash Replacement RSU Amounts will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Unvested Company RSUs for which they were exchanged immediately prior to the Effective Time. Subject to continued service through the applicable vesting dates or earlier satisfaction of the applicable vesting conditions for the Unvested Company RSUs, the right to receive the Cash Replacement RSU Amount will vest and the Surviving Corporation will pay the Cash Replacement RSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company RSU award agreement. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

•

Each Company MSU that is an Earned Unit will be cancelled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the product of (i) the Merger Consideration multiplied by (ii) the applicable number of shares of Common Stock subject to such Earned Unit as of immediately prior to the Effective Time. The Surviving Corporation will pay such Merger Consideration (i) to the former holders of Accelerated Units, on or promptly following the Closing Date and (ii) to the former holders of Vested Earned Units and that have an applicable settlement date following the Closing Date, on the applicable settlement date. The right to receive the Cash Replacement MSU Amounts with respect to any Earned Units that are Nonaccelerated Earned Units outstanding as of immediately prior to the Effective Time will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Nonaccelerated Earned Units for which they were exchanged immediately prior to the Effective Time. Subject to continued service through the applicable settlement date for the Cash Replacement MSU Amounts, the right to receive the Cash Replacement MSU Amount will vest and the Surviving Corporation will pay the Cash Replacement MSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company MSU award agreements. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

Treatment of Employee Stock Purchase Plan

Following the Agreement Date, the Board will adopt resolutions and take any other necessary actions to provide that (i) with respect to the outstanding Offering Period (as defined in the Company’s ESPP) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election or contribution rate in effect on the Agreement Date for such Offering Period or make any separate non-payroll contributions to the Company ESPP on or following the Agreement Date and no new participants may participate in such Offering Period and such Offering Period will not be extended beyond its current end date; (ii) no new participant may commence participation in the Company ESPP; (iii) no new Offering Period will be authorized or commenced under the Company ESPP on or after the Agreement Date; (iv) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as such term is defined in the Company ESPP) will occur on a date selected by the

Company that is no later than five (5) business days prior to the Effective Time, in which case any shares of Common Stock purchased under the Offering Period will be treated the same as all other shares of Common Stock; and (v) immediately prior to, and subject to the occurrence of, the Effective Time, the Company ESPP will terminate and no further rights will be granted or exercised under the Company ESPP thereafter. On the day following the Final Exercise Date, any funds credited as of such date under the Company ESPP that are not used to purchase shares of Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP will be refunded to the applicable participant in accordance with the terms of the Company ESPP.

Equity Interests of the Company’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Common Stock, Company RSUs that it is anticipated will accelerate vesting on or prior to the Closing and Company MSUs that will become Earned Units as of the Closing that are currently held by each of the Company’s executive officers and non-employee directors, as applicable, and the amounts that would be realized (subject to any required tax withholdings or deductions) by such individuals with respect to these shares based on the estimated Merger Consideration of $23.25 per share, assuming that the Closing occurs on December 15, 2025, which is the assumed Closing Date only for purposes of this compensation-related disclosure, but based on outstanding equity interests held as of September 30, 2025. The following table also sets forth the number of shares of unvested Company RSUs and Company MSUs which are outstanding as of September 30, 2025 and which are not anticipated to accelerate vesting prior to or as of the Closing. The table below does not take into account any scheduled vesting of equity awards that is anticipated to occur following September 30, 2025 and prior to the Closing or attempt to forecast any grants, additional issuances, purchases, sales or forfeitures of equity interests following September 30, 2025.

Name(1)	Shares (#)(2)	Shares ($)	Accelerated Vesting RSUs (#)(3)	Accelerated Vesting RSUs ($)	Accelerated Units (MSUs) (#)(4)	Accelerated Units (MSUs) ($)	Unvested RSUs (#)(5)	Unvested RSUs ($)	Nonaccelerated Earned Units (MSUs) (#)(6)	Nonaccelerated Earned Units (MSUs) ($)	Total ($)
Jeff Cotten			126,829	2,948,774.25	46,807	1,088,262.75	211,389	4,914,794.25	395,310	9,190,957.50	18,142,788.75
Stefan Schulz	291,251	6,771,585.75			13,797	320,780.25	184,116	4,280,697.00	45,617	1,060,595.25	12,433,658.25
Todd McNabb	66,422	1,544,311.50			8,968	208,506.00	134,488	3,126,846.00	29,650	689,362.50	5,569,026.00
Andres Reiner	1,087,565	25,285,886.25			18,971	441,075.75	292,335	6,796,788.75	62,723	1,458,309.75	33,982,060.50
Jennifer Biry	7,121	165,563.25	11,262	261,841.50							427,404.75
Raja Hammoud	27,955	649,953.75	11,262	261,841.50							911,795.25
Leland Jourdan	14,947	347,517.75	11,262	261,841.50							609,359.25
Catherine Lesjak	28,103	653,394.75	11,262	261,841.50							915,236.25
Greg B. Petersen	125,170	2,910,202.50	11,262	261,841.50							3,172,044.00
William Russell	160,269	3,726,254.25	11,262	261,841.50							3,988,095.75
John Strosahl	3,614	84,025.50	11,262	261,841.50							345,867.00
Timothy V. Williams	130,179	3,026,661.75	11,262	261,841.50							3,288,503.25
Katie May	1,495	34,758.75	11,262	261,841.50							296,600.25

(1)	Under applicable SEC rules, this disclosure also covers Mr. McNabb, who ceased serving as Chief Revenue Officer in July 2025 and Mr. Reiner, who stepped down as Chief Executive Officer in June 2025.
(2)	Consists of shares of Common Stock directly held and shares of Common Stock beneficially owned as defined in Rule 16a-1(a)(2) under the Exchange Act as of September 30, 2025.
(3)

Represents number of outstanding Company RSUs that are estimated to accelerate vesting prior to Closing for Mr. Cotten and at the Closing for the non-employee directors. For Mr. Cotten, the number of Company RSUs listed in the table is the number of Company RSUs that are estimated to accelerate vesting on a date selected by the Company that is within five to ten days prior to the Closing if the Closing Date occurs no later than December 31, 2025. If the Closing Date occurs on or after January 1, 2026, the number of Company RSUs that will accelerate vesting on a date selected by the Company that is no later than December 22, 2025 are instead estimated to be approximately 190,250 shares. However, whether the Closing occurs in 2025 or 2026, the actual number of Mr. Cotten’s RSUs that will accelerate vesting may be higher or lower than these estimated numbers. The actual number of Mr. Cotten’s RSUs that will accelerate vesting will depend, in part, upon the updated estimated number of Company MSUs that will become Earned Units and Mr. Cotten’s final estimated annual bonus for 2025 and the cost of continuation coverage under COBRA.

(4)

Represents number of outstanding Company MSUs that are estimated to become Accelerated Units, which will be settled on or promptly following the Closing Date. For outstanding Company MSUs granted in 2025, the number of estimated Accelerated Units has been calculated assuming a Closing Date of September 30, 2025, that the Company’s ending performance was $23.25 per share, and the performance of the peer group firms was calculated using the average closing price for the 10 trading days ending on the fifth business day prior to September 30, 2025. For outstanding Company MSUs granted prior to 2025, the number of estimated Accelerated Units has been calculated assuming a Closing Date of September 30, 2025, that the Company’s ending performance was $23.25 per share, and the performance of the comparative Russell 2000 Index was calculated using the average closing index value for the 15-calendar day period ending on September 30, 2025.

(5)

Represents maximum number of outstanding Unvested Company RSUs that will be converted into the Cash Replacement RSU Amounts. Includes the number of Unvested Company RSUs that are eligible for double-trigger vesting acceleration under the Employment Agreements with our executive officers (described further in “Payments Upon Termination Following Change-in-Control” below).

(6)

Represents estimated number of outstanding Company MSUs that will not become Accelerated Units and which will become Nonaccelerated Earned Units that are converted into the right to receive the Cash Replacement MSU Amounts. This includes the number of Nonaccelerated Earned Units that are eligible for double-trigger vesting acceleration under the Employment Agreements (described further in “Payments Upon Termination Following Change-in-Control” below). For outstanding Company MSUs granted in 2025, the number of estimated Nonaccelerated Earned Units has been calculated assuming a Closing Date of September 30, 2025, that the Company’s ending performance was $23.25 per share, and the performance of the peer group firms was calculated using the average closing price for the 10 trading days ending on the fifth business day prior to September 30, 2025. For outstanding Company MSUs granted prior to 2025, the number of estimated Nonaccelerated Earned Units has been calculated assuming a Closing Date of September 30, 2025, that the Company’s ending performance was $23.25 per share, and the performance of the comparative Russell 2000 Index was calculated using the average closing index value for the 15-calendar day period ending on September 30, 2025.

Payments Upon Termination Following Change-in-Control

We have entered into employment agreements with each of Jeff Cotten and Todd McNabb, an amended and restated employment agreement with Stefan Schulz and a second amended and restated employment agreement (as amended) with Andres Reiner (each an “Employment Agreement” and collectively the “Employment Agreements”), each of whom is a named executive officer, that provide for the payment of severance payments and benefits upon a qualifying termination in connection with a change in control, as discussed below. Mr. McNabb’s employment previously terminated effective as of July 19, 2025 and the severance payments and benefits he was previously entitled to receive in connection with his termination are described further below. The following descriptions of the terms of the Employment Agreements with our named executive officers are intended as a summary only and are qualified in their entirety, in the case of Mr. Schulz, by reference to the amended and restated Employment Agreement filed as Exhibit 10.9 to our Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 14, 2024, and in the case of Mr. Cotten, by reference to the Employment Agreement filed as Exhibit 10.2 to our Current Report on Form 8-K, which was filed with the SEC on May 1, 2025. Mr. Reiner’s second amended and restated Employment Agreement (which was filed as Exhibit 10.2 to our Current Report on Form 8-K, which was filed with the SEC on December 4, 2018), was amended by the Retirement Transition Agreement, entered into as of June 2, 2025 in connection with his resignation as Chief Executive Officer (the “Retirement Transition Agreement”), which has not been filed with the SEC because he was no longer an executive officer at the time the agreement was entered into. For information regarding the potential total dollar value of the compensation that would be paid under the Employment Agreements with our named executive officers in connection with a qualifying termination of employment in connection with the Merger and assuming that the Closing Date occurs as of December 15, 2025 see below under “Golden Parachute Compensation.”

Our Employment Agreements generally provide for severance payments and benefits (including subsidized premiums for certain continuing health, retirement and insurance benefits) where the executive’s employment is terminated by the Company without “cause” (as defined in each Employment Agreement) or the executive officer resigns for “good reason” (as defined in each Employment Agreement), in the case of Mr. Schulz and Mr. Reiner (and with respect to Mr. Reiner pursuant to his Employment Agreement terms as amended pursuant to his Retirement Transition Agreement) only, within six months prior to or anytime following a change in control, which includes the Merger (an “NEO Qualifying Termination”), or, in the case of Mr. Cotten only, within three months prior to or twelve months following a change in control, which includes the Merger (a “CEO Qualifying Termination”).

Mr. Cotten’s Employment Agreement provides that upon an CEO Qualifying Termination, he is entitled to (i) a lump sum cash payment equal to 150% of his then current base salary, (ii) a lump sum cash payment equal to 18 months of the monthly premium cost to Mr. Cotten of continued coverage for Mr. Cotten that would be incurred for continuation of coverage under COBRA, (iii) a lump sum cash payment of any unpaid bonus for the fiscal year preceding the termination date, any earned but unpaid bonus for the fiscal year in which the termination occurs, prorated for the number of days employed in the year in which the termination date occurs, and 150% of the bonus that he would have received at 100% of the performance targets, and (iv) the acceleration of vesting with respect to (a) 50% of all such equity awards if the change in control occurs on or before December 31, 2025 or (b) 100% of all such equity awards if the change in control occurs after December 31, 2025.

Mr. Schulz’s Employment Agreement provides that upon an NEO Qualifying Termination, he is entitled to (i) a lump sum cash payment equal to 150% of his then current base salary, (ii) a lump sum cash payment equal to 18 months of the monthly premium cost to Mr. Schulz of continued coverage for Mr. Schulz that would be incurred for continuation of coverage under COBRA, (iii) a lump sum cash payment equal to any unpaid bonus related to completed bonus periods prior to the termination date and the amount of bonus that Mr. Schulz would have received at 100% of the performance targets, as if he had continued employment for 18 months post-termination, and (iv) the acceleration of vesting of all equity awards.

Each of Mr. Cotten’s and Mr. Schulz’s Employment Agreements was amended on October 23, 2025 to provide that the Merger will automatically trigger their rights to resign for good reason and receive CEO Qualifying Termination and NEO Qualifying Termination severance payment and benefits, respectively, because the Merger will result in a material diminution of their authority, duties and responsibilities.

Mr. Reiner’s Employment Agreement was amended in connection with his resignation as Chief Executive Officer by the Retirement Transition Agreement, effective as of June 2, 2025. The Retirement Transition Agreement amended Mr. Reiner’s Employment Agreement to provide that upon an NEO Qualifying Termination, he is entitled to (i) full payout of his 2025 annual bonus without proration based on achievement of performance goals for 2025 based on his bonus target prior to the date he resigned upon his successor’s appointment and (ii) the acceleration of vesting of all equity awards, including any equity award with a performance-based component, which accelerates in connection with a change in control in accordance with the terms of the applicable award agreement.

Mr. McNabb’s employment with the Company previously terminated effective as of July 19, 2025. In connection with his termination, which at the time was not contemplated to be in connection with a change in control, he was entitled to the right to receive (i) 100% of his then current base salary, payable in equal monthly installments over the course of a year, (ii) any unpaid bonus related to the completed bonus periods prior to the termination date, payable in a lump sum, and the bonus that Mr. McNabb would have received at 100% performance targets as if Mr. McNabb continued employment for 12 months post-termination payable in equal monthly installments over 12 months, and (iii) the acceleration of vesting of all equity awards that would have vested prior to the first anniversary of his termination date. However, if the Closing occurs prior to January 19, 2026, that would cause his termination to be within the six-month period prior to a change in control, and he would accordingly be entitled to receive the following additional severance payments and benefits: (i) a lump sum cash payment of

50% of his annual base salary, plus any then remaining unpaid installments of his original base salary severance benefits, (ii) accelerated payment of the remaining unpaid installments of his target annual bonus severance and an additional payment representing the amount of bonus that Mr. McNabb would have received at 100% of the performance targets, as if he had continued employment for an additional six months post-termination, and (iii) the acceleration of vesting of all his equity awards that were unvested as of his termination date. Mr. McNabb was not and is not eligible for any cash severance as replacement for the cost of continuation of coverage under COBRA because he was not eligible for COBRA continuation coverage when his employment terminated.

Additionally, payment of any severance amounts is conditioned on the executive officer timely delivering an effective release of claims and complying with the non-compete and non-solicitation provisions as specified in the executive officer’s Employment Agreement and in the event the payment of any severance amounts payable pursuant to the Employment Agreements within six months of the date of the applicable executive’s qualifying termination would cause such executive to incur any additional tax under Section 409A of the Code, then payment of such amounts will be delayed until the date that is six months and one day following such executive’s termination date.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the Company’s named executive officers that is based on or otherwise relates to the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The table below assumes that the Closing occurs on December 15, 2025 and the employment of the executive officer is terminated by the Company on such date or was or is previously terminated in a CEO Qualifying Termination or an NEO Qualifying Termination (as applicable), and the executive officer timely delivers an effective release of claims and complies with the non-compete and non-solicitation provisions as specified in the executive officer’s Employment Agreement. Each of Mr. Cotten and Mr. Schulz will have the right to resign for good reason as a result of the Closing as set forth in the October 2025 amendment to their Employment Agreements as described above. The table below is based on the equity interests held by the named executive officers as of September 30, 2025 after excluding all vesting of such equity awards that is scheduled to occur in ordinary course following September 30, 2025 and prior to December 15, 2025, but otherwise does not attempt to forecast any grants, additional issuances, purchases, sales or forfeitures of equity interests following September 30, 2025. Our named executive officers will not receive pension, non-qualified deferred compensation, tax reimbursements, or other benefits in connection with the Merger.

The amounts set forth in the table are estimates based on the Merger Consideration. Some of the amounts set forth in the table are payable prior to the consummation of the Merger and some would be payable solely by virtue of the consummation of the Merger. In addition to the assumptions regarding the consummation date of the Merger and the termination of employment, these estimates are based on certain other assumptions that are described in the footnotes accompanying the table below. Accordingly, the ultimate values to be received by a named executive officer in connection with the Merger will differ, and may differ substantially, from the amounts set forth below. The sum of the individual numerical amounts in the table and footnotes below may not equal the total in the table below due to rounding.

Name (1)	Total Cash(2)	Total Equity(3)	Total Perquisites(4)	Total
Jeff Cotten	2,147,568	9,071,394	25,000	11,243,962
Stefan Schulz	1,656,848	5,387,513	25,000	7,069,361
Todd McNabb	450,000	4,024,715		4,474,715
Andres Reiner	851,942	8,180,815		9,032,757

(1)

Mr. McNabb ceased serving as Chief Revenue Officer effective July 1, 2025. Mr. Reiner resigned as Chief Executive Officer and transitioned into a part-time employee advisory role effective June 2, 2025.

(2)

These amounts represent the “double-trigger” cash severance payments each named executive officer is eligible to receive in connection with an CEO Qualifying Termination, an NEO Qualifying Termination or, in the case of Mr. McNabb, if the Closing occurs prior to January 19, 2026, pursuant to the terms of their respective Employment Agreements, as described in “Payments Upon Termination Following Change-in-Control” above. The cash severance amounts for Mr. Cotten include lump sum payments equal to (i) 150% of his then-current annual base salary ($832,500), (ii) 150% of pro-rated current year bonus amount ($449,322) plus 150% of his target annual bonus amount ($832,500), and (iii) 18 months of the monthly premium cost of continued coverage under COBRA ($33,246). The cash severance amounts for Mr. Schulz include lump sum payments equal to (i) 150% of then-current annual base salary ($633,000), (ii) unpaid bonus amounts for previously completed bonus performance periods ($484,202) plus 18 months of his target annual bonus amount ($506,400), and (iii) 18 months of the monthly premium cost of continued coverage under COBRA ($33,246). The cash severance amount for Mr. Reiner represents the full lump sum payout of 150% of his target annual bonus. The cash severance amounts for Mr. McNabb, which were triggered upon Mr. McNabb’s prior termination of employment, which at the time was not contemplated to be in connection with a change in control, were equal to (i) 100% of his then current annual base salary ($450,000), payable in equal monthly installments over the course of a year, and (ii) unpaid bonus amounts for previously completed bonus performance periods payable in a lump sum ($246,575), plus 12 months of his target annual bonus amount ($450,000) payable in equal monthly installments over the course of a year. However, if the Closing occurs prior to January 19, 2026, Mr. McNabb’s termination of employment will be within the six-month period prior to a change in control, and he will accordingly be entitled to the accelerated payment of the remaining unpaid installments of his original base salary and target annual bonus severance amounts described above, and additional cash severance benefits equal to (i) an additional 50% of his annual base salary ($225,000), and (ii) an additional six months of his target annual bonus amount ($225,000).

(3)

These amounts represent the aggregate estimated value of the outstanding Company RSUs and Company MSUs held by the named executive officers that would accelerate vesting as a direct result of the Merger, assuming the Merger occurs on December 15, 2025, and there is a qualifying termination of employment. For outstanding Company MSUs granted in 2025, the estimated aggregate value of such MSUs has been calculated assuming a Closing Date of September 30, 2025, that the Company’s ending performance was $23.25 per share, and the performance of the peer group firms was calculated using the average closing price for the 10 trading days ending on the fifth business day prior to September 30, 2025. For outstanding Company MSUs granted prior to 2025, the estimated aggregate value of the MSUs has been calculated assuming a Closing Date of September 30, 2025, that the Company’s ending performance was $23.25 per share, and the performance of the comparative Russell 2000 Index was calculated using the average closing index value for the 15-calendar day period ending on September 30, 2025. These amounts do not include payments in respect of outstanding Company RSUs or Company MSUs that are already vested or Company RSUs which are scheduled to vest in ordinary course prior to December 15, 2025 because the named executive officer would already be entitled to the economic benefit of such equity. For information regarding all equity awards held by the named executive officers, see the table in the section entitled “Equity Interests of the Company’s Executive Officers and Non-Employee Directors”. These amounts are generally “double-trigger” benefits and will only be paid if the named executive officer (other than Mr. McNabb) incurs a CEO Qualifying Termination or an NEO Qualifying Termination, as applicable, provided that a portion of Mr. Cotten’s Company RSUs will accelerate vesting prior to the Closing, as described below under “280G Equity Acceleration,” and such value of Mr. Cotten’s Company RSUs that will accelerate vesting prior to the Closing is included in the table above. In connection with Mr. McNabb’s prior cessation of employment, which at the time was not contemplated to be in connection with a change in control, he was entitled to the right to receive the acceleration of vesting of all equity awards that would have vested prior to the first anniversary of his termination date, and therefore the estimated value of such previously accelerated equity awards is not included in the table above. If the Closing occurs prior to January 19, 2026, Mr. McNabb’s termination will be within the six-month period prior to a change in control, and he will accordingly be entitled to receive acceleration of vesting of all his equity awards that were unvested as of his termination date and which did not previously accelerate vesting, so that the amounts set forth for Mr. McNabb in the table above reflect the estimated value of the remaining unvested portion of his equity awards that may potentially vest in connection with the Closing.
(4)

In connection with the Merger, each of Mr. Cotten and Mr. Schulz will have their current Employment Agreements amended and potentially may enter into new employment arrangements with the Parent. The Company has agreed to pay a law firm, Stuart PC, its fees in connection with its individual representation of each of Mr. Cotten and Mr. Schulz with respect to such arrangements. The estimated maximum amount of compensatory income that will be attributed to each of Mr. Cotten and Mr. Schulz in connection with such payments is estimated to not exceed $25,000.

280G Equity Acceleration

Based on information available to date, Mr. Cotten is the only currently serving executive officer who would be expected, absent any mitigating actions, to be subject to the any golden parachute excise taxes imposed due to Section 280G of the Code (the “280G Excise Tax”). Under the “best net” approach pursuant to his Employment Agreement, where he will receive either (i) the full amount of such payments and benefits or (ii) the greatest amount of such payments and benefits that will not subject him to the 280G Excise Tax, whichever would result in the greatest after-tax amount, the current analysis indicates that, absent any mitigating actions, Mr. Cotten would be expected to receive the full amount of the payments and benefits due to him, resulting in the Company’s inability to claim deductions with respect to a portion of such compensation and the imposition on Mr. Cotten of the 280G Excise Tax.

Therefore, in order to mitigate the expected impact of Section 280G of the Code on both the Company and Mr. Cotten, the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”) will approve the acceleration of the vesting and settlement of a number of Unvested Company RSUs held by Mr. Cotten with the intended effect that he will not potentially become subject to any 280G Excise Tax. If the Closing occurs in 2025, then it is estimated that 126,829 of Mr. Cotten’s Unvested Company RSUs will accelerate vesting on a date selected by the Company that is within five to ten business days prior to the Closing. If the Closing occurs in 2026, it is estimated that 190,250 of Mr. Cotten’s Unvested Company RSUs will accelerate vesting on a date selected by the Company that is no later than December 22, 2025. However, whether the Closing occurs in 2025 or 2026, the actual number of Mr. Cotten’s RSUs that will accelerate vesting may be higher or lower than these estimated numbers. The actual number of Mr. Cotten’s RSUs that will accelerate vesting will depend, in part, upon the updated estimated number of Company MSUs that will become Earned Units and Mr. Cotten’s final estimated annual bonus for 2025 and the cost of continuation coverage under COBRA.

The Company is not providing Mr. Cotten any gross-up or reimbursement payment for any taxes, including any 280G Excise Taxes, that he may incur as a result of the Merger. Taking into account the expected impacts, the Compensation Committee and the Company believe that these actions were appropriate in light of the potential benefits to the Company and Mr. Cotten, including preserving the Company’s ability to claim tax deductions.

In addition, the Company is permitted to take reasonable actions, in consultation with and subject to the prior approval of Parent, with regards to its executive officers prior to the Effective Time of the Merger in order to mitigate the effects of Section 280G and Section 4999 of the Code in connection with the Merger. Assuming that the Closing occurs in December 2025, the Company does not anticipate that it will take such action with respect to any executive officers, other than Mr. Cotten, as described above. However, if the Closing were to instead occur in 2026, the Company may elect to take such mitigation actions, which may include accelerating the vesting of equity awards held by other executive officers.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (as defined in the sections entitled “Material U.S. Federal Income Tax

Consequences of the Merger—U.S. Holders” and “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” respectively) whose shares of Common Stock are exchanged for cash pursuant to the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based the on the Code, applicable U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These laws and authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

The summary applies only to beneficial owners who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and is not intended for holders of Common Stock subject to special treatment under U.S. federal income tax law, including, without limitation, the following:

•	partnerships and other pass-through entities;

•	banks and other financial institutions;

•	tax-exempt organizations and pension funds;

•	individual retirement accounts;

•	insurance companies;

•	dealers or traders in securities;

•	persons who acquired their shares of Common Stock through the exercise of options or similar derivative securities or otherwise as compensation;

•	persons whose shares of Common Stock are qualified small business stock for purposes of Section 1202 of the Code;

•	persons whose shares of Common Stock are “Section 1244 stock” for purposes of Section 1244 of the Code;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons who hold their shares of Common Stock as part of a hedge, appreciated financial position, straddle or conversion transaction;

•	persons who have entered into a constructive sale of their Common Stock under the Code;

•	a controlled foreign corporation;

•	a passive foreign investment company; or

•	a U.S. expatriate.

This summary does not address any aspect of state, local or foreign tax laws, any estate or gift tax considerations, the application of the alternative minimum tax or any U.S. federal non-income taxes (including, for example, the additional 3.8% tax on certain net investment income that may be imposed under the Code) or any other form of taxation that may be applicable to a stockholder. Furthermore, it generally does not address the tax consequences of transactions effectuated before, after, or at the same time as the Merger, whether or not they are in connection with the Merger.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner of such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Common Stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner.

U.S. Holders

For purposes of this summary, a “U.S. holder” is any beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “ —Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Common Stock is more than 12 months at the Effective Time. Long-term capital gains of non-corporate U.S. holders are generally subject to tax at a maximum rate of 20% under current law and short-term capital gains are generally subject to tax at ordinary income tax rates. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Common Stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). In such case, a non-U.S. holder whose shares of Common Stock are exchanged for cash in the Merger generally is not expected to be subject to U.S. federal income tax on any gain realized on such sale or exchange unless:

•

the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock for cash pursuant to the Merger and certain other conditions are met; or

•

the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of our Common Stock at any time during the five-year period preceding the Merger and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Common Stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on any gain realized, which may be offset by U.S.-source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Backup Withholding and Information Reporting

Backup withholding of tax (currently at the rate of 24%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each U.S. holder that is a stockholder of record should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal and return it to the Exchange Agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent.

A non-U.S. holder that is a stockholder of record that provides the Exchange Agent with the applicable Form W-8 providing certification of non-U.S. status (such as a Form W-8BEN, W-8BEN-E or another appropriate version of Form W-8) will generally establish an exemption from backup withholding, although the Exchange Agent may require additional documentation to establish such exemption.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a stockholder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

The U.S. federal income tax consequences described above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder, the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws, if applicable.

Regulatory Approvals

Under the terms of the Merger Agreement, the Merger cannot be completed until notice has been filed with the Federal Trade Commission and the DOJ under the HSR Act and the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated. The parties made the required filings under the HSR Act on October 24, 2025. We anticipate that the initial waiting period will expire at 11:59 pm Eastern Time on November 24, 2025, unless otherwise terminated or extended.

In addition, under the terms of the Merger Agreement, the Merger cannot be completed until merger control filings are submitted to, and clearances are received from, (i) the German Federal Cartel Office (Bundeskartellamt) and (ii) the Australian Competition & Consumer Commission. The parties made the required merger control filings on October 21, 2025 and October 23, 2025, respectively. As of the date hereof, the Company has received notice that the Australian Competition & Consumer Commission has cleared the Merger under the Australian Competition and Consumer Act 2010.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement. You are encouraged to read the Merger Agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide you with information regarding its terms, and we recommend that you read it in its entirety. The Merger Agreement is a contractual document that establishes and governs the legal relations between the Company, Parent and Merger Sub and allocates risks between the parties with respect to the Merger, the other agreements contemplated by the Merger Agreement, and the transactions contemplated by the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates specified in the Merger Agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract between the respective parties and are subject to representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, security holders, or securities laws. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The representations and warranties in the Merger Agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 108.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, as of and at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL. The Company will be the Surviving Corporation, will become a wholly owned direct subsidiary of Parent and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, our Common Stock will subsequently be delisted from the NYSE, will be deregistered under the Exchange Act, and we will cease to be publicly traded and will no longer file periodic reports with the SEC.

Closing and Effective Time

The Closing will take place no later than the third (3rd) business day after the later to occur of (i) the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to Closing (described under the caption

“Conditions to Completion of the Merger”) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions at the Closing) and (ii) the date of the completion of the Consultation (as defined in the section entitled “The Merger Agreement—Other Covenants and Agreements”), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. At the Closing, the Company will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.

Organizational Documents

At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation (except that all references to the name of Merger Sub therein will be modified to refer to the name of the Company).

Officers and Directors

The directors of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors of Merger Sub immediately prior to the Effective Time. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

Treatment of Common Stock, Restricted Stock Units and Market Stock Units

Common Stock

The Merger Agreement provides that, at the Effective Time, each share of our Common Stock issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and automatically converted into the right to receive the Merger Consideration, less any applicable withholding taxes. Dissenting Shares will be automatically cancelled without any conversion thereof and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the Merger.

Restricted Stock Units

At the Effective Time, each Unvested Company RSU will be cancelled and converted into the contingent right to receive the Cash Replacement RSU Amounts. The right to receive the Cash Replacement RSU Amounts will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Unvested Company RSUs for which they were exchanged immediately prior to the Effective Time. Subject to continued service through the applicable vesting dates or earlier satisfaction of the applicable vesting conditions for the Unvested Company RSUs, the right to receive the Cash Replacement RSU Amount will vest and the Surviving Corporation will pay the Cash Replacement RSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company RSU award agreement. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

At the Effective Time, each Vested Company RSU will be cancelled, with the former holders of such cancelled Vested Company RSU becoming entitled to receive for each share of Common Stock subject to such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the Merger Consideration. The Surviving Corporation will pay such Merger Consideration to the former holders of Vested Company RSUs on or promptly following the Closing Date. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code, will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

Market Stock Units

At the Effective Time, each Company MSU that is an Earned Unit will be cancelled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding of Tax, equal to the product of (i) the Merger Consideration multiplied by (ii) the applicable number of shares of Common Stock subject to such Earned Unit as of immediately prior to the Effective Time. The Surviving Corporation will pay such Merger Consideration (i) to the former holders of Accelerated Units, on or promptly following the Closing Date and (ii) to the former holders of Vested Earned Units and that have an applicable settlement date following the Closing Date, on the applicable settlement date. The right to receive the Cash Replacement MSU Amounts with respect to any Earned Units that are Nonaccelerated Earned Units outstanding as of immediately prior to the Effective Time will remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Nonaccelerated Earned Units for which they were exchanged immediately prior to the Effective Time. Subject to continued service through the applicable settlement date for the Cash Replacement MSU Amounts, the right to receive the Cash Replacement MSU Amount will vest and the Surviving Corporation will pay the Cash Replacement MSU Amounts to the applicable holders thereof on the applicable settlement dates set forth in the Company MSU award agreements. Any such payment that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the applicable settlement date or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

Treatment of Company ESPP

Following the Agreement Date, the Board will adopt resolutions and take any other necessary actions to provide that (i) with respect to the outstanding Offering Period (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant may increase the percentage amount of his or her payroll deduction election or contribution rate in effect on the Agreement Date for such Offering Period or make any separate non-payroll contributions to the Company ESPP on or following the Agreement Date, and such Offering Period will not be extended beyond its current end dated; (ii) no new participant may commence participation in the Company ESPP; (iii) no new Offering Period will be authorized or commenced under the Company ESPP on or after the Agreement Date; (iv) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Purchase Date (as such term is defined in the Company ESPP) will occur on a date selected by the Company that is no later than five (5) business days prior to the Effective Time, in which case any shares of Common Stock purchased under the Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (v) immediately prior to and subject to the occurrence of the Effective Time, the Company ESPP will terminate and no further rights will be granted or exercised under the Company ESPP thereafter. On the day following the Final Exercise Date, any funds credited as of such date under the Company ESPP that are not used to purchase shares of Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP will be refunded to the applicable participant in accordance with the terms of the Company ESPP.

Payment Procedures

At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent reasonably acceptable to the Company, cash in an amount sufficient to pay the Merger Consideration in respect of such shares outstanding immediately prior to the Effective Time (excluding Dissenting Shares). Parent will further cause the Surviving Corporation to make the payments due to the holders of Company RSUs and Company MSUs through the Surviving Corporation’s payroll system, payroll provider or accounts payable, on or promptly following the Closing Date, or at such later time as is necessary to avoid the imposition of penalties or adverse tax consequences under Section 409A of the Code.

Within five business days after the Effective Time, Parent will cause the Exchange Agent to send to each record holder of shares of Common Stock (other than the Company, Parent, Merger Sub or any subsidiary of the Company or Parent), whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal, in form and substance reasonably acceptable to the Company, and instructions for use in the exchange of shares of Common Stock for the Merger Consideration (which will specify that delivery will be effected, and risk of loss and title will pass, only upon delivery or transfer of the shares of Common Stock to the Exchange Agent).

Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the Merger Consideration in respect of the Common Stock represented by such certificate or uncertificated shares.

Each of Parent, the Company, Surviving Corporation and the Exchange agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to the Merger Agreement to any person such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law, and such amounts so deducted and withheld will be treated as having been paid to the person in respect of which such deduction and withholding was made.

As of the Effective Time, our stock transfer books will be closed and thereafter there will be no further registration of transfers of any shares of Common Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Common Stock are presented to the Surviving Corporation or Exchange Agent for transfer, they will be cancelled and exchanged as provided in the Merger Agreement.

If any cash deposited with the Exchange Agent is not claimed within one year following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent for payment of the Merger Consideration. Neither Parent, the Surviving Corporation, nor the Exchange Agent will be liable for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law. Any cash deposited with the Exchange Agent that remains unclaimed immediately prior to the time at which such amounts would otherwise become property of a Governmental Authority will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Appraisal Rights

Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 102 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL, THE FULL TEXT OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.

Representations and Warranties

Certain representations and warranties in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect” or words of similar import. Under the Merger Agreement, “Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement, including the Merger, provided, however, that, solely with respect to clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(i)	general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)	conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and its subsidiaries operate;

(iii)

conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including the Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including the Common Stock) or any market index (provided that the underlying causes of such declines with respect to the Common Stock (subject to the other provisions of this definition) may be taken into account);

(iv)

regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world generally or acts of war (whether or not declared, including, for the avoidance of doubt, the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), armed or unarmed hostilities or attacks (including social unrest and protests), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v)

any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates or to which Parent has expressly consented to or requested; or the taking of any action expressly required by the Merger Agreement; or the failure to take any action expressly prohibited by the Merger Agreement;

(vi)	any changes in applicable law, accounting rules (including GAAP), applied on a consistent basis or the enforcement, implementation or interpretation thereof;

(vii)

the announcement of the Merger Agreement, and the pendency or completion of the Merger and the transactions contemplated by the Merger Agreement or the plans of Parent and its affiliates and other related parties with respect to the Company’s business following the completion of the Merger and the transactions contemplated by the Merger Agreement, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its subsidiaries, (C) the termination of (or the failure of any third party to renew or enter into) any contracts with customers, suppliers, distributors or other business partners of the Company, and (D) any other negative development (or potential negative development) in the Company’s subsidiaries’ relationships with any of their employees, customers, suppliers, distributors or other business partners (it being understood that this clause (vii) shall not apply with respect to any representation and warranty contained in the Merger Agreement to the extent that it expressly addresses consequences of the execution, delivery or performance of the Merger Agreement);

(viii)

any natural or man-made disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic (including COVID-19), epidemic, disease outbreak or public health event, or other force majeure events in the United States or any other country or region in the world;

(ix)

changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, provided, however, that the exception in this clause (ix) shall not prevent the underlying facts giving rise or contributing to such change from being taken into account in determining whether a Material Adverse Effect has occurred; or

(x)	the availability or cost of equity, debt or other financing to Parent or Merger;

provided, that in the case of clauses (i), (ii), (iii), (iv), (vi) and (viii), such events, effects, occurrences, facts, circumstances, conditions or changes may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such events, effect, occurrence, fact, circumstance, condition or change has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other similarly situated companies operating in the industries in which the Company and its subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

We have made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules delivered in connection therewith (the “Company Disclosure Schedules”). These representations and warranties relate to, among other things:

•

the organization, valid existence, and good standing of the Company and its subsidiaries and the power and authority to carry on our business as currently conducted and to own, lease and operate the properties and assets and the qualification to do business and good standing in any jurisdiction in which the nature of our business so requires, except where the failure to be so organized, existing or in good standing or qualified or licensed would not have a material adverse effect;

•	our charter and Bylaws and the similar organizational documents of us and our subsidiaries;

•	the capital structure and indebtedness of us and our subsidiaries, including our equity awards, the absence of restrictions or liens with respect to the equity interests of us and our subsidiaries;

•

our power to execute and deliver the Merger Agreement, perform our obligations under the Merger Agreement and, subject to receipt of the Company Stockholder Approval in respect of the Merger, to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement against us;

•	the Company Stockholder Approval required in connection with the approval of the Merger and the other transactions contemplated by the Merger Agreement;

•

the approval of the Board in respect of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and its recommendation to the Company stockholders to approve the Merger;

•

the absence of any governmental filings or actions required in connection with the execution, delivery and performance by us of the Merger Agreement and the consummation of the transactions contemplated thereby other than as described in the Merger Agreement;

•

the absence of conflicts with, or violations or breaches of, organizational documents of us and our subsidiaries or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts to which we or any of our subsidiaries is a party, in each case, in connection with the performance of the Merger Agreement and our obligations thereunder;

•	our SEC filings since January 1, 2023, and the financial statements contained in those filings;

•	our system of internal controls and preparation of financial statements in accordance with GAAP;

•	our internal controls over financial reporting and disclosure controls and procedures;

•

the conduct of the business of the Company and its subsidiaries in the in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since June 30, 2025;

•	the absence of legal proceedings and orders;

•	except for Qatalyst Partners, the absence of any advisory, broker’s or finder’s fees payable in connection with the transactions contemplated by the Merger Agreement;

•	our and our subsidiaries’ employee benefit plans;

•	the receipt by the Board of the opinion of Qatalyst Partners;

•	tax matters affecting us and our subsidiaries;

•

our and our subsidiaries’ compliance with all applicable laws and governmental permits since January 1, 2023 and the possession of all governmental permits required to conduct our business as presently conducted and to own, lease and operate the properties and compliance with such governmental permits and validity and full force and effect of those governmental permits since January 1, 2023;

•	ownership of or rights with respect to the intellectual property of us and our subsidiaries;

•	labor and employment matters related to us and our subsidiaries;

•	our and our subsidiaries’ insurance policies;

•	our and our subsidiaries’ material contracts and the absence of certain breaches or defaults under the provisions of such material contracts;

•	real property owned, leased or subleased by the Company and its subsidiaries;

•	the inapplicability of anti-takeover statutes to the Merger;

•	environmental matters relating to us and our subsidiaries;

•	the absence of certain related party transactions since January 1, 2023; and

•	the accuracy of certain information provided by us in this proxy statement.

The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, valid existence, good standing and power to own, lease and operate their properties and to carry on their businesses as currently conducted;

•

the corporate or similar authority to enter into the Merger Agreement, to perform their obligations under the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement against Parent and Merger Sub;

•

the absence of any governmental filings or actions required in connection with the execution, delivery and performance by Parent and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby other than as described in the Merger Agreement;

•

the absence of conflicts with, or violations or breaches of, the organizational documents of Parent and Merger Sub or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts to which Parent or Merger Sub is a party, in each case, in connection with the performance of the Merger Agreement and their obligations thereunder;

•	the absence of legal proceedings challenging the Merger;

•	ownership of shares of our Common Stock by Parent and Merger Sub;

•	except as described in the Merger Agreement, the absence of any advisory, broker’s or finder’s fees payable in connection with the transactions contemplated by the Merger Agreement;

•	the absence of prior conduct of business of Merger Sub;

•	the solvency of Parent and the Surviving Corporation and its subsidiaries following the consummation of the Merger;

•	the absence of certain related party transactions;

•

matters with respect to the equity commitment letter (the “Equity Commitment Letter”) delivered by Parent in connection with the Merger, to which the Company is a limited third-party beneficiary thereto; and

•	the accuracy of the information provided by Parent and Merger Sub in this proxy statement.

None of the representations, warranties and covenants in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement shall survive the Closing.

Conduct of Business Prior to Effective Time

The Merger Agreement provides that, except (i) as expressly required or permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as disclosed in the applicable sections of the Company Disclosure Schedules or (iv) as consented to in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed) during the period of time between the Agreement Date and the Effective Time, the Company will and will cause each of its subsidiaries to use commercially reasonable efforts to:

•	conduct their respective businesses in the ordinary course in all material respects; and

•

preserve intact in all material respects the Company’s subsidiaries’ respective current business organizations, keep available the services of the Company’s subsidiaries and their respective key employees, and maintain its and their respective relations and goodwill with the persons having material business relationships with the Company or its subsidiaries.

In addition, the Company has also agreed that, except (i) as expressly required or permitted by the Merger Agreement, (ii) as required by applicable law, (iii) as disclosed in the applicable sections of the Company Disclosure Schedules or (iv) as consented to in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the Agreement Date and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

•

declare, accrue, set aside, set a record date for, or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of the Company to the Company or another direct or indirect wholly owned subsidiary of the Company); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any of the Company or its subsidiaries’ securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (A) the withholding or retirement of shares of Common Stock to satisfy tax withholding obligations with respect to Company Equity Awards that are outstanding as of September 19, 2025 and in accordance with the applicable terms of such Company Equity Awards and the applicable employee benefit plan or employment agreement of the Company or (B) pursuant to the redemption or conversion of any of the (i) 2.250% convertible senior notes due 2027 and (ii) 2.50% convertible senior notes due 2030 (collectively, the “Convertible Notes”) or the exercise of any of the convertible note capped call options related thereto;

•

sell, issue, grant, pledge or authorize the sale, issuance, or grant of any equity interests of the Company, except for (A) shares of Common Stock pursuant to the vesting or settlement of Company Equity Awards that are outstanding as of September 19, 2025 pursuant to and as required by terms of such Company Equity Awards and the applicable Company Plan and shares issued in connection with the exercise of purchase rights under the Company ESPP that are outstanding as of September 19, 2025 in the ordinary course of business in accordance with the Merger Agreement and (B) shares of Common Stock in connection with the conversion of Convertible Notes;

•	except as expressly contemplated by the Merger Agreement, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

•	amend the organizational documents of the Company or any of its subsidiaries;

•

acquire equity interests or any portion of the assets (with certain exceptions described in the Merger Agreement) of another entity or person or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•

enter into any contract that would explicitly impose any material restriction on the right or ability of the Company or any of its subsidiaries: (A) to compete with any other person; (B) to acquire any product or other asset or any services from any other person; (C) to perform services for or sell products to any other person other than in the ordinary course of business; (D) to transact business with any other person; or (E) to operate at any location in the world, in each case, other than contracts that contain covenants that prohibit the Company or any of its subsidiaries from using any trade names other than the Company’s or any of its subsidiaries’ trade names;

•

other than in the ordinary course of business and subject to the terms of the Merger Agreement, amend (in any manner materially adverse to the Company or any of its subsidiaries) or terminate (other than expiration in accordance with its terms) or waive any material right, remedy or default under, any material contract of the Company, or enter into any contract that, if in existence on the Agreement Date, would be a material contract of the Company;

•

sell, assign or otherwise dispose of, lease or license, or abandon or permit to lapse any right, asset or property material to the Company and its subsidiaries, taken as a whole, to any other person, except (A) inventory and transactions in the ordinary course of business; (B) with respect to intellectual property rights, the lapse or expiration of intellectual property registered by the Company at the end of the applicable statutory term; and (C) as would have occurred in the ordinary course of business consistent with past practice;

•

lend money to any person (other than advances to customers in the ordinary course of business), or incur or guarantee any types of indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business, which shall not exceed $1,000,000 in the aggregate), except, in each case, any such indebtedness solely among the Company and any of its subsidiaries;

•	make or authorize any capital expenditures other than as set forth on the Company Disclosure Schedules;

•

except as required pursuant to the terms of any compensation or benefit plan, program, policy or agreement or any employment, consulting, bonus, commission, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar contract of the Company or any of its subsidiaries (collectively, the “Company Plans”) in effect as of the Agreement Date and set forth on the Company Disclosure Schedules, (A) provide for any increase in compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any of the its subsidiaries, other than market-based increases in base salary or hourly wage rates (and corresponding annual target bonus opportunities) with respect to any current officer or employee of the Company or any of its subsidiaries with annual base compensation below $175,000 in connection with the Company’s annual review and/or promotion process and, in all cases, in the ordinary course of business consistent with past practice; (B) grant or increase (or promise to grant or increase) any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, employee or other individual service provider of the Company or any of its subsidiaries, other than providing severance in the ordinary course of business consistent with past practice to the Company’s employees terminated other than for cause; (C) establish, adopt, enter into, terminate or amend any Company Plan or any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization or other employee representative, other than: (1) annual renewals of the Company Plans providing health and welfare benefits in the ordinary course of business consistent with past practice, including corresponding immaterial benefit increases to such plans, or (2) entry into offer letters with new hires permitted pursuant to clause (D) below and set forth on the Company Disclosure Schedules; provided that such offer letters shall exclude any change in control, transaction or sale bonuses, and equity or equity-based awards (or promises to grant any of the following); (D) hire any employee at or above the Vice President level set forth on the Company Disclosure Schedules (subject to terms of the Merger Agreement), provided that (1) any new hiring conducted below the Vice President level be done in the ordinary course of business and consistent with past practice and (2) compensation or benefits (including severance) provided to new hires below the Vice President level shall be no greater than the compensation provided to similarly situated employees and shall exclude any change in control, transaction or sale bonuses, and equity or equity-based awards (or promises to grant any of the following); (E) terminate (other than for cause) the employment or services of any current or former director, officer, employee or other individual service provider of the Company or any of its subsidiaries whose annual base compensation exceeds $175,000; (F) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Company Plans (including accelerating the vesting of any Company Equity Awards); or (G) grant to any current or former director, officer, employee or other individual service provider of the Company or any its subsidiaries any right to reimbursement, indemnification or payment for taxes incurred under Section 409A or Section 4999 of the Code;

•	recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its subsidiaries;

•

implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or foreign law;

•	other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

•	waive or release any material noncompetition, or nonsolicitation covenant obligation of any current or former employee or independent contractor of the Company or any of its subsidiaries;

•	settle litigation or similar proceedings involving the Company, subject to certain monetary and materiality thresholds and other exceptions as described in the Merger Agreement;

•	enter into any material new line of business;

•

(A) make (except in the ordinary course of business consistent with past practice) or change any material tax election, (B) adopt (except in the ordinary course of business consistent with past practice) or change any material tax accounting method or period, (C) amend any tax return relating to a material amount of taxes, or (D) agree to an extension or waiver of a statute of limitations period applicable to any claim or assessment in respect of any tax liability in excess of $5,000,000 individually;

•

(i) disclose to any person any material trade secret belonging to the Company, including any material Company proprietary source code for any product or service that is currently marketed, offered, sold, licensed provided or distributed by the Company or any of its subsidiaries (a “Company Product”); in each case other than to (A) Parent and its affiliates, (B) in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable and customary confidentiality and non-disclosure terms, (C) pursuant to legal, fiduciary, or professional obligations of confidentiality, (D) to the U.S. Patent and Trademark Office or any foreign patent office or agency, in (and in the course of) filing or prosecuting a patent application related to such information, or (E) as required by applicable law or in connection with a legal proceeding, or (ii) put any source code for any Company Product into escrow with a third person for the benefit of a licensee or other third person (other than pursuant to contracts already in effect as of the Agreement Date or thereafter entered into in the ordinary course of business containing customary contractual provisions) or permit any source code for any Company Product to be released from escrow in favor of a third person other than as required pursuant to escrow agreements already so in effect or hereafter made in the ordinary course; or

•	authorize any of, or commit, resolve, or agree in writing or otherwise to take any of, the foregoing actions.

No Solicitation or Negotiation of Takeover Proposals

From the Agreement Date until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time and except as expressly permitted by the terms of the Merger Agreement, the Company has agreed that the Company, its subsidiaries and their respective directors and officers will not, and the Company will instruct and use reasonable best efforts to cause the representatives of the Company its subsidiaries not to, directly or indirectly:

•

initiate, solicit, propose, knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (as defined below in this section) (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•

engage in, continue or otherwise participate in any discussions (other than informing any person of the provisions contained in the Merger Agreement relating to Acquisition Proposals) or negotiations regarding, or provide any non-public information or data to any person, in each case, relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case, other than to Parent and its representatives);

•

provide any person (in each case, other than Parent and its representatives) with access to the business, properties, personnel, books or records of the Company or any of its subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	except as expressly permitted by the terms of the Merger Agreement, approve, endorse, recommend or execute, or enter into, any Alternative Acquisition Agreement; or

•	authorize or commit to do any of the foregoing.

Exceptions

Notwithstanding the restrictions described above, at any time prior to the approval of the Merger Agreement and the Merger by the Company’s stockholders, the Company and its representatives may (i) provide information in response to a request therefor by a person who has made an Acquisition Proposal after the Agreement Date if (x) the Company did not violate in any of the restrictions described above in respect of such Person or such Acquisition Proposal and receives from such person an executed confidentiality agreement which (1) is on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the confidentiality agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (2) does not contain any provisions that prohibit the Company from complying with its obligations pursuant to the terms of the Merger Agreement (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”), and (y) promptly (and in any event within thirty-six (36) hours thereafter) makes available to Parent any material non-public information concerning the Company or its subsidiaries that the Company provides to any such person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations pursuant to an Acceptable Confidentiality Agreement with any person who has made such an Acquisition Proposal; or (iii) after having complied with the terms of the Merger Agreement, authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i) or (ii) above, the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, (B) in each such case referred to in clause (i), (ii) or (iii) above, the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal (as defined below in this section) and (C) prior to taking any action described in clause (iii) above, the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal.

For purposes of this proxy statement and the Merger Agreement:

•

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Sub or one of Parent’s other subsidiaries).

•	“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving:

•

any acquisition or purchase by any person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company;

•

any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in (x) such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company;

•

any sale, lease, exchange, license, transfer or other disposition to any third party of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and its subsidiaries (with assets being measured by the fair market value thereof); or

•	any combination of the foregoing.

•	“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” shall be references to “50%.”

•

“Superior Proposal” means a bona fide Acquisition Proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel): (A) to be reasonably likely to be consummated if accepted; and (B) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal, and the form of consideration (and the risk of fluctuation in the value thereof), all the terms and conditions of such Acquisition Proposal and the Merger Agreement, any changes to the terms of the Merger Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the third party making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal. For purposes of the references to “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%”. In no event shall an Acquisition Proposal be considered a Superior Proposal unless the Company is permitted to disclose the identity of the Person making such Acquisition Proposal to Parent and its Representatives and provide to Parent and its representatives unredacted copies of all relevant transaction documents relating to such Acquisition Proposal.

No Change in Recommendation or Alternative Acquisition Agreement

The Board and each committee of the Board may not (with any action described in the following bullets being referred to as a “Change of Recommendation”):

•

withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Board’s recommendation with respect to the Merger;

•	approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal;

•	fail to include the Board’s recommendation in this proxy statement;

•

fail to publicly reaffirm the Board’s recommendation within five (5) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); or

•

fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Sub) within ten (10) business days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer.

In addition, the Board may not cause or permit the Company or its subsidiaries to enter into an Alternative Acquisition Agreement relating to any Acquisition Proposal.

Fiduciary Exception

Notwithstanding the foregoing:

•

at any time prior to (but not after) the approval of the Merger Agreement and the Merger by the Company’s stockholders, the Board may make a Change of Recommendation (A) with respect to an Acquisition Proposal that did not arise from a violation of the restrictions against soliciting Acquisition Proposals described above and which the Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known or reasonably foreseeable as of the Agreement Date, or if known or reasonably foreseeable as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable as of the Agreement Date (in each case, other than any event, occurrence, development or state of facts which relates to (x) any Acquisition Proposal, (y) any change in the Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such event, occurrence, development or state of facts or circumstances, an “Intervening Event”), in either case of (A) or (B), only if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law; and

•

if the Board is permitted to make a Change of Recommendation pursuant to the above, the Company may also terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal;

provided, however, that neither the Board nor the Company shall take any of the foregoing actions unless:

•	the Company shall have complied in all material respects with its obligations with respect to soliciting Acquisition Proposals described above;

•

the Company shall have provided prior written notice to Parent at least four (4) business days in advance to the effect that the Board intends to take such action (which notice will include in reasonable detail the circumstances giving rise to such proposed action) (provided the Company may not redact the identity of the person making the Acquisition Proposal);

•

the Company shall have during such four (4) business day period (x) negotiated with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement such that with respect to (A) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal or (B) an Intervening Event, the Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law and (y) permitted Parent and its representatives to make a presentation to the Board regarding adjustments with respect to the Merger Agreement that are contemplated by the foregoing clause (x) (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revision to the terms of such Superior Proposal, then in each case the Company shall be required to deliver a new written notice within two (2) business days from the later of the end of the original Notice Period or delivery of the new Determination Notice) to Parent with respect to such revised Superior Proposal contemplated thereby;

•	at or following the end of such applicable notice period described above, the Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, or (B) an Intervening Event, a failure of the Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, in each case, taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to the preceding paragraph; and

•

solely in the event of a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated the Merger Agreement in accordance with the termination right provided therein and paid the termination fee described in the section entitled “Termination Fees and Expenses”).

Certain Permitted Disclosure

Nothing in the Merger Agreement will prevent the Company from complying with its disclosure obligations under U.S. federal securities laws with regard to an Acquisition Proposal, except that the Company must nevertheless comply with its obligations under the Merger Agreement with respect to resolving to make or making a Change of Recommendation.

Existing Discussions

Upon execution and delivery of the Merger Agreement, the Company was required under the terms of the Merger Agreement to (i) cease and cause to be terminated any activities, discussions or negotiations with any third parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such third party or its representatives, (iii) terminate all access granted to any such third party and its representatives to any physical or electronic data room and (iv) promptly request the prompt return or destruction of all non-public information concerning the Company and its subsidiaries theretofore furnished to any third party with whom a confidentiality agreement was entered into in connection with its consideration of an Acquisition Proposal.

Company Stockholders Meeting

The Company must take, in accordance with applicable law and its certificate of incorporation and Bylaws, all action necessary to convene a meeting of holders of the Common Stock as promptly as reasonably practicable after the execution of the Merger Agreement (but no later than thirty-five (35) days following the mailing of this proxy statement to the Company’s stockholders) to consider and vote upon the adoption of the Merger Agreement.

Proxy Statement

The Company must prepare and file with the SEC, as promptly as practicable after the Agreement Date (but no later than 30 days after the Agreement Date), this proxy statement in preliminary form relating to the Stockholders Meeting and, subject to the Company’s ability to make a Change of Recommendation as described above, include the recommendation of the Board that the Company’s stockholders approve the Merger Agreement and the Merger in the proxy statement. Each of Parent and the Company are required provide the other with information as may be reasonably necessary or advisable in connection with this proxy statement.

Efforts to Complete the Merger; Regulatory Approvals

The Company and Parent agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under the Merger Agreement and applicable laws, including antitrust laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event making appropriate filings pursuant to the HSR Act within twenty-five (25) business days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any governmental authority in order to consummate the Merger and the other transactions contemplated by the Merger Agreement and executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement. Parent shall be responsible for all filing fees payable to a governmental authority in connection with all filings pursuant to antitrust laws hereunder.

In furtherance of the foregoing, the Company and Parent are required to submit, or cause to be submitted as promptly as practicable following the Agreement Date, (i) merger control filings to (x) the German Federal Cartel Office (Bundeskartellamt) and (y) the Australian Competition & Consumer Commission and (ii) as soon as possible (and in any event in accordance with applicable regulatory requirements) any other submissions that are formally requested by such authorities to be made, or which the Company and Parent mutually agree should be made, in each case in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

The Company and Parent have each agreed to use reasonable best efforts to obtain all consents, registrations, approvals, permits, authorizations, and waiting period expirations or terminations, necessary or advisable to be obtained from, any governmental authority under the HSR Act or any other applicable antitrust laws in order to consummate the Merger as soon as reasonably practicable but no later than the Termination Date, including (i) the prompt provision to each and every federal, state, local or foreign court or governmental authority of non-privileged information and documents requested by any governmental authority or to permit consummation of the transactions contemplated by the Merger Agreement and (ii) promptly complying with any request for additional information issued under the HSR Act.

Neither Parent nor any of its affiliates, however, is required to take any steps to proffer or agree to sell, lease, license or otherwise dispose of, or hold separate any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent or any of its affiliates or subsidiaries, or the Company or any of its subsidiaries. Furthermore, neither the Company nor any of its subsidiaries is required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any material contract of the Company, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing. Similarly, neither the Company nor any of its subsidiaries is obligated to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

The Merger Agreement also provides that Parent shall not, and shall cause its Affiliates not to, enter into or consummate any acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any person, in each case, that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent, the Company or any of their respective affiliates to procure, any authorizations, consents, orders, declarations or approvals of any governmental authority or the expiration or termination of any applicable waiting period, in each case in respect of the HSR Act, which is necessary to consummate the transactions contemplated by the Merger Agreement, including the Merger, or (ii) materially increase the risk of any governmental authority in respect of the HSR Act entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation, its subsidiaries and Parent, during the six-(6) year period commencing at the Effective Time, will honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and its subsidiaries and any of their respective current or former directors and/or officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case, as provided in the Company’s or its subsidiaries’ certificate of incorporation and Bylaws (or other similar organizational documents), any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, and any indemnification or other agreement between any Indemnified Person and the Company or any of its subsidiaries (in each case, as in effect on the Agreement Date). In addition, during the six-year period commencing at the Effective Time, the Surviving Corporation and Parent will (and Parent will cause the Surviving Corporation and the Company’s subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company’s subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of its subsidiaries, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company’s or its subsidiaries’ certificate of incorporation and Bylaws (or other similar organizational documents) as of the Agreement Date, as applicable, any indemnification or other agreement between any Indemnified Person and the Company or any of its subsidiaries, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of law or otherwise) in any manner adverse to any Indemnified Person except as required by applicable law.

In addition, the Merger Agreement provides that during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation and its subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, arising, directly or indirectly, out of or pertaining, directly or indirectly, to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of its subsidiaries for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time during the six-year period commencing at the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement as described above, then the claims asserted in such notice will survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, subject to the repayment of such advanced fees and expenses by such Indemnified Persons, to the extent required by law or agreement, in favor of the indemnifying parties if it is ultimately determined in a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under the Merger Agreement. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.

In addition, without limiting the foregoing, the Merger Agreement requires that prior to the Effective Time, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance (“D&O Insurance”), provided, that the Company shall not be permitted, without Parent’s prior written consent, to expend on such “tail” policy, an annual premium amount in excess of three hundred percent (300%) of the aggregate amount paid by the Company for coverage for its last full fiscal year prior to the Agreement Date; provided, further, that, if the amount necessary to procure such “tail” policy exceeds such maximum amount, the Company shall procure as much coverage as may be obtained for such maximum amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.

Employee Benefits

From the Effective Time until the first anniversary of the Effective Time or, if earlier, the date of a Covered Employee’s (as defined below) termination of employment, Parent has agreed to either provide or cause the Surviving Corporation or its subsidiaries to provide the following for each employee of the Company and its subsidiaries who continues in the employ of Parent after the Effective Time (each a “Covered Employee”):

•

(i) base salary or hourly wages (as applicable) that are no less favorable than the base salary or hourly wages (as applicable) provided to such Covered Employee immediately prior to the Effective Time (ii) target annual cash bonus or short-term cash commission opportunities (excluding any long-term incentive or equity or equity-based opportunities) that are comparable in the aggregate to such opportunities provided to such Covered Employee immediately prior to the Effective Time and (iii) benefits that are either substantially comparable in the aggregate to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based, nonqualified deferred compensation, severance, retention, incentive, bonus, change in control, transaction or stock purchase plans or benefits) provided to such Covered Employee immediately prior to the Effective Time or no less favorable in the aggregate than such benefits provided to similarly situated employees of Parent or its applicable subsidiary or affiliate.

•

severance benefits that are no less favorable in the aggregate than the severance benefits provided immediately prior to the Closing and set forth in the Company’s Disclosure Schedules to which such Covered Employee was legally entitled; provided that Parent may condition such payments and benefits upon the execution by the applicable Covered Employee of a commercially standard release of claims in a form reasonably satisfactory to the Parent.

•

for Covered Employees who first become eligible to participate in any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective subsidiaries (collectively, “Parent Benefit Plan”) following the Effective Time, Parent shall or shall cause the Surviving Corporation or its subsidiaries to take commercially reasonable efforts to cause to be: (i) waived any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the corresponding Company Plans that the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan and (ii) provided to each Covered Employee credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Benefit Plan during the calendar year in which such amount was paid, to the same extent and for the same purpose such credit was given under the corresponding Company Plan that the Covered Employee participated in immediately prior to coverage under the Parent Benefit Plan, in satisfaction of any applicable corresponding deductible or out-of-pocket requirements under the Parent Benefit Plan; and

•

recognize all service of each Covered Employee prior to the Effective Time to the Company (or any predecessor entities of the Company and its subsidiaries) for vesting and eligibility to participate purposes including vacation and severance benefit accrual (but excluding benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time; provided that in each case such actions do not result in any duplication of benefits or compensation for the same period of service.

However, nothing in the Merger Agreement will (i) be construed to limit the right of Parent, the Company, or any of the Company’s subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or such other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of its subsidiaries (including, following the Effective Time, the4 Surviving Corporation) to retain the employment of any particular person for any fixed period of time following the Effective Time, or (iv) create any agreement of employment with any person or otherwise create any third party beneficiary rights or obligations in any person (including any Covered Employee).

Financing Covenant; Company Cooperation

Each of Parent and Merger Sub has agreed to use its reasonable best efforts to obtain the equity financing in the amount contemplated by the Equity Commitment Letter (the “Financing”), including by (i) maintaining in effect the Equity Commitment Letter and complying with its terms, (ii) timely satisfying all conditions applicable to Parent or Merger Sub that are within its control, (iv) enforcing its rights thereunder, and (v) consummating the Financing at or prior to the Closing in accordance with the terms of the Merger Agreement and the Equity Commitment Letter. Parent and Merger Sub each acknowledged and agreed that obtaining the Financing is not a condition to the Closing.

Prior to the Effective Time, the Company will use its reasonable best efforts to support the arrangement, syndication and borrowings contemplated by any debt financing in connection with the transactions contemplated by the Merger Agreement (the “Debt Financing”), including by:

•

participating (and causing senior management and representatives of the Company to participate) in a reasonable and limited number of ratings agency presentations and lender meetings in connection with any syndication or arrangement of any Debt Financing;

•

providing such financial or other information that is reasonably available to the Company, as reasonably requested by Parent and the agents, arrangers, lenders and other entities that have committed to provide, syndicate or arrange all or any part of the Debt Financing (the “Debt Financing Sources”), in connection with the timely preparation of customary financing deliverables;

•

reasonably assisting with the preparation of pledge and security and other definitive financing documents, as may be requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing;

•

reasonably facilitating the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and liens);

•	providing executed authorization letters to the Debt Financing Sources;

•

taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (i) permit the consummation of the Debt Financing, and (ii) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its subsidiaries concurrently with or immediately following the Effective Time;

•

furnishing, at least four (4) business days prior to the Closing, Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230; provided, that the Company will have received a written request therefore at least ten (10) business days prior to the Closing Date; and

•

providing Parent with (i) customary payoff letters in form and substance reasonably satisfactory to Parent with respect to any indebtedness for borrowed money (including the Company’s subsidiaries’ credit facility) which shall provide (x) the total amount required to be paid to fully satisfy the obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the

“Payoff Amount”), (y) wire instructions for payment of such Payoff Amount, and (z) that upon payment of the Payoff Amount set forth in such payoff letter, all guarantees and liens, if any, in connection therewith shall be released and terminated and (ii) customary documents and deliverables in form and substance reasonably satisfactory to Parent to release and terminate all related guarantees and liens, if any; provided that drafts of each of the foregoing shall be provided at least five (5) business days prior to the Closing Date.

Notwithstanding any other provision of the Merger Agreement, nothing in the Merger Agreement will require the Company or any of its subsidiaries to:

•	waive or amend any terms of the Merger Agreement or agree to pay any unreimbursed fees or expenses prior to the Effective Time or is not otherwise indemnified by or on behalf of Parent;

•	enter into any definitive agreement;

•	give any pre-Closing indemnities in connection with the Financing and Debt Financing;

•

take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its subsidiaries or create an unreasonable risk of damage to property or assets;

•	provide any privileged or legally restricted information;

•	enter into or approve any agreement or other documentation or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date; or

•

take any action that will conflict with or violate its organizational documents as in effect as of the Agreement Date or any applicable laws, or would result in a violation or breach of, or default under, any agreement to which the Company or any of its subsidiaries is a party.

In addition, (i) no action, liability or obligation of the Company, any of its subsidiaries or any of their representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of its subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (ii) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its subsidiaries as the obligor. Nothing in this provision will require (A) any officer or representative of the Company or any of the Company’s subsidiaries to deliver any certificate or opinion or take any other action pursuant to any provision of the Merger Agreement that would reasonably be expected to result in personal liability to such officer or representative, or (B) the members of the Board as of immediately prior to the Effective Time to approve the Debt Financing or contracts related thereto prior to the Effective Time.

Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants related to:

•

the Company affording Parent reasonable access during normal business hours to the Company’s subsidiaries’ books, records, tax returns, material operating and financial reports, work papers, assets, officers, subject-matter experts, offices and other facilities, contracts and other documents and information relating to the Company and its subsidiaries and with such additional financial, operating and other data and information regarding the Company and its subsidiaries, as Parent or its representatives may reasonably request;

•

reasonably cooperate with respect to Parent’s and Parent’s representatives planning with respect to post-Closing business plans and operations (provided the Company and its subsidiaries shall not be required to implement such plans prior to Closing);

•	cooperation between the parties to delist the Company’s securities from the NYSE and deregister the Company’s securities under the Exchange Act as promptly as practicable after the Effective Time;

•

cooperation between the parties in connection with public announcements and a mutually agreed-upon public communications plan, which shall be complete no later than ten (10) business days following the Agreement Date;

•

the Company (1) providing Parent with notice of any legal proceedings arising from or otherwise relating to the Merger, (2) providing Parent with the opportunity to participate in (but not control) the defense of any such legal proceedings, (3) consulting with Parent with respect to the settlement or prosecution of any such legal proceedings, subject to certain conditions and (4) giving Parent the opportunity to review and propose comments with respect to any material written filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith;

•

causing any dispositions of Common Stock and Company Equity Awards resulting from the Merger by each individual who is or may become subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act;

•	Parent causing Merger Sub and the Surviving Corporation, as applicable, to fully comply with all of their respective obligations under the Merger Agreement;

•	Parent, as the sole stockholder of Merger Sub, adopting the Merger Agreement and approving the transactions contemplated by the Merger Agreement by written consent;

•

(1) the Company causing its French subsidiary, PROS France SAS, to conduct the required works council consultation (the “Consultation”) and using reasonable best efforts to complete it, and (2) Parent delivering an irrevocable offer letter to acquire the French Subsidiary within seven (7) business days of the Agreement Date, which the French subsidiary may accept following completion of the Consultation (and will not be considered part of the Merger until such acceptance); and

•

the Company, to the extent requested by Parent upon at least five (5) business days’ notice, using commercially reasonable efforts to sell or dispose of any marketable securities or similar securities owned by the Company or its subsidiaries and to distribute or transfer any cash or net receivable balances held by any non-U.S. subsidiary of the Company.

Conditions to Completion of the Merger

The obligations of each of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following conditions:

•	the approval of the Merger Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon;

•

the waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable antitrust laws shall have expired or have been terminated, including with respect to the foreign merger control regimes identified on the Company Disclosure Schedules, and the consents, approvals, permits, orders or declarations of, filings with, or notice to, any governmental authority that are required to be made or obtained in connection with the consummation of the Merger (as further detailed in the section captioned “The Merger—Regulatory Approvals” above) shall have been made or obtained; and

•

the absence of any law, regulation or order that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver of the following additional conditions at or prior to the Closing:

•

the Company shall have performed, or complied with, in all material respects, each of its agreements, covenants and other obligations required by the Merger Agreement to be performed or complied with by the Company at or prior to the Closing;

•

the representations and warranties of the Company relating to the Company’s capitalization shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date), except where any failure to be so true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their respective affiliates, individually or in the aggregate, of more than $6,000,000.

•

the representations and warranties relating to the Company’s organization, authorization, actions by the Board, the absence of broker’s or finder’s fees, and the inapplicability of anti-takeover statutes to the Merger that (A) are not subject to qualifications based on a Company Material Adverse Effect or any other materiality qualifications (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a Company Material Adverse Effect or other materiality qualifications (but not dollar thresholds) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date if not subject to a Company Material Adverse Effect or materiality qualification, and in all respects if so qualified);

•

the other representations and warranties of the Company set forth in the Merger Agreement (other than those described in the preceding two bullets above) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	since the Agreement Date, there shall not have occurred any Company Material Adverse Effect; and

•

the receipt by Parent and Merger Sub of a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying that the conditions described in the preceding five bullets have been satisfied.

In addition, the obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver by the Company) of the following additional conditions at or prior to the Closing:

•

Parent and Merger Sub shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by each of them at or prior to the Closing Date;

•

the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Merger Sub or Parent to consummate the transactions contemplated by the Merger Agreement, and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Merger Sub or Parent to consummate the transactions in contemplated by the Merger Agreement); and

•

the receipt by the Company of a certificate, signed for and on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, certifying that the conditions described in the preceding two bullets have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, only as follows:

•	by mutual written agreement of Parent and the Company; or

•	by either Parent or the Company if:

•

the Effective Time shall not have occurred on or before the Termination Date; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of, or resulted in the failure of the Effective Time to have occurred on or before the Termination Date; or

•

the Stockholders Meeting shall have been held and the Company’s stockholders shall have failed to approve the Merger Agreement at such meeting or at any adjournment or postponement of such meeting (a “Stockholder No-Vote Termination”); or

•	any law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or

•	by the Company:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of Parent or Merger Sub or (ii) that any of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition of the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by Parent or Merger Sub prior to the Termination Date, in which case the Company shall not be permitted to terminate the Merger Agreement under this provision until the earlier of (x) 30 days after delivery of notice from the Company to Parent of such breach or inaccuracy and (y) the date that is two (2) business days prior to the Termination Date; or

•

in the event that (i) all of the conditions for Parent’s and Merger Sub’s obligations to effect the Merger have been satisfied or waived, other than those to be satisfied at the Closing, and remain satisfied throughout the period described below, (ii) Parent and Merger Sub fail to consummate the Merger at the time required by the Merger Agreement, (iii) following such failure by Parent and Merger Sub to consummate the Merger, the Company has confirmed to Parent in writing that (x) all of the Company’s obligations to close have been satisfied or waived, other than those to be satisfied at the Closing and (y) the Company is ready, willing and able to consummate the Merger and remains so ready, willing and able through the period described below, and (iv) Parent and Merger Sub fail to consummate the Merger within two (2) business days after receipt of such notice; or

•	at any time prior to the approval of the Merger Agreement by the Company’s stockholders, if the Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company pays Parent the termination fee described in the section entitled “Termination Fees and Expenses” below (a “Superior Proposal Company Termination”); or

•	by Parent:

•

in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of the Company or (ii) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of Parent to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by the Company prior to the Termination Date, in which case Parent shall not be permitted to terminate the Merger Agreement under this provision until the earlier of (x) 30 days after delivery of notice from Parent to the Company of such breach or inaccuracy and (y) the date that is two (2) business days prior to the Termination Date; or

•	a Change of Recommendation shall have occurred (a “Change of Recommendation Termination”).

Termination Fees and Expenses

The Company must pay Parent the Company Termination Fee if any of the following events occur:

•

(i) (x) either party effects a Stockholder No-Vote Termination or (y) by Parent in the event of any breach of any covenant or agreement by the Company or any inaccuracy in any of the Company’s representations and warranties, (ii) prior to the vote of the Company’s stockholders at the Stockholders Meeting to approve the Merger, an offer or proposal for a competing acquisition transaction is publicly announced or becomes publicly known or made to the Company or the Board, whether or not publicly made, and is not withdrawn (publicly, for public proposals), and (iii) within twelve (12) months following the termination of the Merger Agreement, the Company (x) enters into any Alternative Acquisition Agreement that is later consummated or (y) consummates any Competing Acquisition Transaction; or

•	the Company effects a Superior Proposal Company Termination; or

•	Parent effects a Change of Recommendation Termination.

Modification or Amendment

Subject to applicable law, the Merger Agreement may be amended by the parties only by execution and delivery and delivery of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company. However, after approval of the Merger Agreement by the Company’s stockholders, no amendment to the Merger Agreement that requires the further approval of such stockholders shall be made without such further approval.

Specific Performance

The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

No Third Party Beneficiaries

The Merger Agreement is not intended to and does not confer any rights or remedies upon any person other than the parties thereto and their respective successors and permitted assigns, except for:

•	the indemnification and insurance rights of the Indemnified Persons described in the section entitled “Indemnification and Insurance” above;

•	from and after the Effective Time, the right of the holders of Common Stock to receive the Merger Consideration payable in accordance with the Merger Agreement;

•	the Company’s rights as an express third-party beneficiary under the Equity Commitment Letter to the extent provided therein;

•	the Debt Financing Sources’ rights pursuant to the protective provisions set forth in the Merger Agreement; and

•	the Company’s limited indemnification rights related to the Company’s obligations to support the debt financing.

Governing Law

The Merger Agreement is governed by Delaware law.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

We are asking you to approve the Merger Agreement and approve the Merger contemplated by the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page 30 of this proxy statement and “The Merger Agreement” beginning on page 70 of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote on the Merger Proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act of 1934 and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that we submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger.

The compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger is summarized and included under the heading “The Merger—Interests of our Directors and Executive Officers in the Merger” beginning on page 58 of this proxy statement. That summary includes all the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger as of the date of this proxy statement.

The Board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement.

The Board recommends that our stockholders approve the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the stockholders of Company approve, on a nonbinding, advisory basis, the compensation that will or may become payable to Company’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘The Merger—Interests of our Directors and Executive Officers in the Merger.’”

The affirmative vote of holders of a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, provided that a quorum is present, is required to approve the advisory proposal concerning the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. The vote on this advisory proposal is a vote separate and apart from the vote to approve the Merger Proposal. Accordingly, you may vote not to approve this advisory proposal and vote to approve the Merger Proposal. Because the vote on this advisory proposal is advisory only, it will not be binding on either the Company or Parent. Accordingly, if the Merger Agreement is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of our stockholders.

The Board recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to provide Company stockholders with time to review any supplement or amendment to this proxy statement, or to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board recommends that you vote “FOR” this proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on the NYSE under the symbol “PRO.” The closing price of Common Stock on the NYSE on September 19, 2025, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $23.25 per share of Common Stock, each share of which is entitled to one vote. On October 30, 2025, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Common Stock on the NYSE was $23.02 per share of Common Stock. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares of Common Stock.

At the close of business on October 27, 2025, 48,297,780 shares of Common Stock were issued and outstanding, held by approximately 31 holders of record.

We have not declared or paid any cash dividends on our common stock since our inception. We do not plan to pay dividends in the foreseeable future. Further, the Merger Agreement prohibits declaring, setting aside, making or paying any dividend or other distribution with respect to the capital stock of the Company, other than dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of the Company to the Company or another direct or indirect wholly owned subsidiary of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock for each person known to the Company to own beneficially more than 5% of our outstanding Common Stock, each member of the Board, each of the Company’s named executive officers, and all members of the Board and the Company’s executive officers as a group. Applicable percentage ownership is based on 48,253,392 shares of our Common Stock outstanding as of September 30, 2025. Unless otherwise indicated, all persons named as beneficial owners of our Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. Shares of our Common Stock subject to stock options currently exercisable or exercisable within 60 days of September 30, 2025, and issuable pursuant to equity awards that are currently vested or will vest within 60 days of September 30, 2025 are deemed to be outstanding and beneficially owned by the person holding the stock options or equity awards for purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each stockholder listed below is c/o PROS Holdings, Inc. at 3200 Kirby Drive, Suite 600, Houston, Texas 77098.

Name and Address of Beneficial Owner	Number of Shares	Percentage

Greater than 5% Stockholders

Vanguard Group Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	5,497,133	11.39%

BlackRock, Inc. (2) 50 Hudson Yards New York, NY 10001	3,705,201	7.68%

Alyeska Investment Group, L.P. (3) 77 West Wacker Drive, 7th Floor Chicago, IL 60601	3,304,844	6.85%

Ronald and Mariette Woestemeyer (4) 3331 Damico St. Houston, TX 77019	2,598,300	5.38%

RGM Capital, LLC (5) 9010 Strada Stell Court, Suite 105 Naples, FL 34109	2,540,752	5.26%

EVR Research LP (6) 411 Libbie Avenue, Suite 3 Richmond, VA 23226	2,550,000	5.28%

Directors and Named Executive Officers

Jeff Cotten	—	*
Andres D. Reiner (7)	1,109,731	2.30%
Stefan Schulz (8)	303,060	*
Todd McNabb (9)	66,422	*
Jennifer Biry	7,121	*
Raja Hammoud	27,955	*
Leland Jourdan	14,947	*
Catherine Lesjak	28,103	*
Katie May	1,495	*

Name and Address of Beneficial Owner	Number of Shares	Percentage

Greg B. Petersen	125,170	*
William Russell	160,269	*
John Strosahl	3,614	*
Timothy V. Williams	130,179	*
All Current Directors and Executive Officers as a Group (11 persons)	801,913	1.66%

*	Represents less than 1% of the outstanding shares of Common Stock

(1)

Based on a Schedule 13G/A filed by The Vanguard Group (Vanguard) with the SEC on November 12, 2024, reporting that Vanguard owned 5,497,133 shares as of September 30, 2024, with shared voting power with respect to 82,243 shares, sole dispositive power with respect to 5,368,567 shares, and shared dispositive power with respect to 128,566 Shares.

(2)

Based on a Schedule 13G/A filed by BlackRock, Inc. (BlackRock) with the SEC on April 24, 2025, reporting that BlackRock beneficially owned 3,705,201 shares as of March 31, 2025, with sole voting power with respect to 3,651,017 shares.

(3)

Based on a Schedule 13G filed by Alyeska Investment Group, L.P. (Alyeska) with the SEC on August 14, 2025, reporting that Alyeska, Alyseka Fund GP, LLC and Anand Parekh beneficially owned 3,304,844 shares, with shared voting and dispositive power of all such shares.

(4)

Based on Schedule 13G/A filed by Ronald and Mariette Woestemeyer with the SEC on February 13, 2025, reporting that they beneficially own, including through various trusts for the benefit of certain family members, 2,598,300 shares as of December 31, 2024.

(5)

Based on a Schedule 13G/A filed by RGM Capital, LLC (RGM) with the SEC on February 13, 2025, reporting that RGM owned 2,540,752 shares as of December 31, 2024, with voting and dispositive power shared with Robert G. Moses with respect to all such shares.

(6)

Based on a Schedule 13G filed by EVR Research LP (EVR) with the SEC on August 8, 2025, reporting that EVR and EVR Master Fund, L.P. beneficially own 2,550,000 shares, which includes 450,000 shares issuable upon the exercise of options, with shared voting and dispositive power of all such shares.

(7)	Mr. Reiner retired from his role as President and Chief Executive Officer and as a member of the Board of the Company, effective as of June 2, 2025.
(8)	Includes 13,230 restricted stock units that will vest within 60 days of September 30, 2025.
(9)	Mr. McNabb ceased serving as the Company’s Chief Revenue Officer effective July 1, 2025.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of Common Stock and to receive payment in cash for the fair value of your shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Common Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $23.25 per share, without interest thereon, less any applicable withholding taxes, that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the Merger Proposal and must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement and is incorporated herein by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement at the Special Meeting, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of Common Stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Common Stock before the vote is taken on the Merger Proposal, which must reasonably inform us of the identity of the holder of record of the Company’s Common Stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Common Stock, and you must not vote or submit a proxy in favor of the Merger Proposal.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive Merger Consideration for your shares of the Company’s Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of the Company’s Common Stock. A holder of shares of the Company’s Common Stock wishing to exercise appraisal rights must hold of record the shares of Common Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock of record through the Effective Time, because appraisal rights will be lost if the shares of Common Stock are transferred prior to the Effective Time. Voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

All demands for appraisal should be addressed to PROS Holdings, Inc., 3200 Kirby Drive, Suite 600, Houston, Texas 77098, and must be delivered before the vote is taken on the Merger Proposal at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Common Stock.

To be effective, a demand for appraisal by a stockholder of Common Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made directly by the beneficial owner if he or she does not also hold the shares of Common Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of the Company’s Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.

Within ten days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of the Company’s Common Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition, and holders should not assume that the Surviving Corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the Surviving Corporation. A person who is the beneficial owner of shares of the Company’s Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock and with whom agreements as to the value of their shares of Common Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Common Stock or (2) the value of the consideration provided in the Merger for such total number of shares of Common Stock exceeds $1,000,000.

After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock, the Delaware Court of Chancery will appraise the shares of Common Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of Common Stock and, in the case of holders of uncertificated stock, forthwith. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Merger Consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock, other than with respect to distributions payable to stockholders as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $23.25 per share in cash, without interest thereon, less any applicable withholding taxes, for his, her or its shares of Common Stock pursuant to the Merger Agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the Merger is completed, we will cooperate with Parent to cause our Common Stock to be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports, current reports and proxy and information statements with the SEC on account of our Common Stock.

STOCKHOLDER PROPOSALS

If the Merger is completed prior to our next annual meeting of stockholders, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed prior to our next annual meeting of stockholders, the following deadlines will apply to the submission of stockholder proposals to be considered at our next annual meeting of stockholders.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2026 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices in care of our Corporate Secretary at PROS Holdings, Inc., 3200 Kirby Drive, Suite 600, Houston, Texas, 77098. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Central Time) on November 28, 2025.

In addition, under the Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2026 annual meeting must give notice to our Corporate Secretary between January 8, 2026 and February 7, 2026, unless the notice also is made pursuant to Rule 14a-8. The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2026 annual meeting is held more than 30 days prior to or 60 days after the anniversary of the 2025 annual meeting and such proposal is not made pursuant to Rule 14a-8, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to the 2026 annual meeting or (ii) the tenth day following the day on which public announcement of the meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are filed as an exhibit to our Current Report on Form 8-K filed with the SEC on April 29, 2020. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

Additionally, to comply with universal proxy rules, if you intend to solicit proxies in support of director nominees other than our director nominees in accordance with Rule 14a-19 under the Exchange Act, you must provide notice to the Corporate Secretary at the address no later than 60 calendar days prior to the anniversary of the previous year’s annual meeting (no later than March 9, 2026 for the 2026 annual meeting of stockholders). Any such notice of intent to solicit proxies must comply with all the requirements of Rule 14a-19 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at pros.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC may update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (filed with the SEC on February 12, 2025) and the portions of the Definitive Proxy Statement on Schedule 14A for our 2025 Annual Meeting of Stockholders (filed with the SEC on March 28, 2025) that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024;

•

Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025 (filed with the SEC on May 1, 2025), for the fiscal quarter ended June 30, 2025 (filed with the SEC on July 31, 2025) and for the fiscal quarter ended September 30, 2025 (filed with the SEC on October 27, 2025); and

•	Current Reports on Form 8-K, as amended, filed with the SEC on March 18, 2025, May 1, 2025, May 9, 2025, June 11, 2025, June 13, 2025, June 25, 2025, July 1, 2025, and September 22, 2025.

Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement, unless expressly stated otherwise therein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to PROS Holdings, Inc., 3200 Kirby Drive, Suite 600, Houston Texas 77098, Telephone +1 (713) 335-5879, on the Investor Relations page of our corporate website at pros.com, or Innisfree M&A Incorporated, our proxy solicitor, at the contact information listed below, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

If you have any questions about this proxy statement, special meeting or the Merger or need assistance with the voting procedures, please contact our proxy solicitor at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Toll-free: +1 (866) 239-1763

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED NOVEMBER 3, 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG:

PORTOFINO PARENT, LLC

PORTOFINO MERGER SUB, INC.

and

PROS HOLDINGS, INC.

DATED AS OF

September 22, 2025

A-i

Exhibit A      Definitions

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 22, 2025 (the “Agreement Date”) by and among Portofino Parent, LLC, a Delaware limited liability company (“Parent”), Portofino Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Subsidiary”), and PROS Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the board of managers of Parent has unanimously approved and declared advisable this Agreement and the Transactions;

WHEREAS, the board of directors of the Merger Subsidiary has unanimously (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Subsidiary and the sole stockholder of Merger Subsidiary, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the sole stockholder of Merger Subsidiary adopt this Agreement and approve the Transactions and (iv) directed that this Agreement be submitted to the sole stockholder of Merger Subsidiary for its adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has delivered to the Company the commitment of the Financing Sources, dated as of the Agreement Date, in favor of the Company with respect to certain obligations of Merger Subsidiary and Parent under this Agreement as specified in the Equity Commitment Letter;

WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Transactions in its capacity as sole stockholder of Merger Subsidiary; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), as of and at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly-owned direct/ Subsidiary of Parent.

(b) The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the third (3rd) Business Day after the later to occur of (i) the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing) and (ii) the date of the Completion of the French Consultation Process, or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(c) At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger). The time as of which the Merger becomes effective is referred to herein as the “Effective Time”.

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.

Section 1.2 Conversion of Shares of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Subsidiary or Parent:

(a) except as otherwise provided in Section 1.2(b) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $23.25 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.7, the “Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3 or Section 1.5, as applicable;

(b) each share of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other Subsidiary of Parent or any Company Subsidiary (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and cease to exist, and no payment shall be made with respect thereto;

(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving

Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.3 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a). At or prior to the Effective Time, Parent shall deposit with (or shall cause to be deposited with) the Exchange Agent cash sufficient to pay the full Merger Consideration as provided in Section 1.2(a) in respect of shares of Company Common Stock, but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time (the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration as provided in Section 1.2(a) in respect of the shares of Company Common Stock (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit with the Exchange Agent additional cash sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the timely payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement. Any income from investment of the Exchange Fund will be payable to the Surviving Corporation. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than the Company, Parent, Merger Subsidiary or any Subsidiary of the Company or Parent) a letter of transmittal, in form and substance reasonably acceptable to the Company, and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon transfer of the shares of Company Common Stock to the Exchange Agent).

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration in respect of such holder’s shares of Company Common Stock. Until the Merger Consideration in respect of a given share of Company Common Stock has been paid, such share of Company Common Stock shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of shares of Company Common Stock.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a transferred share of Company Common Stock is registered, it shall be a condition to such payment that (i) such share of Company Common Stock must be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At or after the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange

Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent. To the extent that (i) there are any losses with respect to any investments of the Exchange Fund; (ii) the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 1.2; or (iii) all or any portion of the Exchange Fund is unavailable for Parent (or the Exchange Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 1.2 for any reason, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Exchange Agent to make the payments contemplated by Section 1.2.

(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 1.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock cancelled in accordance with Section 1.2(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall be cancelled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.2(a), without interest thereon, upon transfer of such shares of Company Common Stock in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL, in all cases consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

Section 1.5 Company Equity Awards; Company ESPP.

(a) Vested Company RSUs. Neither the Surviving Corporation nor Parent shall assume any Vested Company RSU or substitute for any Vested Company RSU any similar award for the Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. At the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of Vested Company RSUs, each Vested Company RSU which is outstanding as of immediately prior to the Effective Time shall be cancelled, with the former holder of such cancelled Vested Company RSU becoming entitled to receive for each share of Company Common Stock subject to such Vested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the Merger Consideration. Parent shall cause the Surviving Corporation to pay the Merger Consideration for each such Vested Unit, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, on or promptly following the Closing Date to the former holder of the cancelled Vested Company RSU through its payroll system, payroll provider or accounts payable; provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any such payment in respect of any Vested Company RSU which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable Settlement Date for such Vested Company RSU or otherwise delayed to the extent necessary to avoid adverse Tax consequences under Section 409A of the Code.

(b) Unvested Company RSUs. Neither the Surviving Corporation nor Parent shall assume any Unvested Company RSU or substitute for any Unvested Company RSU any similar award for the Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. At the Effective Time, and conditioned upon the occurrence of the Effective Time, each Unvested Company RSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of Parent, Merger Subsidiary, the Company or the holder thereof, be cancelled and converted into the contingent right to receive for each share of Company Common Stock subject to such Unvested Company RSU, an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the Merger Consideration (collectively, the “Cash Replacement RSU Amounts”). The right to receive the Cash Replacement RSU Amounts shall otherwise remain subject to the same vesting, settlement and other terms and conditions as were applicable to the Unvested Company RSUs for which they were exchanged immediately prior to the Effective Time (except for terms rendered inoperative or which become inapplicable by reason of the Merger or the other Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable vesting dates or earlier satisfaction of the applicable vesting conditions for such Unvested Company RSUs, amounts in respect of the Cash Replacement RSU Amounts will vest and Parent will cause the Surviving Corporation to pay such amounts to such holder on the applicable Settlement Date; provided that, notwithstanding anything to the contrary contained in this Agreement, if applicable, any such payment in respect of any Unvested Company RSU which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable Settlement Date for such Unvested Company RSU or otherwise delayed to the extent necessary to avoid adverse Tax consequences under Section 409A of the Code.

(c) Company MSUs. Neither the Surviving Corporation nor Parent shall assume any Company MSU or substitute for any Company MSU any similar award for Surviving Corporation or Parent stock, in connection with the Merger or the other Transactions. At the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of Company MSUs, each Company MSU that is an Earned Unit outstanding as of immediately prior to the Effective Time shall be cancelled and converted into the right to receive an amount in cash, without interest and subject to deduction for any required withholding Tax as contemplated in Section 1.6, equal to the product of (i) the Merger Consideration multiplied by (ii) the applicable number of shares of Company Common Stock subject to such Earned Units as of immediately prior to the Effective Time. With respect to each such Earned Unit that is an

Accelerated Unit, Parent shall cause the Surviving Corporation to pay the Merger Consideration for each such Accelerated Unit, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, on or promptly following the Closing Date through its payroll system, payroll provider or accounts payable. With respect to each such Earned Unit that is a Vested Earned Unit that has a Settlement Date that follows the Closing Date, Parent will cause the Surviving Corporation to pay the Merger Consideration for each such Vested Earned Unit, without interest thereon and subject to deduction for any required withholding Tax as contemplated in Section 1.6, to such holder on its applicable Settlement Date through its payroll system, payroll provider or accounts payable. The right to receive the Merger Consideration with respect to any Earned Units that are Unvested Earned Units as of immediately prior to the Effective Time (such consideration, the “Cash Replacement MSU Amounts”) shall otherwise remain subject to the same vesting, settlement and other terms and conditions as were applicable to such Unvested Earned Units for which they were exchanged immediately prior to the Effective Time (except for terms rendered inoperative or which become inapplicable by reason of the Merger or the other Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement MSU Amounts). Subject to the holder’s continued service with Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) through the applicable Settlement Date for the Cash Replacement MSU Amounts, Parent will cause the Surviving Corporation to pay for the Cash Replacement MSU Amounts to such holder on the applicable Settlement Date through its payroll system, payroll provider or accounts payable. Notwithstanding anything to the contrary contained in this Agreement, if applicable, any such payment under this Section 1.5(c) in respect of any Earned Unit which constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the applicable Settlement Date for such Earned Unit or otherwise delayed to the extent necessary to avoid adverse tax consequences under Section 409A of the Code. At the Effective Time and without any action on the part of Parent, Merger Subsidiary, the Company or any holder of Company MSUs, each Company MSU that is not and has not become an Earned Unit as of immediately prior to the Effective Time shall be automatically cancelled without payment of any consideration.

(d) Further Actions. As soon as practicable following the Agreement Date and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take all such actions as are necessary to (i) approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary, and shall provide Parent with evidence that such actions were completed, and (ii) terminate the Stock Plans in all respects except as provided herein as of the Effective Time (but subject to the consummation of the Merger).

(e) Company ESPP. As soon as practicable following the Agreement Date and in any event prior to the Effective Time, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions and take such other necessary actions to provide that, (i) with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election or contribution rate in effect on the Agreement Date for such Offering Period or make any separate non-payroll contributions to the Company EESPP on or following the date hereof, and no new participants may participate in such Offering Period and such Offering Period shall not be extended beyond its current end date; (ii) no new participants will commence participation in the Company ESPP; (iii) no new Offering Period shall be authorized or commenced under the Company ESPP on or after the Agreement Date; (iv) any such Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Purchase Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP no later than five (5) Business Days prior to the day on which the Effective Time occurs (the “Final Exercise Date”), in which case any shares of Company Common Stock purchased pursuant to such Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (v) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate and no further rights shall be granted or exercised under the Company ESPP thereafter. On the day following the Final Exercise Date, any funds credited as of such date under the Company ESPP that are not used to purchase shares of Company Common Stock on the Final Exercise Date within the associated accumulated payroll withholding account for each participant under the Company ESPP shall be refunded to the applicable participant in accordance with the terms of the Company ESPP. Prior to the Effective Time, the Company shall provide Parent with evidence that such actions set forth in this Section  1.5(e) were completed.

Section 1.6 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent and their respective Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax Law. If the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, so withholds amounts and properly pays such amounts over to a Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company MSUs and Company RSUs, as applicable, in respect of which the Company, Exchange Agent, Surviving Corporation, Parent or any of their respective Affiliates, as the case may be, made such deduction and withholding.

Section 1.7 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.7 shall be construed to permit the Company to take any action with respect to the Company Common Stock that is prohibited by the terms of this Agreement, including Section 5.2.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such certificate of incorporation.

Section 2.2 Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.3 Directors and Officers.

(a) At the Effective Time, the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the bylaws of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) filed or furnished by the Company with the United States Securities and Exchange Commission (the “SEC”) on or after January 1, 2023 and prior to the Agreement Date (collectively, the “Company SEC Reports”) (excluding in each case any disclosures contained therein (other than those disclosures which relate to specific historical events or historical circumstances affecting the Company and not to the extent related to any forward-looking events or circumstances) under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are not a statement of fact or are predictive, general, cautionary, speculative or forward-looking in nature); provided that nothing disclosed in any Company SEC Reports shall be deemed to modify or qualify the representations or warranties set forth in Section 3.2(a), Section 3.2(b) or Section 3.6(b); or (ii) the Company Disclosure Schedules (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein; provided that any disclosure set forth therein with respect to any particular Section relating to any representations or warranties of the Company shall be deemed to be disclosed in reference to all other applicable Sections of this Agreement with respect to any representations or warranties of the Company set forth in this Article III to the extent the relevance of the disclosure in respect of the particular Section is sufficient on its face to inform Parent of the information required to be disclosed in respect of such other Sections) delivered by the Company to Parent in connection with the execution of this Agreement (the “Company Disclosure Schedules”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:

Section 3.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such power or authority, the lack of which would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company (and any amendments thereto) which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 12, 2025 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. The Company is not in violation of the Company Charter Documents, and no Subsidiary of the Company is in violation of any of its equivalent organizational documents, except where such violation would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of the close of business on September 19, 2025 (the “Capitalization Date”): (A) 48,253,392 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 833,683 shares of Company Common Stock were held by the Company in its treasury; (D) 765,073 shares of Company Common Stock were subject to issuance pursuant to outstanding Company MSUs (assuming all applicable performance conditions with respect to such Company MSUs are satisfied at target levels) and 1,530,146 shares of Company Common Stock were subject to issuance pursuant to outstanding Company MSUs (assuming all applicable performance conditions with respect to such Company MSUs are satisfied at maximum levels); (E) 3,760,905 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs; (F) 4,816,545 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon settlement of the Company Equity Awards); (G) 68,378 shares of Company Common Stock were reserved for future issuance under the Company ESPP; (H) $79,947,000 in aggregate principal was outstanding under the 2027 Convertible Notes, with a Conversion Rate (as defined in the applicable Indenture) equal to 23.9137 shares of Company Common Stock per each $1,000 of principal and (I) $235,000,000 in aggregate principal was outstanding under the 2030 Convertible Notes, with a Conversion Rate (as defined in the applicable Indenture) equal to 48.8293 shares of Company Common Stock per each $1,000 of principal). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, the Convertible Notes or as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. Other than issuances of Equity Interests in compliance with Section 5.2(b), there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company, other than pursuant to the Convertible Note Capped Call Options. Other than the Company Common Stock and issuances of Equity Interests in compliance with Section 5.2(b), there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards and Convertible Notes, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of any wholly-owned Company Subsidiary. There are no accrued or authorized and unpaid dividends with respect to any shares of Company Common Stock as of the date of this Agreement.

(b) Except as set forth in Section 3.2(a) and other than pursuant to the terms of the Convertible Notes or issuances of Equity Interests in compliance with Section 5.2(b), no Equity Interests of the Company are issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(b) of the Company Disclosure Schedules or pursuant to the terms of the Convertible Notes or the Convertible Note Capped Call Options, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or make a payment the value of which is measured by reference to, any Equity Interests in the Company or any of the Company Subsidiaries or (ii) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth, as of the Capitalization Date, a list of each outstanding Company Equity Award, the holders (by name or employee identification number) of such Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award (assuming in the case of Company MSUs, target and maximum level of performance), the vesting schedule of such Company Equity Award (including any vesting acceleration terms) and current vesting status. All shares of Company Common Stock issuable upon the settlement of Company Equity Awards have been duly reserved for issuance by the Company.

Section 3.3 Authorization; No Conflict.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement and approval of the Merger by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company Board has unanimously (i) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (ii) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (iii) approved and declared advisable this Agreement and the Transactions, (iv) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws, (iv) compliance with any applicable rules of the NYSE, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth on Section 3.3(d) of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents or any equivalent organizational documents of Company Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in a breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation or acceleration of, or give rise to a right of payment, approval, notice, amendment, modification, termination or cancellation of, or accelerate any obligation or the loss of any benefit under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, which in the case of each of clauses (ii) through (iv), would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.4 Subsidiaries.

(a) The Company has delivered or made available to Parent a complete and accurate list as of the Agreement Date of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b) All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities, stock appreciation rights, profit participation rights, other equity or equity-based rights or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for, or obligation to make a payment the value of which is measured by reference to, any of the Equity Interests of any Company Subsidiary. Section 3.4 of the Company Disclosure Schedules sets forth, as of the Agreement Date, (i) each Subsidiary of the Company and the ownership interest of the Company in each such Subsidiary and (ii) the Equity Interests of each Person other than a Subsidiary of the Company that is owned, directly or indirectly by the Company or any Company Subsidiary.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2023, the Company has timely filed or furnished with the SEC all Company SEC Reports required to be filed or furnished by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of operations, comprehensive income or loss, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated statements of operations, income or loss, stockholders’ equity and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by a subsequent Company SEC Report.

(c) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

(d) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) The Company and the Company Subsidiaries have no liabilities required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (or in the notes thereto), other than liabilities (i) reflected or otherwise reserved against in the Company’s unaudited balance sheet in the most recent quarterly report on Form 10-Q (the “Reviewed Balance Sheet”, and the date of the Reviewed Balance Sheet, the “Reviewed Balance Sheet Date”) filed by the Company with the SEC prior to the Agreement Date; (ii) arising pursuant to this Agreement or incurred in connection with the Merger; (iii) incurred in the ordinary course of business on or after the Reviewed Balance Sheet Date; (iv) for performance of obligations under Contracts binding upon the Company or any Company Subsidiary (other than resulting from a breach thereof); or (v) that would not reasonably be expected to have a Company Material Adverse Effect. All Indebtedness of the Company and the Company Subsidiaries as of the Agreement Date (including the outstanding amount thereof) is set forth in Section 3.5(e) of the Company Disclosure Schedules, other than Indebtedness with a principal amount of less than $1,000,000.

Section 3.6 Absence of Material Adverse Changes, etc. (a) Between June 30, 2025 and the Agreement Date, except for actions expressly contemplated by this Agreement, (i) the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof and prior to the Closing Date, would have been a breach of, or require the consent of Parent, under clauses (i), (iv), (v), (vi), (viii), (ix), (xii), (xiii), (xiv), (xv), (xvi), (xviii), (xix) or, solely with respect to the foregoing clauses, (xx) of Section 5.2(b), and (b) between December 31, 2024 and the Agreement Date, there has not been or occurred any event, condition, change, occurrence or development that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, investigations pending or Legal Proceedings threatened, to which the Company or any of the Company Subsidiaries is a party that would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Broker’s or Finder’s Fees. Except for Qatalyst Partners LP (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 3.9 Employee Plans.

(a) Section 3.9(a) of the Company Disclosure Schedules sets forth a complete and accurate list as of the Agreement Date of each current material Company Plan (other than: (i) any offer letter or other employment Contract that (A) is terminable “at-will” or following a notice period imposed by applicable Law and, in each case, does not provide for severance, retention, change of control, transaction or similar bonuses or similar types of payments other than severance payments or advance notice of termination periods required to be made by the Company or any Company Subsidiaries under applicable foreign Law) and (B) does not deviate in any material respect from the form of offer letter or form employment Contract made available to Parent prior to the Agreement Date, (ii) any consulting services Contract that is terminable upon thirty (30) days’ notice or less without further payment, liability or obligation, or (iii) any individual equity award grant notice or award agreement on the Company’s standard forms of equity award grant notice and agreement in the forms made available to Parent).

(b) With respect to each Company Plan set forth on Section 3.9(a) of the Company Disclosure Schedules, the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material notices given to the administrator of such Company Employee Benefit Plan, the Company, any of the Company Subsidiaries or any Company ERISA

Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority with respect to such Company Plan since January 1, 2023; and (vi) the most recent financial statements and actuarial or other valuation reports provided to the Company with respect thereto.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially and adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA or the Code.

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established, maintained, funded and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code and other applicable Law; and (ii) to the Knowledge of the Company, all payments and contributions required to be made under or with respect to any Company Plan have been timely made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date.

(e) Neither the Company nor any Company ERISA Affiliate maintains, sponsors, contributes to, or has any liability or obligation with respect to, any (i) “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not subject to ERISA), (ii) “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) multiple employer plan (as described in Section 413(c) of Code), or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Company Plan provides for retiree, post-employment, or post-service health or other welfare benefits, except as required by Section 4980B of the Code.

(f) No Company Plan provides for a “gross-up” or similar payment or reimbursement, and no current or former employee, officer, director or other individual service provider of the Company or the Company Subsidiaries has a right to indemnification, in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

(g) Except as set forth on Section 3.9(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could: (i) entitle any current or former employee, officer, director or other individual service provider of the Company or the Company Subsidiaries (or any dependent or beneficiary thereof) to any payment of compensation or benefits (whether in cash, property or the vesting of property); (ii) increase the amount of compensation or benefits due or payable to any such person set forth in the preceding clause (i); (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) require a contribution by the Company or any Company Subsidiary to any Company Plan; (v) restrict the ability of the Company or any Company Subsidiary to merge, amend or terminate any Company Plan; or (vi) result in the forgiveness of any employee or service provider loan.

(h) No payment or benefit, individually or together with any other payment or benefit, that could be received (whether in cash, property or the vesting of property), as a result of the Transactions, either alone or in combination with another event, by any current or former employee, officer, director or other individual service provider of the Company or the Company Subsidiaries would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(i) Without limiting the generality of the other provisions of this Section 3.9, with respect to each Company Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Plan”): except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each Non-U.S. Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, and (iii) no Non-U.S. Plan is a defined benefit plan, and (iv) no Non-U.S. Plan has any material unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

Section 3.10 Opinion of Company Financial Advisor. The Company Board has received an opinion from the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and others matters considered in the preparation thereof, as set forth therein, the Merger Consideration to be received in the Merger pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Company Common Stock (other than Parent, Merger Subsidiary or any of their respective Affiliates) is fair, from a financial point of view, to such holders.

Section 3.11 Taxes.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, correct and complete in all respects; and (ii) all Taxes required to be paid by the Company or any Company Subsidiary (including Taxes required to be withheld or collected) have been paid in full (whether or not shown as due on any Tax Return) and each of the Company and the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due.

(b) There is no assessment, deficiency, adjustment, claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Return. No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that it is or may be subject to material taxation by that jurisdiction that has not been resolved or withdrawn.

(c) Neither the Company nor any Company Subsidiary has been a party to or otherwise participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) Neither the Company nor any Company Subsidiary is a party to (any Tax sharing agreement, Tax indemnity obligation or similar agreement (other than Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes).

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.

(f) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” within the past two years that was purported or intended to be governed by Section 355 of the Code (or any similar provision of U.S. federal, state, local or non-U.S. Law).

(g) Neither the Company nor any of the Company Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than any group of which the Company or one of its Subsidiaries is or was the common parent). Neither the Company nor any Company Subsidiary has any liability for a material amount of Taxes of any other Person (other than the Company or any Company Subsidiary) (i) as a result of being or having been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than any group the common parent of which is the Company or any Company Subsidiary), including any liability under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or (ii) as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business a principal purpose of which is unrelated to Taxes), or pursuant to any Law.

Section 3.12 Compliance with Laws.

(a) Since January 1, 2023, neither the Company nor the Company Subsidiaries has been in violation of any Law (including any Antitrust Law) applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to any such Law, except in each case for any such violation that would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Company Subsidiary (i) is currently, or has been since January 1, 2023: (A) a Sanctioned Person; (B) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (C) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (D) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (ii) has, in the last five (5) years, taken any action, directly or indirectly, that would result in a violation by any such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act of 2010 and the rules and regulations thereunder or any other anti-bribery/corruption legislation promulgated by any Governmental Authority (collectively, “Anti-Corruption Laws”).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(d) Each of the Company and the Company Subsidiaries is, and has been since January 1, 2023, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which would not reasonably be expected to have a Company Material Adverse Effect.

(e) To the Company’s Knowledge, the Company’s and the Company Subsidiaries’ products, where applicable, (i) do not provide pricing recommendations to any particular customers or users of such applicable products that are informed by confidential information of competitors of such customers or users and (ii) do not facilitate the exchange of confidential information between competitors. The Company and the Company Subsidiaries do not require any customers or users of their products, where applicable, to accept any particular pricing recommendations.

Section 3.13 Intellectual Property and Privacy and Data Protection.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable (assuming registration where required for enforcement), (ii) to the Knowledge of the Company, the Company and the Company Subsidiaries solely own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens, and (iii) the

Company and each Company Subsidiary owns or possesses the valid right to use all Intellectual Property Rights used in or necessary for the operation of the businesses of the Company and the Company Subsidiaries, as applicable, as such is conducted as of the Agreement Date. This Section 3.13(b) does not address and will not be construed as a representation or warranty regarding infringement or misappropriation of any Intellectual Property Rights, which are exclusively addressed in Section 3.13(d).

(c) Neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted, or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries taken as a whole.

(d) To the Knowledge of the Company and except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2023, the Company’s conduct of its business has not infringed, violated or misappropriated the Intellectual Property Rights of any third party. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Legal Proceeding is pending or has been filed, and since January 1, 2023, no Legal Proceeding has been filed, against the Company or any Company Subsidiary by any third party (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution.

(e) To the Company’s Knowledge, except as would not reasonably be expected to have a Company Material Adverse Effect, no Person is misappropriating, infringing, diluting or violating any Company Intellectual Property.

(f) The Company and each of the Company Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the material Company Intellectual Property as determined by Company in its business judgment, including with respect to the confidentiality of the trade secrets that are Company Intellectual Property, and, to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets that are Company Intellectual Property. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a trade secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s and the Company Subsidiaries’ rights to the Trade Secrets embodied by such Source Code except where failure to do so would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries. To the Company’s Knowledge, the Company and the Company Subsidiaries have not (i) put Source Code for any Company Products into escrow with a third Person for the benefit of a licensee or other third Person (other than pursuant to Contracts entered into in the ordinary course of business containing customary contractual protections), and (ii) released such Source Code for any Company Product from escrow in favor of a third Person.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to any Software licensed on an “open source” or “freeware” basis that is bundled with, embedded in, linked to, or otherwise integrated with any Company Product or other Software owned by the Company or any Company Subsidiary, (i) the Company and the Company Subsidiaries are and have since January 1, 2023 been in material compliance with all applicable licenses with respect thereto, and (ii) neither the Company nor any Company Subsidiary has integrated any such Software in a manner that requires or would require (or conditions the grant of any rights upon) any proprietary Software of the Company or any Company Subsidiary (including any Source Code thereto), (A) to be disclosed or distributed in source code form, (B) to be licensed for purposes of preparing derivative works or (C) to be redistributed at no charge.

(h) Since January 1, 2023 and except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have not, to Company’s Knowledge, experienced any Security Breach, including any Security Breach that required written notification by the Company or a Company Subsidiary to the affected individuals, regulators, or other Person under applicable Privacy Law (and have not sent any such notification).

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries and the Company’s and the Company Subsidiaries’ conduct of its and their businesses are in compliance with, and since January 1, 2023 have been in compliance with, applicable Data Security Requirements in all material respects, (ii) the Company and the Company Subsidiaries have implemented and maintain policies and procedures designed to comply with its and their obligations under applicable Privacy Laws, and (iii) to the Knowledge of the Company, since January 1, 2023, neither the Company nor any Company Subsidiary has (a) received any material complaint or notice in writing alleging, (b) been subject to any Legal Proceedings alleging, or (c) sent or been required to send any written notice required under applicable Privacy Laws to any Person in connection with, any violation of any Data Security Requirements.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, lease or license Business Systems that, to the Company’s Knowledge, are generally sufficient to operate the businesses of the Company and the Company Subsidiaries as they are currently conducted, (ii) the Company has taken commercially reasonable actions designed to protect the security of the Business Systems that are owned by the Company or Company Subsidiaries, (iii) there has not been any failure with respect to any of the Business Systems that caused a material disruption in the Company’s and the Company Subsidiaries’ business taken as a whole in the past twelve (12) months, (iv) there are, and for the past twelve (12) months have been, no material bugs or errors in any of the Company Products that would prevent the same from performing substantially in accordance with their published user specifications (“Technical Deficiencies”) other than those occurring in the ordinary course of business, (v) to the Company’s Knowledge, there is no Malicious Code in any of the Company Products or the Business Systems, and (vi) to the Company’s Knowledge, the Company and the Company Subsidiaries have not received any complaints in writing from any Person alleging any Technical Deficiencies other than those occurring in the ordinary course of business.

Section 3.14 Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union, works council, labor organization or other employee representative (collectively, “CBAs”), nor is any such Contract or agreement presently being negotiated. To the Knowledge of the Company, there is no, and since January 1, 2023 there has been no, representation or organizing campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no, and since January 1, 2023 there has been no, pending or, to the Knowledge of the Company, threatened, material labor grievance, material labor arbitration, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Section 3.14(a) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has a legal or contractual requirement to provide notice or information to, bargain with, enter into any consultation procedure with, or obtain consent from, any labor union, works council, labor organization or employee representative representing any employee of the Company or any Company Subsidiary, or any applicable labor tribunal, in connection with the execution of this Agreement or the Transactions

(b) The Company and each Company Subsidiary has reasonably investigated all material sexual harassment allegations against officers, directors, or other executive-level employees of the Company or Company Subsidiary which have been formally reported to the Company or the applicable Company Subsidiary or with respect to which the Company has Knowledge. With respect to each such allegation (except those the Company or the applicable Company Subsidiary reasonably deemed to not have merit), the Company or the applicable Company Subsidiary has taken corrective action reasonably calculated to prevent further improper action and does not reasonably expect material liability.

Section 3.15 Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). To the Knowledge of the Company, all such insurance policies are in full force and effect and all related premiums have been paid as of the date of this Agreement.

Section 3.16 Material Contracts.

(a) Except (x) for this Agreement or (y) as set forth in Section 3.16 of the Company Disclosure Schedules, or (z) for Non-Scheduled Contracts, as of the Agreement Date, none of the Company or any of the Company Subsidiaries is a party to or bound by (each a “Company Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii);

(ii) any Contract with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports but has not been disclosed;

(iii) any Contract for the acquisition or disposition by the Company or any Subsidiary of the Company of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $10,000,000 and pursuant to which the Company or any Company Subsidiary has continuing obligations (including any contingent obligations such as an earnout or holdback) that would reasonably be expected to result in the receipt or making by the Company or any of the Company Subsidiaries of future payments in excess of $1,000,000;

(iv) any Contract relating to the borrowing or lending of Indebtedness in a principal amount in excess of $2,000,000, except for agreements relating to trade receivables or payables, loans to or from the Company Subsidiaries in the ordinary course of business and extensions of credit to customers or from vendors in the ordinary course of business;

(v) any Contract that is with any of the top ten (10) vendors of the Company and the Company Subsidiaries (the “Top Vendors”), by dollar amount paid by the Company and the Company Subsidiaries for the prior fiscal year;

(vi) any Contract that is with any of the top ten (10) sources of revenue (whether customers or distributors) of the Company and the Company Subsidiaries (the “Top Customers”), by dollar amount received by the Company and the Company Subsidiaries for the prior fiscal year;

(vii) any Contract that (1) contains any restrictions or covenants that purport to limit or otherwise restrict in any material respect the ability of the Company and the Company Subsidiaries (or after the Closing Date, the Surviving Corporation or Parent), taken as a whole, to compete in any line of business with any Person in any geographic area anywhere in the world, (2) prohibits the Company or any Company Subsidiary from entering into any partner or similar agreements with third parties, (3) binds the Company or any Company Subsidiary through any customer or similar non-solicitation covenant or any non-competition covenant; (4) grants exclusivity or “most favored nation” protections or rights of first refusal, rights to participate, rights of first offer or rights first negotiation or similar restrictions to the counterparty to such Contract (including any exclusive supply agreements with any of the Company’s or its Subsidiaries’ suppliers); or (5) contains obligations that limit the freedom or right of the Company or any Company Subsidiary to develop, sell or distribute any products or services for any other Person; in each case, other than such Contracts that are not material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any Contract that provides for the formation, creation, operation, management or control of any joint venture;

(ix) any settlement or conciliation Contract that would require the Company or any of the Company Subsidiaries to pay more than $1,000,000 after the Agreement Date or that contains restrictions on the business and operations of the Company and the Company Subsidiaries that are material to the business of the Company and the Company Subsidiaries, taken as a whole;

(x) any Contract that obligates the Company or any Company Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000;

(xi) any Contract (A) relating to the licensing of any material Intellectual Property Rights (whether granted by or to the Company or a Company Subsidiary) (other than (1) non-exclusive licenses granted to the Company or a Company Subsidiary in the ordinary course of business and (2) non-exclusive licenses of Intellectual Property Rights granted by the Company or a Company Subsidiary in the ordinary course of business); (B) for the acquisition or development of material Intellectual Property Rights (other than agreements with employees or contractors in the ordinary course of business); or (C) limiting in any material manner the Company’s or a Company Subsidiary’s ability to use or enforce any material Intellectual Property Rights consistent with past practices;

(xii) any CBA; or

(xiii) any Contract for the Convertible Note Capped Call Options.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be) and, to the Knowledge of the Company, any other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity). Neither the Company nor any Company Subsidiary is in breach of or default under any Company Material Contract, nor, to the Company’s Knowledge, is any other party to such Company Material Contract, excluding, however, any breach or default which would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent a copy of each Company Material Contract as in effect as of the date hereof that is true and complete, subject to redaction of privileged or competitively sensitive information. The Company has not received any written or, to the Knowledge of the Company, oral notice from any of the Top Customers or Top Vendors to the effect that any such Top Customer or Top Vendor, as applicable, will modify in any material respect, terminate or not renew, any Company Material Contract, or stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing or supplying, as applicable, products or services from the Company or any of the Company Subsidiaries (whether as a result of the Transactions or otherwise).

Section 3.17 Properties.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 3.17(b) of the Company Disclosure Schedules sets forth a true and correct list of all material properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the

Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.

(d) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated.

Section 3.18 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, to the Knowledge of the Company, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.

Section 3.19 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (or, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of the Company Subsidiaries) has stored, disposed of or arranged for the disposal of, treated, transported, handled, released, manufactured, distributed, or exposed any person to, or owned or operated any real property or facility contaminated by, Hazardous Materials.

Section 3.20 Affiliate Party Transactions. Since January 1, 2023, there have been no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedules.

Section 3.21 Disclosure Documents. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.21 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, the Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Merger Subsidiary and Parent represents and warrants to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended as of the Agreement Date, of Merger Subsidiary and Parent.

Section 4.2 Authorization; No Conflict.

(a) The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.16, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, and (iv) any additional actions or filings, except those that the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.

(c) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the other Transactions.

Section 4.3 No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or threatened to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the other Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.

Section 4.4 Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective general or limited partners, stockholders, directors, officers, employees, managers or members beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

Section 4.5 Broker’s or Finder’s Fees. Except for fees and commissions of Persons which will be paid by Parent or its Subsidiaries, no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6 Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not engaged, and will not prior to the Effective Time engage, in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.

Section 4.7 Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 4.8 Solvency. None of Parent or Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Each of Parent and Merger Subsidiary is Solvent as of the Agreement Date, and each of Parent and the Company and the Company Subsidiaries (on a consolidated basis) will, immediately after giving effect to the Transactions, payment of the Merger Consideration, and payment of all other amounts required to be paid in connection with the consummation of the Merger or any other transaction contemplated by this Agreement and the payment of all related fees and expenses, and assuming the representations and warranties in Article III are true and correct in all material respects, be Solvent at and immediately after the Closing. As used in this Section 4.8, the term “Solvent” shall mean, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will exceed their debts, (b) Parent and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) Parent has and, after the Closing, the Company and the Company Subsidiaries (on a consolidated basis) will have, sufficient capital and liquidity with which to conduct its business. For purposes of this Section 4.8, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 4.9 Certain Arrangements. As of the date hereof, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.10 Financing.

(a) Parent has received and accepted, and delivered to the Company a complete and correct copy of a fully executed equity commitment letter (the “Equity Commitment Letter”) from each of the parties listed on Annex I hereto (the “Financing Sources”) confirming the Financing Sources’ commitments to provide Parent with equity financing in an amount up to the aggregate amount set forth therein in connection with the Transactions (the “Financing”). Assuming that (i) the Financing contemplated by the Equity Commitment Letter is fully funded on the terms set forth therein and (ii) the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 (in each case, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), Parent and Merger Subsidiary will have at the Closing funds sufficient to (x) pay the aggregate Merger Consideration payable on or promptly following the Closing Date upon the terms contemplated by this Agreement, (y) consummate the Merger and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives required to be paid in connection with the Closing pursuant to this Agreement and (z) make any payments and/or settle any conversions required to be made at or after the Closing under the Indentures in respect of the Convertible Notes (including any make-whole adjustment to the conversion rate with respect thereto) as a result of the Transactions (without giving eﬀect to any payments received pursuant to the Convertible Note Capped Call Options) and to repurchase the Convertible Notes as required pursuant to Article 15 of the Indentures (such required funds, collectively, the “Required Amount”).

(b) The Equity Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and Merger Subsidiary and the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Company is a third-party beneficiary of the Equity Commitment Letter on the terms set forth therein. Parent or Merger Subsidiary has fully paid, or caused to be paid, any and all commitment or other fees in connection with the Equity Commitment Letter that are payable on or prior to the Agreement Date. As of the Agreement Date, the Equity Commitment Letter has not been amended or modified in any respect, no such amendment or modification is contemplated and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the Agreement Date, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Subsidiary or any other party thereto under the Equity Commitment Letter. There are no conditions precedent to the funding of the full amount of the Financing other than the conditions precedent set forth in the Equity Commitment Letter delivered to the Company, and, as of the

Agreement Date, Parent has no reason to believe that any term or condition of closing of the Financing that is required to be satisfied will not be satisfied, or that the Financing will not be made available to Parent on the date of the Closing. There are no side letters or other Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Equity Commitment Letter.

Section 4.11 Parent and Merger Subsidiary Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE V

COVENANTS

Section 5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, subject-matter experts, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries; (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; and (iii) reasonably cooperate with respect to Parent’s and Parent’s Representatives’ planning with respect to post-Closing business plans and operations (provided the Company and the Company Subsidiaries shall not be required to implement such plans prior to the Closing); provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner not to interfere with the normal operation of the business of the Company and the Company Subsidiaries or create risk of damage or destruction to any material assets or property. Any such access shall be subject to the Company’s and the Company Subsidiaries’ security measures and insurance and privacy requirements. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company or any Company Subsidiary to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company: (A) would violate any of its or its Affiliates’ respective obligations under Law or Contract with respect to confidentiality; (B) would result in a violation of applicable Law; or (C) would result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; provided, that the Company shall use commercially reasonable efforts to allow such inspection or disclosure (or as much of it as possible) in a manner that does not result in a violation of such confidentiality obligations, violation of such Law or losses of such legal protection.

Section 5.2 Operation of the Company’s Business.

(a) Except (i) as expressly required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Schedules, or (iv) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed) during the Interim Period, the Company shall and shall cause the Company Subsidiaries to use commercially reasonable efforts to: (A) conduct its and their respective businesses in the ordinary course in all material respects; and (B) preserve intact in all material respects its and their respective current business organizations, keep available the services of its and their respective key employees and maintain its and their respective relations and goodwill with the Persons having material business relationships with the Company or the Company Subsidiaries.

(b) Except (w) as expressly required or permitted by this Agreement, (x) as required by applicable Law, (y) as set forth in Section 5.2(a) or Section 5.2(b) (and their respective subsections) of the Company Disclosure Schedules, or (z) as consented to in writing in advance by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:

(i) declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly-owned Company Subsidiary to the Company or another direct or indirect wholly-owned Company Subsidiary); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (A) the withholding or retirement of shares of Company Common Stock to satisfy Tax withholding obligations with respect to Company Equity Awards that are outstanding on the Capitalization Date and in accordance with the applicable terms of such Company Equity Awards and the applicable Company Plan or (B) pursuant to the redemption or conversion of any Convertible Notes or the exercise of any Convertible Note Capped Call Options.

(ii) sell, issue, grant, pledge or authorize the sale, issuance, or grant of any Equity Interests, except that (A) the Company may issue shares of Company Common Stock pursuant to the vesting or settlement of Company Equity Awards that are outstanding on the Capitalization Date pursuant to and as required by terms of such Company Equity Awards and the applicable Company Plan and in connection with the exercise of purchase rights under the Company ESPP that are outstanding as of the Capitalization Date in the ordinary course of business (and in all respects subject to Section 1.5(e)) and (B) the Company may issue shares of Company Common Stock in connection with the conversion of Convertible Notes;

(iii) except as expressly contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;

(iv) amend or permit the adoption of any amendment to the Company Charter Documents or any equivalent documents of any Company Subsidiary;

(v) acquire any Equity Interest or any portion of the assets of any other Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vi) enter into any Contract that would explicitly impose any material restriction on the right or ability of the Company or any Company Subsidiary: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to perform services for or sell products to any other Person other than in the ordinary course of business; (D) to transact business with any other Person; or (E) to operate at any location in the world, in each case, other than Contracts that contain covenants that prohibit the Company or any Company Subsidiary from using any trade names other than the Company’s or a Company Subsidiary’s trade names;

(vii) other than in the ordinary course of business and subject to Section 5.18 with respect to the Convertible Notes and Convertible Note Capped Call Options, amend (in a manner materially adverse to the

Company or the Company Subsidiaries) or terminate (other than expiration in accordance with its terms), or waive any material right, remedy or default under, any Company Material Contract, or enter into any Contract that, if in existence on the Agreement Date, would be a Company Material Contract;

(viii) sell, assign or otherwise dispose of, lease or license, or abandon or permit to lapse any right, asset or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except (A) inventory and transactions in the ordinary course of business; (B) with respect to Intellectual Property Rights, the lapse or expiration of Company Registered Intellectual Property at the end of the applicable statutory term; and (C) as would have occurred in the ordinary course of business consistent with past practice;

(ix) lend money to any Person (other than advances to customers in the ordinary course of business), or incur or guarantee any Indebtedness (other than guarantees and letters of credit provided to customers in the ordinary course of business, which shall not exceed $1,000,000 in the aggregate), except, in each case, any such Indebtedness solely among the Company and any Company Subsidiary;

(x) make or authorize any capital expenditures other than as set forth on Section 5.2(b)(x) of the Company Disclosure Schedules;

(xi) except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date and set forth on Section 3.9(a) of the Company Disclosure Schedules, (A) provide for any increase in compensation or benefits payable to any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries, other than market-based increases in base salary or hourly wage rates (and corresponding annual target bonus opportunities) with respect to any current officer or employee of the Company or any of the Company Subsidiaries with annual base compensation below $175,000 in connection with the Company’s annual review and/or promotion process and, in all cases, in the ordinary course of business consistent with past practice; (B) grant or increase (or promise to grant or increase) any severance, termination, retention, change in control or similar compensation or benefits of any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries, other than providing severance in the ordinary course of business consistent with past practice to Company Employees terminated other than for cause; (C) establish, adopt, enter into, terminate or amend any Company Plan or any CBA, other than: (1) annual renewals of Company Employee Benefit Plans providing health and welfare benefits in the ordinary course of business consistent with past practice, including corresponding immaterial benefit increases to such plans, or (2) entry into offer letters with new hires permitted pursuant to clause (D) below and set forth on Section 5.2(b)(D) of the Company Disclosure Schedules; provided that such offer letters shall exclude any change in control, transaction or sale bonuses, and equity or equity-based awards (or promises to grant any of the following); (D) hire any employee at or above the Vice President level set forth on Section 5.2(b)(D) of the Company Disclosure Schedules (subject to clause (C)(2) above), provided that (1) any new hiring conducted below the Vice President level be done in the ordinary course of business and consistent with past practice and (2) compensation or benefits (including severance) provided to new hires below the Vice President level shall be no greater than the compensation provided to similarly situated employees and shall exclude any change in control, transaction or sale bonuses, and equity or equity-based awards (or promises to grant any of the following); (E) terminate (other than for cause) the employment or services of any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries whose annual base compensation exceeds $175,000; (F) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Company Plans (including accelerating the vesting of any Company Equity Awards); or (G) grant to any current or former director, officer, employee or other individual service provider of the Company or any of the Company Subsidiaries any right to reimbursement, indemnification or payment for Taxes incurred under Section 409A or Section 4999 of the Code;

(xii) recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of the Company Subsidiaries;

(xiii) implement or announce any employee layoffs, furloughs, reductions in force, plant closings, reductions in compensation or other similar actions that would trigger notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or foreign Law;

(xiv) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;

(xv) waive or release any material noncompetition, or nonsolicitation covenant obligation of any current or former employee or independent contractor of the Company or any of the Company Subsidiaries;

(xvi) settle any Legal Proceeding in a manner that (1) results in the payment of monetary damages by the Company or any of the Company Subsidiaries in an amount exceeding $2,5000,000 (net of insurance coverage) individually, or (2) that would result in any admission of wrongdoing or fault or the imposition of any non-monetary relief or Order that would reasonably be expected to materially restrict the future activity or conduct of Parent, the Company or any of their respective Subsidiaries following the Effective Time, other than (A) any Legal Proceeding brought against Parent or Merger Subsidiary arising out of a breach or alleged breach of this Agreement by Parent or Merger Subsidiary, (B) any Transaction Litigation, which shall be governed by Section 5.10, or (C) any Legal Proceeding related to dissenters’ rights, which shall be governed by Section 1.4;

(xvii) enter into any material new line of business;

(xviii) (A) make (except in the ordinary course of business consistent with past practice) or change any material Tax election, (B) adopt (except in the ordinary course of business consistent with past practice) or change any material Tax accounting method or period, (C) amend any Tax Return relating to a material amount of Taxes, or (D) agree to an extension or waiver of a statute of limitations period applicable to any claim or assessment in respect of any Tax liability in excess of $5,000,000 individually;

(xix) (i) disclose to any Person any material Trade Secret that is Company Intellectual Property, including any material Company proprietary Source Code for any Company Product; in each case other than to (A) Parent and its Affiliates, (B) in the ordinary course of business consistent with past practice in circumstances in which it has imposed reasonable and customary confidentiality and non-disclosure terms, (C) pursuant to legal, fiduciary, or professional obligations of confidentiality, (D) to the U.S. Patent and Trademark Office or any foreign patent office or agency, in (and in the course of) filing or prosecuting a patent application related to such information, or (E) as required by applicable Law or in connection with a Legal Proceeding, or (ii) put any Source Code for any Company Product into escrow with a third Person for the benefit of a licensee or other third Person (other than pursuant to Contracts already in effect as of the Agreement Date or hereafter entered into in the ordinary course of business containing customary contractual provisions) or permit any Source Code for any Company Product to be released from escrow in favor of a third Person other than as required pursuant to escrow agreements already so in effect or hereafter made in the ordinary course;

(xx) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.3 Acquisition Proposals.

(a) No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as expressly permitted by this Section 5.3, neither the Company nor any of the Company Subsidiaries nor any of the directors and officers of the Company or the Company Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause the other Representatives of each of the Company and the Company Subsidiaries’ not to, directly or indirectly:

(i) initiate, solicit, propose, knowingly assist, or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, announcement or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to clarify whether such proposal or offer constitutes an Acquisition Proposal or informing such Person of the provisions contained in this Section 5.3(a));

(ii) engage in, continue or otherwise participate in any discussions (other than informing any Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person, in each case, relating to, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (in each case other than to Parent and its Representatives);

(iii) provide any Person (in each case, other than Parent and its Representatives) with access to the business, properties, personnel, books or records of the Company or any Company Subsidiaries, in each case, in connection with, or with the intent to encourage or facilitate the making, submission or announcement of, any Acquisition Proposal or any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

(v) except as expressly permitted by Section 5.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each of the foregoing, an “Alternative Acquisition Agreement”); or

(vi) authorize or commit to do any of the following.

(b) Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made an Acquisition Proposal after the Agreement Date if (x) the Company did not violate in any material respect Section 5.3(a) in respect of such Person or such Acquisition Proposal and receives from such Person an executed confidentiality agreement which (1) is on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal) and (2) does not contain any provisions that prohibit the Company from complying with its obligations pursuant to this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (i) being an “Acceptable Confidentiality Agreement”), and (y) promptly (and in any event within thirty-six (36) hours thereafter) makes available to Parent any material non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations pursuant to an Acceptable Confidentiality Agreement with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e), authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, (B) in each such case referred to in clause (i), (ii) or (iii) above, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, based on the information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) prior to taking any action described in clause (iii) above, the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal.

(c) Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within thirty-six (36) hours following receipt thereof) notify Parent (i) if any proposals, inquiries or offers with respect to an Acquisition Proposal (including a proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal) are received by the Company or any of its directors, executive officers, financial advisors or legal advisors, and (ii) if any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company or any of its Representatives, and in each case will provide Parent, in connection with such notice, the material terms and conditions of any requests, proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, redacted, if necessary, to remove the identity of the Person making the proposal or offer (but only if such redactions are required by a confidentiality agreement between the Company and such Person entered into prior to the Agreement Date)). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within thirty-six (36) hours of any such development), of the status and material terms of any such requests, proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations.

(d) No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:

(i) (A) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation with respect to the Merger, (B) approve, adopt, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) fail to publicly reaffirm the Company Board Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions), or (E) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (it being understood and agreed that any communication made in accordance with Section 5.3(f)(ii) shall not be deemed a Change of Recommendation if such communication is made or such position is taken prior to the tenth (10th) Business Day after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer) (any action described in clauses (A) through (D), a “Change of Recommendation”); or

(ii) cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.

(e) Change of Recommendation / Superior Proposal Termination. Notwithstanding anything to the contrary in this Agreement, (i) at any time prior to (but not after) the time the Company Stockholder Approval is obtained, the Company Board may make a Change of Recommendation (A) with respect to an Acquisition Proposal that did not arise from a violation in any material respect of Section 5.3(a) and which the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or (B) other than in connection with an Acquisition Proposal, in response to an event, occurrence, development or state of facts or circumstances occurring after the Agreement Date that was not known or reasonably foreseeable by the Company Board as of the Agreement Date, or if known or reasonably foreseeable as of the Agreement Date, the consequences of which were unknown or not reasonably foreseeable (in each case, other than any event, occurrence, development or state of facts which relates to (x) any Acquisition Proposal, (y) any change in the Company Common Stock price, in and of itself, or (z) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period; provided, however, that the exceptions contained in clauses (y) and (z) shall not prevent any of the underlying causes thereof from being taken into account in determining whether an Intervening Event has occurred) (any such event, occurrence, development or state of facts or circumstances, an “Intervening Event”), in either case of (A) or (B), only if the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (i), the Company may also terminate this Agreement pursuant to Section 7.1(g) to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board nor the Company shall take any of the foregoing actions unless:

(i) the Company shall have complied in all material respects with its obligations under this Section 5.3;

(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least four (4) Business Days in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (provided the Company may not redact the identity of the Person making the Acquisition Proposal) (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);

(iii) the Company shall have during the Notice Period (x) negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that with respect to (A) an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal or (B) an Intervening Event, the Company Board no longer determines in good faith (after consultation with its outside legal counsel) that the failure to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law and (y) permitted Parent and its Representatives to make a presentation to the Company Board regarding adjustments with respect to this Agreement that are contemplated by the foregoing clause (x) (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice (it being understood that the “Notice Period” in respect of such new Determination Notice will be two (2) Business Days from the later of the end of the original Notice Period or delivery of the new Determination Notice) to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby;

(iv) at or following the end of such applicable Notice Period, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) based on the information then available that with respect to any such action to be taken in connection with (A) an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal or (B) an Intervening Event, a failure of the Company Board to make a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law, in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and

(v) solely in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(g) and paid the Company Termination Fee in accordance therewith.

(f) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).

(g) Existing Discussions. Subject to Section 5.3(b) and Section 5.3(e), upon execution and delivery of this Agreement, the Company agrees that it will (i) cease and cause to be terminated any activities, discussions or negotiations with any parties conducted with respect to any Acquisition Proposal, (ii) cease providing any information to any such Person or its Representatives, (iii) terminate all access granted to any such Person and its Representatives to any physical or electronic data room and (iv) promptly request the prompt return or destruction of all non-public information concerning the Company and Company Subsidiaries theretofore furnished to any Person with whom a confidentiality agreement was entered in connection with its consideration of an Acquisition Proposal.

(h) Breach by Representatives. The Company agrees that if it (i) affirmatively permits any of its Representatives to take any action or (ii) is made aware of an action by one of its Representatives and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a breach of this Section 5.3 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 5.3.]

Section 5.4 Proxy Filing.

(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable (but no later than thirty (30) days) after the Agreement Date, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, unless the Company Board has made a Change of Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.

(b) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (but no later than five (5) days) after the earlier to occur of the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement and the expiration of the ten-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder); provided that Parent shall be responsible for the accuracy and completeness of any information respecting Parent or its Affiliates included therein. If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance.

(c) Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading. The Company shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of Parent’s advisors), including any filing fees associated with the preparation, filing and mailing, of the Proxy Statement.

Section 5.5 Stockholders Meeting. Subject to Section 5.4(a), the Company shall use its reasonable best efforts to take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of the stockholders of the Company Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable (but no later than thirty-five (35) days following the mailing of the Proxy Statement to the Company’s stockholders) after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Following the distribution of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that the Company may, without the written consent of Parent, adjourn, recess or postpone the Stockholders Meeting (a) if the Company believes in good faith it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present (provided that, the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholder Meeting more than three times or by more than five (5) Business Days on any single occasion), (b) it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) if and to the extent such adjournment or postponement of the Stockholder Meeting is required by Law. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholders Meeting.

Section 5.6 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and, with respect to Parent, its Affiliates, to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as practicable, including (x) preparing and filing as promptly as practicable (and in any event shall make appropriate filings pursuant to the HSR Act within twenty-five (25) Business Days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act and applicable Foreign Antitrust Laws, in each case where available. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Antitrust Laws hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) respond as promptly as practicable to all requests for additional information from a Governmental Authority under any Antitrust Law concerning the Merger or any of the other Transactions; (iii) provide each other in advance, with a reasonable opportunity for review and comment, and consider in good faith any such comments, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iv) provide each other advance notice of all meetings, conferences, or discussions with a

Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or the Company Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing. Notwithstanding the foregoing, neither Parent nor the Company may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, Parent may, on one occasion without the consent of the Company, withdraw the Notification and Report Form required by the HSR Act in connection with this Agreement and the Merger and refile.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority; provided that the Parties shall not be required to share copies of any Notification and Report Forms under the HSR Act. To the extent necessary to comply with Law or to protect reasonable confidentiality considerations, the Parties may exchange information hereunder on an outside-counsel-only, or outside-consultant-only, basis; provided that in any event the Parties may redact information that is subject of attorney-client privilege, relates to valuation of the Company, or to comply with applicable Laws.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings (excluding the Notification and Report Form filed under the HSR Act), submissions, notices or other communications sent or received by Parent or its Affiliates, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions.

(d) Regulatory Matters. Notwithstanding anything to the contrary in this Agreement, each of the Company and Parent shall use reasonable best efforts to obtain all consents, registrations, approvals, permits, authorizations, and waiting period expirations or terminations, necessary or advisable to be obtained from, any Governmental Authority under the HSR Act or any other applicable Antitrust Laws in order to consummate the Merger and the other Transactions as soon as reasonably practicable but no later than the Termination Date, which shall include (x) promptly providing to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) any non-privileged information and documents requested by any Government Antitrust Entity that are necessary, proper or advisable to permit consummation of the Transactions, and (y) promptly complying with any Request for Additional Information issued under the HSR Act by the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice; provided, that neither Parent nor any of its Affiliates shall be required to take any steps to proffer or agree to sell, lease, license or otherwise dispose of, or hold separate any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of Parent or any of its Affiliates or Subsidiaries, or the Company or any Company Subsidiary.

(e) Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing.

(f) Parent shall not, and shall cause its Affiliates not to, enter into or consummate any acquisition (by stock purchase, merger, consolidation, purchase of assets, license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person, in each case, that would reasonably be expected to, individually or in the aggregate, (i) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Parent, the Company or any of their respective Affiliates to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Authority or the expiration or termination of any applicable waiting period, in each case in respect of the HSR Act, which is necessary to consummate the Transactions, including the Merger, or (ii) materially increase the risk of any Governmental Authority in respect of the HSR Act entering an order, ruling, judgment or injunction prohibiting the consummation of the Transactions, including the Merger.

Section 5.7 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.8 Public Announcements.

(a) The initial press release regarding this Agreement shall be a joint press release. Thereafter, subject in all respects to Section 5.8(b), the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other Transactions (including with respect to the plans of Parent with respect to the Company following the Closing), and Parent agrees that none of Parent or any of its Affiliates or other related parties directly or indirectly shall issue any such press release or make any such other public announcement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority (in which case the party required to make such release or public statement shall, to the extent reasonably practicable under the circumstances, use its commercially reasonable efforts to consult with the other party about, and consider the other party’s reasonable comments with respect to, such release or public statement in advance of such issuance), (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto, or (C) press releases or public announcements that are consistent with prior press releases or public announcements issued in compliance with this Section 5.8. Notwithstanding the foregoing, Parent will not be obligated to consult with the Company with respect to communications that are made in the ordinary course of business to existing or prospective general or limited partners, equityholders, financing sources, members or investors of Parent or its Affiliates, in each case, who are subject to customary confidentiality restrictions.

(b) Notwithstanding anything to the contrary contained in Section 5.8(a), following the execution of this Agreement, the Company, Parent, and certain of Parent’s Affiliates shall cooperate and work together in good faith to develop a mutually agreed-upon public communications plan with respect to the Transactions and the plans of Parent and its Affiliates with respect to the Company following the Closing (the “Communications Plan”), which Communications Plan shall be complete no later than ten (10) Business Days following the Agreement Date (provided, however, that if the parties are continuing to work in good faith on the development of the Communications Plan at the expiration of such ten (10) Business Day period, such period shall be extended for five (5) Business Days) (such time period, the “Communications Plan Period”). Until the earlier to occur of the completion of the Communications Plan and the expiration of the Communications Plan Period, the terms of Section 5.8(a) shall apply with respect to any press releases or public announcements with respect to the Merger and the other Transactions (including with respect to the plans of Parent with respect to the Company following the Closing). Thereafter, Parent and its Affiliates may issue press releases or other public announcements relating to the Transactions (including with respect to the plans of Parent with respect to the Company following the Closing) without the Company’s consent so long as such communications are consistent with the Communications Plan (it being understood, however, that in the case the Communications Plan Period expires without completion of the Communications Plan, Parent and its Affiliates shall be entitled to make press releases or public announcements with respect to the plans of Parent with respect to the Company following the Closing but will reasonably consult with the Company prior to making any such press releases or public announcements).

Section 5.9 Directors and Officers Exculpation, Indemnification and Insurance.

(a) Existing Agreements and Protections. From and after the Effective Time through the sixth (6th) anniversary of the Closing Date, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries to any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for any matters arising out of acts or omissions occurring at or prior to the Effective Time, or matters by reason of an Indemnified Person’s status as such, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, any prior charter or bylaw provision that may apply under Section 145(f) of the DGCL, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, in each case, as in effect on the Agreement Date. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and the Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to any matters arising out of acts or omissions at or prior to the Effective Time, or matters by reason of an Indemnified Person’s service for or status with the Company or any of the Company Subsidiaries, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary in effect on the Agreement Date, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner adverse to any Indemnified Person, except as required by applicable Law.

(b) Indemnification. Without limiting the generality of the provisions of Section 5.9(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Surviving Corporation shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including a duty to advance and indemnify for attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director or officer of the Company or any of the Company Subsidiaries for any matters arising out of acts or omissions occurring, or an Indemnified Person’s status as such, at or prior to the Effective Time; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.9(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay and/or advance all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, subject to the execution by such Indemnified Persons of undertakings, to the extent required by Law or agreement, in favor of the indemnifying parties to repay such advanced fees and expenses if it is ultimately determined in a final judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified hereunder.

(c) Insurance. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current or renewal directors’ and officers’ liability insurance or reasonable replacement insurance policies with insurers at the Company’s sole discretion (“D&O Insurance”). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder. In satisfying its obligations pursuant to this Section 5.9(c), the Company shall not, without Parent’s prior written consent, pay a net aggregate premium for the D&O Insurance in excess of 300% of the aggregate amount paid by the Company for coverage for its last full fiscal year prior to the Agreement Date (such 300% amount, the “Current Premium Threshold”), it being understood that if the net aggregate premium payable for the D&O Insurance exceed the Current Premium Threshold, the Company shall obtain a D&O Insurance with the greatest coverage available for a cost equal to or less than the Current Premium Threshold.

(d) Successors and Assigns. If the Surviving Corporation (or Parent) or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or Parent) shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 5.9.

(e) No Impairment; Third-Party Beneficiaries. The obligations set forth in this Section 5.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.9(c) (and their heirs and representatives)) under this Section 5.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries, and any indemnification or other agreement between any Indemnified Person and the Company or any Company Subsidiary, or applicable Law (whether at law or in equity) that is set forth on Schedule 5.9 of the Company Disclosure Schedules.

(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.9 shall be joint and several.

(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any indemnification, advancement, exculpation, or insurance rights of Indemnified Persons, and any such rights are primary rights and not secondary to, limited by, or adversely affected by any Indemnified Person’s rights under any policy of insurance.

Section 5.10 Financing and Cooperation.

(a) No Amendments to Equity Commitment Letter. Subject to the terms and conditions of this Agreement, each of Parent and Merger Subsidiary will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter if such amendment, modification or waiver would, or could reasonably be expected to, (i) reduce the aggregate amount of the Financing to an amount which would be less than the Required Amount, (ii) impose new or additional conditions or other terms to the Financing, or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, in a manner that would reasonably be expected to (A) delay, prevent or materially impede the consummation of the Merger, or (B) make the timely funding of the Financing, or the satisfaction of the conditions to obtaining the Financing, less likely to occur in any respect, or (iii) adversely impact the ability of Parent, Merger Subsidiary or the Company, as applicable, to enforce its rights against the other parties to the Equity Commitment Letter or the definitive agreements with respect thereto.

(b) Financing. Each of Parent and Merger Subsidiary shall use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things necessary, proper or advisable to obtain the Financing, including by (i) maintaining in effect the Equity Commitment Letter, (ii) complying with its obligations under the Equity Commitment Letter, (iii) satisfying on a timely basis all conditions applicable to Parent or Merger Subsidiary in the Equity Commitment Letter that are within its control, if any, (iv) enforcing its rights under the Equity Commitment Letter and (v) consummating the Financing at or prior to the Closing, including by causing the Financing Sources to fund the Financing at or prior to the Closing, in each case in accordance with the terms of this Agreement and the Equity Commitment Letter.

(c) Information. Upon the reasonable request of the Company, Parent shall (i) keep the Company fully informed on a reasonably current basis of the status of its efforts to arrange the Financing, and (ii) provide the Company with copies of all executed definitive agreements related to the Financing. Without limiting the generality of the foregoing, Parent and Merger Subsidiary shall promptly notify the Company (A) of any breach (or threatened breach) or default (or any event or circumstance that, with notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Equity Commitment Letter or definitive agreements related to the Financing, (B) of the receipt by Parent or Merger Subsidiary of any oral or written notice or communication from any Financing Source with respect to any (1) breach (or threatened breach), default, termination or repudiation by any party to the Equity Commitment Letter or any definitive agreements related to the Financing of any provisions of the Equity Commitment Letter or such definitive agreements, or (2) dispute or disagreement between or among any parties to the Equity Commitment Letter or any definitive agreements related to the Financing, and (C) if for any reason Parent or Merger Subsidiary at any time believes that it will not be able to obtain all or any portion of the Financing needed for the Required Amount on the terms, in the manner or from the sources contemplated by the Equity Commitment Letter or any definitive agreements related to the Financing. Parent shall provide any information reasonably requested by the Company relating to any of the circumstances referred to in the previous sentence as soon as reasonably practicable (but in any event within three (3) Business Day) after the date that the Company delivers a written request therefor to Parent. Parent shall, and shall use its best efforts to cause the Financing Sources to, provide the Company and its Representatives with such reasonable access to Parent, the Financing Sources as the Company and its Representatives may reasonably request for the purpose of allowing the Company and its Representatives to understand the status of Parent’s efforts to arrange the Financing; provided that Parent and its Representatives shall be permitted to participate in any such discussions or communications.

(d) No Financing Condition. Parent and Merger Subsidiary each acknowledge and agree that obtaining the Financing is not a condition to the Closing.

(e) Company Support.

(i) Prior to the Effective Time, the Company will use its reasonable best efforts, and will cause each of the Company Subsidiaries and its and their respective Representatives, to use its respective reasonable best efforts in connection with the arrangement, syndication and borrowings contemplated by any debt financing in connection with the Transactions (“the Debt Financing”), including reasonable best efforts (provided, that such standard shall not apply to clause (G) below) in regard to the following, to:

(A) participate (and cause senior management and Representatives, with appropriate seniority and expertise, of the Company, to participate) in a reasonable and limited number of ratings agency presentations and lender meetings in connection with any syndication or arrangement of any Debt Financing;

(B) provide such financial or other information regarding the Company that is reasonably available or within the Company’s possession, in each case, reasonably requested by Parent and the Debt Financing Sources in connection with the timely preparation of customary rating agency presentations, bank information memoranda, credit agreements and similar documents required in connection with the Debt Financing;

(C) reasonably assist Parent in connection with the execution, delivery, preparation and registration of (but with respect to executing, unless effective only at or following the Effective Time) any pledge and security documents and other definitive financing documents (including any schedules and exhibits thereto) as may be reasonably requested by Parent or the Debt Financing Sources, and otherwise reasonably facilitate the pledging of collateral and the granting of security interests in respect of the Debt Financing, it being understood that such documents (other than authorization letters provided under clause (i)(E) of this Section 5.10(e)) will not take effect until the Effective Time;

(D) reasonably facilitate the pledging or the reaffirmation of the pledge of collateral (including obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness and the release and termination of any and all related liens) on or prior to the Closing Date;

(E) provide executed authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or the Company Subsidiaries or securities;

(F) take all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by Parent to (1) permit the consummation of the Debt Financing (including, to the fullest extent permitted by applicable Law, distributing the proceeds of the Debt Financing, if any, obtained by any Company Subsidiary to the Surviving Corporation), and (2) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(G) at least four (4) Business Days prior to the Closing, furnish Parent and the Debt Financing Sources with all documentation and other information required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. §1010.230; provided, that the Company shall have received a written request therefor at least ten (10) Business Days prior to the Closing Date;

(H) provide Parent with (1) customary payoff letters in form and substance reasonably satisfactory to Parent with respect to any indebtedness for borrowed money (including the Company’s and its Subsidiaries’ credit facility) which shall provide (x) the total amount required to be paid to fully satisfy the obligations thereunder (other than those obligations expressly permitted to survive thereunder) (the “Payoff Amount”), (y) wire instructions for payment of such Payoff Amount, and (z) that upon payment of the Payoff Amount set forth in such payoff letter, all guarantees and Liens, if any, in connection therewith shall be released and terminated and (2) other customary documents and deliverables in form and substance reasonably satisfactory to Parent to release and terminate all related guarantees and Liens, if any; provided that drafts of each of the foregoing shall be provided at least five (5) Business Days prior to the Closing Date.

(ii) Notwithstanding the provisions of Section 5.10(e)(i) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of the Company Subsidiaries to (A) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent (in each case, to the extent the Company or Company Subsidiaries are entitled to reimbursement for such fees or expenses under this Agreement), (B) enter into any definitive agreement (other than with respect to authorization letters referred to in Section 5.10(e)(i)(E) that is effective prior to the Closing), (C) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time, (D) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business or the Company and the Company Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company or any of the Company Subsidiaries, (E) provide any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged, (F) enter into or approve any agreement or other documentation that would be effective prior to the Closing Date or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing Date (other than authorization letters provided under Section 5.10(e)(i)(E)), or (G) take any action that will conflict with or violate its organizational documents or any applicable Laws or would result in a violation or breach of, or default under, any agreement to which the Company or any of the Company Subsidiaries is a party. In addition, (1) no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Effective Time, and neither the Company nor any of the Company Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time, and (2) any bank information memoranda required in relation to the Debt Financing will contain disclosure and financial statements reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.10 will require (A) any officer or Representative of the Company or any of the Company Subsidiaries to deliver any certificate or opinion or take any other action pursuant to Section 5.10(e)(i) or any other provision of this Agreement that would reasonably be expected to result in personal liability to such officer or Representative, or (B) the members of the Company Board as of immediately prior to the Effective Time to approve the Debt Financing or Contracts related thereto prior to the Effective Time.

(f) Use of Logos. The Company hereby consents to the use of all logos of the Company and the Company Subsidiaries in connection with the Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and (ii) are used solely in connection with a description of the Company, its business and products or the Merger.

(g) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary will be permitted to disclose such information to any Debt Financing Sources, Financing Sources or prospective financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any arrangers in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the Confidentiality Agreement as if parties thereto, or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company.

(h) Company Reimbursement and Indemnification.

(i) Upon request by the Company, Parent shall promptly (and in any event within thirty (30) calendar days of invoice) reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including accounting and legal fees and expenses) incurred by the Company and/or any of the Company Subsidiaries in connection with providing the support and cooperation contemplated by Section 5.10(e), except that Parent shall have no obligation to reimburse (x) any ordinary course amounts payable to Representatives of the Company and the Company Subsidiaries prior to the Closing and (y) any other amounts that would have been incurred regardless of the Financing.

(ii) Parent shall indemnify and hold harmless the Company and the Company Subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all losses, damages, claims, interest, costs or expenses (including legal fees and expenses), awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with providing the support and cooperation contemplated by Section 5.10(e) and any information utilized in connection therewith (other than information provided by the Company or any of the Company Subsidiaries) except to the extent resulting from the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company, the Company Subsidiaries or its and their respective Representatives. Each of the Persons indemnified pursuant to the immediately preceding sentence (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 5.10(h)(ii), with full rights of enforcement as if a party thereto.

(i) [Reserved].

(j) The obligations under Section 5.10(e) are the sole obligations of the Company and its Affiliates (in their capacity as such) with respect to the Debt Financing and no other provision of this Agreement shall be deemed to expand or modify such obligations. Notwithstanding anything herein to the contrary, except for a Willful Breach of the provisions of this Section 5.10 that was the primary cause of the failure of the Debt Financing to be available, the Company’s breach of or non-compliance with the provisions of this Section 5.10 shall not be deemed to result in the failure of any of the conditions to Closing set forth in Article VI or any right to terminate under Article VII.

Section 5.11 Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or threatened in writing against the Company or any of the Company Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent reasonably informed with respect to the status thereof. The Company shall (a) give Parent the opportunity (at Parent’s sole expense and subject to a customary joint defense agreement) to participate in the defense, settlement or prosecution of any Transaction Litigation; (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) to the extent practicable, give Parent the opportunity to review and propose comments with respect to any material written filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith. Further, the Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.11, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 5.12 Rule 16b-3. Merger Subsidiary, Parent and the Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company or acquisitions of equity securities of Parent resulting from the Transaction by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Employee Matters.

(a) For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time who remain so employed immediately following the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) base salary or hourly wages (as applicable) that are no less favorable than the base salary or hourly wages (as applicable) provided to such Covered Employee immediately prior to the Effective Time, (ii) target annual cash bonus or short-term cash commission opportunities (excluding any long-term incentive or equity or equity-based opportunities) that are comparable in the aggregate to such opportunities provided to such Covered Employee immediately prior to the Effective Time and (iii) benefits that are either substantially comparable in the aggregate to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based, nonqualified deferred compensation, severance, retention, incentive, bonus, change in control, transaction or stock purchase plans or benefits) provided to such Covered Employee immediately prior to the Effective Time or no less favorable in the aggregate than such benefits provided to similarly situated employees of Parent or its applicable Subsidiary or Affiliate.

(c) Without limiting the generality of the foregoing, Parent agrees that during the Continuation Period, it will cause each Covered Employee to be provided with severance benefits that are no less favorable in the aggregate than the severance benefits provided immediately prior to the Closing and set forth on Section 3.9(a) of the Company Disclosure Schedules to which such Covered Employee was legally entitled; provided that Parent may condition such payments and benefits upon the execution by the applicable Covered Employee of a commercially standard release of claims in a form reasonably satisfactory to Parent.

(d) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to take commercially reasonable efforts to cause to be: (i) waived any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation would have been waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provided to each Covered Employee credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent and for the same purpose such credit was given under the corresponding Company Employee Benefit Plan in which the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable corresponding deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.

(e) As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes including vacation and severance benefit accrual (but excluding benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent and for the same purpose as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.13(e) result in any duplication of benefits or compensation for the same period of service.

(f) Without limiting the generality of Section 8.4, nothing in this Section 5.13 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, or (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time.

Section 5.14 Confidentiality. The parties hereto acknowledge that an Affiliate of Parent and the Company have previously executed a nondisclosure agreement, dated as of August 15, 2025 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

Section 5.15 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the other Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.

Section 5.16 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Subsidiary, will execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.

Section 5.17 Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.18 Indentures; Convertible Note Capped Call Options.

(a) The Company shall timely provide or cause to be provided, in accordance with the provisions of (i) the Company’s indenture, dated as of September 15, 2020 (the “2020 Indenture”) relating to the Company’s 2.250% Convertible Senior Notes Due 2027 (the “2027 Convertible Notes”), and (ii) the Company’s indenture, dated as of June 24, 2025 (the “2025 Indenture” and together with the 2020 Indenture, the “Indentures”) relating to the Company’s 2.50% Convertible Senior Notes Due 2030 (the “2030 Convertible Notes” and together with the 2027 Convertible Notes, the “Convertible Notes”), all supplemental indentures, notices, announcements, certificates and legal opinions required by the Indentures to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is delivered to the recipients thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(b) Prior to the Effective Time, the Company will, at Parent’s request, use commercially reasonable efforts to cooperate with Parent so that the Convertible Note Capped Call Options are terminated at or as promptly as practicable following the Effective Time. At Parent’s request, the Company will, and will direct its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Convertible Note Capped Call Options with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Convertible Note Capped

Call Options, including with respect to any cash amounts or shares of Company Common Stock that may be receivable, issuable, deliverable or payable by the Company pursuant to the Convertible Note Capped Call Options. If reasonably requested by Parent, the Company shall use commercially reasonable efforts to engage a hedging advisor in connection with the actions set forth in the immediately preceding sentence, provided that all fees, costs or other liabilities that may be owing to any such hedging advisor that are not contingent upon the occurrence of the Closing or are payable prior to the Closing, shall be at Parent’s sole cost and expense. The Company will not, and will direct its Representatives not to, without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), (i) make any amendments, modifications or other changes to the terms of, or agree (to the extent the Company’s agreement is required) to any adjustment under or amounts due upon termination, cancellation or settlement of, the Convertible Note Capped Call Options or (ii) exercise any right it may have to terminate, or cause the early settlement, exercise or cancellation of, any of the Convertible Note Capped Call Options. The Company will take all such other actions as may be required in accordance with the terms of the Convertible Note Capped Call Options, including providing any notices or other documentation required to be provided in connection with the Merger, prior to the Effective Time.

(c) Notwithstanding the foregoing, nothing in this Section 5.18 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Indentures or any Convertible Note Capped Call Option prior to the occurrence of the Effective Time (other than to the extent expressly required under the Indentures or any Convertible Note Capped Call Option or for which Parent agrees to reimburse the Company), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Indentures or any Convertible Note Capped Call Option, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Indentures or any Convertible Note Capped Call Option (it being understood that, to the extent reasonably practicable, the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice with the Company considering such comments in good faith).

Section 5.19 French Works Council.

(a) The parties hereto acknowledge and agree that, in accordance with French labor Laws, PROS France SAS (the “French Subsidiary”) will, and the Company will cause the French Subsidiary to, as soon as reasonably practicable after the date hereof, consult with and inform their competent works council (the “French Works Council” and such process of informing and consulting, the “French Consultation Process”) with respect to the offer made by Parent to purchase the Company and the Company Subsidiaries, including the French Subsidiary, with a view to completing the French Consultation Process with the French Works Council by way of one of the following (any of the events in clause (i) through (iv) having occurred, the “Completion of the French Consultation Process”): (i) an opinion issued by the French Works Council and confirmed in writing; (ii) if the minutes of the meeting during which an opinion described in clause (i) was issued have not been approved by the members of the French Works Council within five (5) Business Days from the date of such meeting, a written statement of the president of such French Works Council confirming that the opinion was issued; (iii) the expiration of the maximum period available under applicable Law for the French Works Council to issue its opinion, if applicable; or (iv) a decision of the relevant Governmental Authority that the French Consultation Process has been completed. Notwithstanding anything to the contrary contained in this Agreement, unless and until the French Subsidiary has executed and delivered to Parent a duly executed notice of acceptance pursuant to and in accordance with the French Offer Letter, for the purposes of this Agreement, the French Subsidiary shall not be considered as part of the transaction for purposes of acquiring the Company and its Subsidiaries.

(b) Parent covenants and agrees to present the French Subsidiary with an offer letter within seven (7) Business Days of the date hereof, and which is incorporated herein by reference (the “French Offer Letter”), further to which Parent will irrevocably offer to purchase the French Subsidiary subject to and in accordance with the terms of this Agreement. The Company and the Company Subsidiaries shall cooperate with Parent to promptly (and within such seven (7) Business Day period) negotiate the terms of, and enter into, the French Offer

Letter in good faith, which such terms shall include customary exclusivity provisions, cooperation covenants with respect to the convening and administration of the French Consultation Process by the Company and the French Subsidiary, and such other terms as are consistent with customary French market practices with respect to the subject matter of this Section 5.19. In the event that the French Subsidiary delivers to Parent, following Completion of the French Consultation Process, a duly executed notice of acceptance, in the form attached as an appendix to the French Offer Letter, pursuant to and in accordance with the French Offer Letter, all the applicable provisions of this Agreement (including any representations, warranties, indemnities or covenants contained herein that would otherwise be applicable to the Company and its Subsidiaries) shall be effective with respect to the French Subsidiary as of the date hereof.

(c) From and after the date the Company receives the French Offer Letter, the Company shall convene, or shall cause the French Subsidiary to convene, the French Works Council to a meeting or meetings and use reasonable best efforts to carry out the French Consultation Process in compliance with applicable Law. The Company shall use reasonable best efforts to keep Parent apprised of the status of the French Consultation Process.

Section 5.20 Marketable Securities; Cash. To the extent requested in writing by Parent on no less than five (5) Business Days’ prior notice, on the Business Day prior to the Closing Date, the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to sell or dispose of any marketable securities, any similar securities and any investments in money market funds owned by the Company or any Company Subsidiaries, and to distribute or transfer (including through loans, prepayments of obligations or the repayment of intercompany obligations) any cash or net receivable balances held by any non-U.S. Company Subsidiary to the Company.

ARTICLE VI

CONDITIONS TO MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of each of the following conditions at or prior to the Closing:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Governmental Approvals. The waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act, any other applicable Antitrust Law or any regime set forth on Section 6.1(b) of the Company Disclosure Schedules or under any agreement with a Governmental Authority not to consummate the Merger, shall have expired or been terminated, and the consents, approvals, permits, Orders or declarations of, filings with, or notices to, any Governmental Authority required to be made or obtained in connection with the consummation of the Merger and set forth on Section 6.1(b) of the Company Disclosure Schedules (each, a “Governmental Approval”) shall have been made or obtained.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

Section 6.2 Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects, each of its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing.

(b) Accuracy of Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) (the “Capitalization Representations”) shall be true and correct in all respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date)), except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their respective Affiliates, individually or in the aggregate, of more than $6,000,000.

(ii) The representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than the Capitalization Representations), Section 3.3(a), Section 3.3(b), Section 3.8 and Section 3.18 (collectively, the “Fundamental Representations”) that (A) are not subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Company Material Adverse Effect” or any other materiality qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date (except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date)).

(iii) The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Company Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).

(d) No Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Company Material Adverse Effect.

Section 6.3 Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:

(a) Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.

(b) Accuracy of Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall be true and correct as of the Agreement Date and as of

Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions in accordance with the terms of this Agreement); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(c) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before September 22, 2026 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or

(c) by either Parent or the Company if the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or

(d) by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or

(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until the earlier of (x) thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if (A) such breach or inaccuracy by Parent or Merger Subsidiary is cured within such notice period or (B) the Company is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case such that Parent would be entitled to terminate this Agreement pursuant to Section 7.1(h) (without giving effect to any notice or cure periods specified therein); or

(f) by the Company in the event that (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (and remain satisfied throughout the two (2)-Business Day period set forth in clause (iv) of this Section 7.1(f)) (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur and (y) the Company is (and remains throughout the two (2) Business Day period set forth in clause (iv) of this Section 7.1(f)) ready, willing and able to consummate the Merger, and (iv) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by clause (iii) of this Section 7.1(f); or

(g) by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and (ii) substantially concurrently with such termination, the Company pays to Parent (or its designee) the Company Termination Fee in accordance with Section 7.4(a)(ii); or

(h) by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) until the earlier of (x) thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable and (y) the date that is two (2) Business Days prior to the Termination Date (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(h) if (A) such breach or inaccuracy by the Company is cured within such notice period or (B) if Parent is then in breach of any covenant or agreement set forth in this Agreement or there is any inaccuracy in any of the representations and warranties of the Company, in either case such that the Company would be entitled to terminate this Agreement pursuant to Section 7.1(c) (without giving effect to any notice or cure periods specified therein); or

(i) by Parent, at any time prior to the time the Company Stockholder Approval is obtained, in the event that the Company Board (or any committee thereof) shall have effected a Change of Recommendation.

Section 7.2 Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon delivery of the foregoing written notice to the other parties hereto.

Section 7.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, partner, Affiliate, manager, officer, employee, agent, consultant or representative of such party or parties or any of their respective Affiliates) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.8, Section 5.10(h), Section 5.14, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, and (b) that subject in all respects to Section 7.4(c)(iii), nothing herein shall relieve the Company, Parent or Merger Subsidiary from liability for fraud or Willful Breach of this Agreement occurring prior to such termination or for the obligation to pay the Company Termination Fee if otherwise payable in accordance with this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement or the Equity Commitment Letter, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement.

Section 7.4 Termination Fee; Damages.

(a) Company Termination Fee.

(i) In the event that (A) this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(h), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known or shall be made to the Company or the Company Board (whether or not publicly) and is not withdrawn (publicly, with respect to publicly announced or known offers or proposals) prior to the termination of this Agreement, and (C) within twelve (12) months following such termination of this Agreement, any Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to any Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated, then within two (2) Business Days after the consummation of such Competing Acquisition Transaction, the Company shall pay, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $39,600,000.

(ii) In the event that this Agreement is terminated pursuant to Section 7.1(g), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is terminated pursuant to Section 7.1(i), then within two (2) Business Days thereafter, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iv) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent, as the case may be, commences a Legal Proceeding that results in a judgment against the Company, as the case may be, for the amount set forth in Section 7.4 or any portion thereof, the Company will pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(c) Acknowledgement. Each of the parties acknowledges and agrees that:

(i) the agreements contained in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement; and

(ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4(a) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(iii) without limiting the rights of the Company in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Company’s rights solely with respect to the Damages Commitment will be the sole and exclusive remedy for monetary damages of the Company Related Parties against (A) Parent, Merger Subsidiary or the Financing Sources or (B) the former, current and future direct or indirect holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, representatives and Affiliates, members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Subsidiary, the Financing Sources and each of their respective Affiliates (the “Parent Related Parties”) for any losses arising out of or in connection with this Agreement, the Equity Commitment Letter (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement). For the avoidance of doubt, in no event shall Parent Related Parties’ maximum aggregate liability exceed the Parent Liability Limitation, and in no event shall any Company Related Party seek or be entitled to recover any money or other damages in excess of the Parent Liability Limitation, in each case arising out of or in connection with this Agreement, the Equity Commitment Letter (and the termination hereof or thereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (excluding, for the avoidance of doubt, the Confidentiality Agreement); and

(iv) without limiting the rights of Parent in respect of specific performance pursuant to and solely to the extent provided in Section 8.5 prior to the termination of this Agreement in accordance with Section 7.1, if this Agreement is terminated in accordance with Section 7.1, the Company Termination Fee and, if applicable, the costs and expenses of Parent pursuant to Section 7.4(b) (the sum of such amounts, the “Company Liability Limitation”), will, collectively, be the sole and exclusive remedy for monetary damages of the Parent Related Parties against (A) the Company, the Company Subsidiaries and each of their respective Affiliates or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, the Company Subsidiaries and each of their respective Affiliates (the “Company Related Parties”) for any loss arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements, including with respect to any fraud or a Willful Breach of this Agreement by the Company occurring prior to such termination. For the avoidance of doubt, in no event shall the

Company Related Parties’ aggregate maximum liability exceed the Company Liability Limitation, and in no event shall any Parent Related Party seek or be entitled to recover any money or other damages in excess of the Company Liability Limitation, in each case arising out of or in connection with this Agreement, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination or for any breach of, or by virtue of any rights under, any of the foregoing agreements (including in respect of fraud or Willful Breach of this Agreement).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment or Supplement. Subject to applicable Law and Section 8.13, this Agreement may be amended by the parties hereto at any time only by execution and delivery of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company, and any other purported amendment shall be null and void; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.

Section 8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed and delivered on behalf of such party, and any other purported extension or waiver shall be null and void.

Section 8.3 No Survival. None of the representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. Notwithstanding the foregoing, this Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.

Section 8.4 Entire Agreement; No Third-Party Beneficiary. This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedules and the documents and instruments relating to the Merger referred to in this Agreement, including the Confidentiality Agreement, and the Equity Commitment Letter, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Company Disclosure Schedules are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE OR MADE

AVAILABLE BY ITSELF OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (i) with respect to the Indemnified Persons who are express third-party beneficiaries of Section 5.9 and Section 5.10(h)(ii), (ii) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3, (iii) any claims that the Company may assert against the Financing Sources, if, as and when required, solely to the extent permitted pursuant to the rights of the Company as an express third-party beneficiary under the Equity Commitment Letters pursuant to the express terms and conditions of the Equity Commitment Letters and (iv) as provided in Section 8.13 and Section 8.14.

Section 8.5 Applicable Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE MERGER, SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.8 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS (INCLUDING ANY DEBT FINANCING). EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.

(c) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right to an injunction, specific enforcement and other equitable relief is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Notwithstanding the foregoing, the parties hereto hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Parent and/or Merger Subsidiary to draw down the full proceeds of the Financing and to cause Parent or Merger Subsidiary to consummate the Merger on the terms and subject to the conditions in this Agreement, if, and only if, (i) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) have been satisfied or waived (and remain satisfied or waived throughout the two (2) Business Day period set forth in clause (iv) below), (ii) Parent and Merger Subsidiary have failed to consummate the Merger at the Closing at the time required pursuant to Section 1.1, (iii) following such failure by Parent and Merger Subsidiary to consummate the Merger, the Company has confirmed to Parent in writing (and not revoked such confirmation) that (x) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing if the Closing were then to occur) and (y) the Company is (and remains throughout the two (2)-Business Day period set forth in clause (iv) below) ready, willing and able to consummate the Merger, and (iv) Parent and Merger Subsidiary fail to consummate the Merger within two (2) Business Days after receipt of the notice contemplated by the foregoing clause (iii).

(d) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.5, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (but subject in all respects to the terms hereof) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.5 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.5 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination in accordance with the terms of this Agreement), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; provided that under no circumstances will the Company, directly or indirectly, be permitted or entitled to receive both a grant of injunction, specific performance or other equitable remedy to consummate the Closing on the one hand, and payment of any monetary amounts pursuant to this Agreement (including in the form of money damages), on the other hand.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement)

when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.

(f) Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Merger, the Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable definitive documents with respect to the Debt Financing will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) any such legal proceeding will be governed by and construed in accordance with the laws of the State of New York.

Section 8.6 Non-Reliance.

(a) Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (i) have received full access to (A) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (B) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement (the “Electronic Data Room”), and (ii) have had the full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (ii) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.6(b) and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that, except as otherwise expressly set forth in the representations and warranties made by the Company and contained in Article III, none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

(c) Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person.

(d) Except as and only to the extent expressly set forth in the representations and warranties made by Parent and contained in Article IV or any instrument or other document delivered pursuant to this Agreement, the Company hereby acknowledges and agrees that neither Parent nor Merger Subsidiary, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or their respective business or operations, or the Transactions, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more of its Affiliates or direct or indirect wholly-owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Parent may assign this Agreement to any Debt Financing Source (including, for the avoidance of doubt, any permitted successor or assign thereof) to Parent or any Subsidiary or Affiliate thereof as security for obligations to such Debt Financing Source in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement.

Section 8.8 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

if to Merger Subsidiary or Parent:

c/o Thoma Bravo, L.P.

830 Brickell Plaza, Suite 5100

Miami, FL 33131

Attention:	A.J. Rohde
Matt LoSardo
Ryan Scheffler
Email:	[***]
[***]
[***]

with a copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

Attention:	Corey D. Fox, P.C.
Bradley C. Reed, P.C.
Cole Parker, P.C.
Email:	[***]
[***]
[***]

if to the Company:

PROS Holdings, Inc.

3200 Kirby Drive, Suite 600

Houston, TX 77098

Email: [***]

Attention: Damian W. Olthoff, General Counsel and Secretary

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

303 Colorado Street, Suite 3000

Austin, TX 78701

Attention:	John J. Gilluly, III, PC
Jeffrey Scharfstein, P.C.
Brent L. Bernell
Email:	[***]
[***]
[***]

Section 8.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 8.10 Fees and Expenses. Except as expressly provided for in this Agreement, all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

Section 8.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. With respect to the determination of any period of time, “from” means “from and including”.

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) The phrases “made available to”, “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent prior to the execution and delivery of this Agreement, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement or (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC, at least one (1) Business Day prior to the Agreement Date.

(f) When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.

(g) Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.

(h) References to a Person are also to its permitted successors and assigns.

(i) References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business that is consistent with past practice, including with respect to time, frequency and magnitude.

Section 8.12 Counterparts; Signatures. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

Section 8.13 Debt Financing Sources Protective Provisions. Notwithstanding anything to the contrary in this Agreement, the Debt Financing Sources Protective Provisions (and the defined terms therein and any provision hereof to the extent an amendment, modification, or supplement of such provisions would modify the substance of any of the foregoing sections to the extent relating to the Debt Financing Sources) may not be amended, modified, or supplemented without the prior written consent of the Debt Financing Sources. The Debt Financing Sources are expressly intended as third-party beneficiaries of the Debt Financing Sources Protective Provisions.

Section 8.14 Non-Recourse. This Agreement may only be enforced against the named parties hereto (subject to the terms, conditions and other limitations set forth herein), and (a) all claims or causes of action that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letter, any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or in connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof may only be made against the Persons that are expressly identified as the parties hereto or the parties thereto in accordance with the terms hereof and thereof, and (b) other than with respect to fraud, in no event will a party hereto seek or obtain, nor will it direct any of its Representatives or any other Person to seek or obtain, any monetary recovery or monetary award against any Person that is not a named party hereto or a party thereto (including any Parent Related Party or Company Related Party) with respect to this Agreement, the Equity Commitment Letter and any other agreement or document executed in connection herewith or therewith and the transactions contemplated hereby and thereby (including any breach by the Financing Sources, Parent or Merger Subsidiary), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of or connection with any breach, termination or failure of any of the foregoing or any matter forming the basis thereof, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Subsidiary, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement, but solely for claims pursuant to and in accordance with the terms thereof, (B) Parent or Merger Subsidiary to the extent expressly provided for in this Agreement or (C) the Financing Sources (or their respective successors or assigns) to the extent expressly provided for in the Equity Commitment Letter. Notwithstanding anything to the contrary herein, the Company, on behalf of itself and the Company Related Parties, hereby agrees that none of the Debt Financing Sources will have any liability to the Company or any Company Related Party relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent, the Merger Subsidiary or its Subsidiaries against the Debt Financing Sources with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PORTOFINO PARENT, LLC

By:	/s/ Matthew LoSardo
Name: Matthew LoSardo
Title: President

PORTOFINO MERGER SUB, INC.

By:	/s/ Matthew LoSardo
Name: Matthew LoSardo
Title: President

PROS HOLDINGS, INC.

By:	/s/ Jeff Cotten
Name: Jeff Cotten
Title: President and Chief Executive Officer

ANNEX I

FUNDING PARTIES

Thoma Bravo Discover Fund V, L.P.

EXHIBIT A

DEFINITIONS

1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.

Terms	Definition
Acceptable Confidentiality Agreement	Section 5.3(b)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(v)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
CBAs	Section 3.14
Change of Recommendation	Section 5.3(d)(i)
claim	Section 4.8
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Company Board Recommendation	Section 3.3(b)
Company Board	RECITALS
Company Charter Documents	Section 3.1
Company Disclosure Schedules	Article III
Company Financial Advisor	Section 3.8
Company Liability Limitation	Section 7.4(c)(iv)
Company Material Contract	Section 3.16(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.13(a)
Company Related Parties	Section 7.4(c)(iv)
Company SEC Reports	Article III
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Company	Preamble
Confidentiality Agreement	Section 5.14
Continuation Period	Section 5.13(a)
Convertible Notes	Section 5.18
Covered Employees	Section 5.13(a)
D&O Insurance	Section 5.9(c)
debt	Section 4.8
Debt Financing	Section 4.10(a)
Debt Financing Sources	Section 4.10(a)
Determination Notice	Section 5.3(e)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.6(a)
Equity Commitment Letters	Section 4.10(a)
Equity Financing	Section 4.10(a)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Financing	Section 4.10(a)

Terms	Definition
Financing Sources	Section 4.10(a)
Foreign Antitrust Laws	Section 3.3(c)
Government Antitrust Entity	Section 5.6(d)
Governmental Approval	Section 6.1(b)
Indemnified Persons	Section 5.9(a)
Indentures	Section 5.18
Interim Period	Section 5.1
Leased Real Property	Section 3.17(b)
Legal Restraint	Section 6.1(c)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	RECITALS
Notice Period	Section 5.3(e)(ii)
Parent Employee Benefit Plan	Section 5.13(d)
Parent Liability Limitation	Section 7.4(c)(iii)
Parent Related Parties	Section 7.4(c)(iii)
Parent	Preamble
Permits	Section 3.12(d)
Proxy Statement	Section 5.4(a)
SEC	Article III
Solvent	Section 4.8
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Technical Deficiencies	Section 3.13(j)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Willful Breach	Section 7.3

1.2 Certain Definitions. The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Accelerated Unit” with respect to a Company MSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable notice of grant of market stock units and market stock unit award agreement for such Company MSU.

“Acquisition Proposal” means any bona fide offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person that, if consummated, would result in such Person beneficially owning more than twenty percent (20%) of any class of outstanding voting or equity securities of the Company; or (iii) any sale, lease, exchange, license, transfer or other disposition to any Person of more than twenty percent (20%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof), or any combination of the foregoing; provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition by merger or acquisition.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business Systems” means all Software (excluding Company Products), computer hardware (whether general or special purpose), electronic data processing systems, information technology systems, record keeping systems, communications systems, telecommunications systems, networks, interfaces, platforms, servers, peripherals, and computer systems that are owned or controlled by the Company or any Company Subsidiary or otherwise used in the conduct of the Company’s business.

“Code” means Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Employee” means any employee or officer of the Company or any of the Company Subsidiaries.

“Company Employee Agreement” means any employment, consulting, bonus, commission, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, other than any Company Employee Benefit Plan, between: (a) the Company or any Company Subsidiaries and (b) any current or former Company Employee or current or former director or other individual service provider of the Company or any Company Subsidiary who is a natural person.

“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (a “Company ERISA Affiliate”) with respect to any current or former employee, officer, director or other individual service provider of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any liability or obligation.

“Company Equity Awards” means the Company RSUs and the Company MSUs.

“Company ESPP” means the PROS Holdings, Inc. 2013 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property” means all of the Intellectual Property Rights owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has or would be reasonably expected to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that, solely with respect to clause (a), none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect:

(i) general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;

(iii) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) any decline in the price or trading volume of any security (including Company Common Stock) or any market index (provided that the underlying causes of such declines with respect to Company Common Stock (subject to the other provisions of this definition) may be taken into account);

(iv) regulatory, legislative or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared, including, for the avoidance of doubt, the current conflict between the Russian Federation and Ukraine and the war and conflict between Israel and Hamas and related military operations), armed or unarmed hostilities or attacks (including social unrest and protests), acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

(v) any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has expressly consented to or requested; or the taking of any action expressly required by this Agreement; or the failure to take any action expressly prohibited by this Agreement;

(vi) any changes in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof;

(vii) the announcement of this Agreement and the pendency or completion of the Transactions or the plans of Parent and its Affiliates and other related parties with respect to the Company’s business following the completion of the Transactions, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of the Company Subsidiaries, (C) the termination of (or the failure of any third party to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners of the Company, and (D) any other negative development (or potential negative development) in the Company’s and the Company Subsidiaries’ relationships with any of their employees, customers, suppliers, distributors or other business partners (it being understood that this clause (vii) shall not apply with respect to any representation and warranty contained in this Agreement to the extent that it expressly addresses consequences of the execution, delivery or performance of this Agreement);

(viii) any natural or man-made disaster, hurricane, earthquake, flood, acts of God, public health emergency, pandemic (including COVID-19), epidemic, disease outbreak or public health event, or other force majeure events in the United States or any other country or region in the world;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes in price or volume or failures (subject to the other provisions of this definition) shall not be excluded); or

(x) the availability or cost of equity, debt or other financing to Parent or Merger Subsidiary;

provided, that in the case of clauses (i), (ii), (iii), (iv), (vi) and (viii), such events, effects, occurrences, facts, circumstances, conditions or changes may be taken into account in determining whether there is, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such events, effect, occurrence, fact, circumstance, condition or change has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated companies operating in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.

“Company Product(s)” means any and all products and services that currently are marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary.

“Company MSU” means each restricted stock unit granted under any Stock Plan or otherwise pursuant to a notice of grant of market stock units and market stock unit award agreement that was granted subject to performance-based vesting conditions.

“Company RSU” means each restricted stock unit granted under any Stock Plan or otherwise pursuant to a notice of grant of restricted stock units and restricted stock unit award agreement that was granted subject solely to time-based vesting conditions.

“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “20%” shall be references to “50%.”

“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.

“Convertible Note Capped Call Options” means the capped call options entered into in connection with the Convertible Notes evidenced by (a) the capped call option confirmation, dated as of September 10, 2020, between the Company and Nomura Global Financial Products Inc.; (b) the capped call option confirmation, dated as of September 10, 2020, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (c) the capped call option confirmation, dated as of August 23, 2023, between the Company and Morgan Stanley & Co., LLC, (d) the capped call option confirmation, dated as of August 23, 2023, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (e) the capped call option confirmation, dated as of October 5, 2023, between the Company and Morgan Stanley & Co. LLC, (f) the capped call option confirmation, dated as of October 5, 2023, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (g) the capped call option confirmation, dated as of June 12, 2025, between the Company and Deutsche Bank AG, London Branch, through its agent Deutsche Bank Securities Inc., (h) the capped call option confirmation, dated as of June 12, 2025, between the Company and Bank of America, N.A., and (i) the capped call option confirmation, dated as of June 12, 2025, between the Company and HSBC Bank USA, National Association, in each case as amended or otherwise modified from time to time prior to the Agreement Date.

“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof or related or associate epidemics, pandemics or disease outbreaks.

“Damages Commitment” means the “Damages Commitment” as set forth in the Equity Commitment Letter.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the processing of Personal Information, privacy, security of Personal Information, or security breach notifications and applicable to the Company or any Company Subsidiary: (i) the Company’s own written rules, policies, and procedures (including website privacy policies and internal information security procedures); (ii) all applicable Laws (“Privacy Laws”); (iii) applicable provisions of Contracts to which the Company or a Company Subsidiary is bound; and (iv) applicable requirements of the Payment Card Industry Data Security Standard, if applicable.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide, syndicate or arrange all or any part of the Debt Financing, including the agent and lender parties to any joinder agreements, commitment letters, credit agreements or similar documents entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Debt Financing Sources Protective Provisions” means Section 7.4, Section 8.1, Section 8.4, Section 8.5(b), Section 8.5(e), Section 8.13 and Section 8.14.

“Earned Units” with respect to a Company MSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable notice of grant of market stock units and market stock unit award agreement for such Company MSU, and each of which is an “Earned Unit”.

“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA § 3(3)); and (ii) each other benefit or compensation plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA § 3(3)).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environmental Laws” means all Laws concerning pollution, protection of the environment or human health and safety (concerning exposure to Hazardous Materials), or relating to Hazardous Materials.

“Equity Interest” means any share, capital stock, restricted stock unit, Company Equity Award, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator or arbitral body (public or private), court or tribunal of competent jurisdiction.

“Hazardous Materials” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material, per- and polyfluoroalkyl substances, or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all (a) indebtedness of such Person for borrowed money (other than letters of credit, surety bonds or bank guarantees), (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities or debentures, (c) all indebtedness of such Person for the deferred or unpaid purchase price of property or services (including any earnout) payable, (d) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit, surety bond, performance bond or other instrument, in each case, solely to the extent drawn and payable thereunder, (e) all obligations of such Person under leases categorized as capital leases in its financial statements, and (f) all indebtedness of another Person referred to in clauses (a) and through (e) above guaranteed by such Person; provided, that “Indebtedness” shall not include (i) accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business, (ii) liabilities or obligations solely between the Company and any wholly owned Company Subsidiary or solely between any wholly owned Company Subsidiaries, (iii) surety bonds, performance bonds or other bonds to the extent not drawn, (iv) any prepaid amounts, customer deposits or deferred revenue, (v) obligations under operating leases, (vi) any fees, costs and expenses to the extent incurred by or at the written direction of Parent or Merger Sub relating to Parent’s, Merger Sub’s or any of their respective Affiliates’ financing for the transactions contemplated by this Agreement or any other liabilities or obligations incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or otherwise, (vii) short-term deferred revenues, (viii) any Taxes, (ix) obligations arising under revenue sharing agreements or conditional sale obligations or (x) any fees, costs and expenses incurred pursuant to Section 5.10.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world associated with intellectual property, including the rights in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof (collectively, “Patents”); (ii) all trade secrets and similar rights in confidential information, know-how, and materials; (iii) copyrights and all other rights corresponding thereto in any works of authorship (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, logos, trademarks, trade dress, brand names, social media accounts, and service marks (together with all the goodwill of the business associated therewith and all common law rights related thereto) (collectively, “Trademarks”); (v) all rights in Software (including all related documentation) databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge of those individuals set forth in Section 1.0(a) of the Company Disclosure Schedules. With respect to Company Intellectual Property, “Knowledge” or “Known” does not require any Person to conduct, have conducted, obtain, have obtained, review or have reviewed any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Company Intellectual Property clearance searches or search for or review any prior art.

“Law” means any statute, act, Order, law, ordinance, regulation, rule, code, constitution, treaty, common law, or other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.

“Legal Proceeding” means any action, claim, cause, charge, complaint, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.

“Malicious Code” means any malicious, unauthorized surreptitious computer code or other mechanism of any kind designed to disrupt, disable or harm in any malicious, unintended manner the operation of any Business System or in order to misuse, gain unauthorized access to, or misappropriate any Personal Information contained therein (including viruses, Trojan horses, worms, bombs, backdoors, clocks, timers, or other disabling device code, or designs or routines that cause Software or information to be erased, inoperable, or otherwise incapable of being used, either automatically or with passage of time or upon command).

“Nonaccelerated Earned Unit” with respect to a Company MSU has the applicable meaning for such term as defined in and determined in accordance with the terms of the applicable notice of grant of market stock units and market stock unit award agreement for such Company MSU.

“Non-Scheduled Contracts” means the following Contracts: (a) non-disclosure agreements under customary terms, (b) data privacy policies, (c) website privacy policies, and (d) purchase orders, invoices, and similar confirmatory or administrative documents, schedules or addendums that are ancillary to the main contractual relationship between the parties to a particular Contract or group of Contracts and do not amend the material terms of such main contract or group of contracts.

“NYSE” means the New York Stock Exchange.

“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.

“Parent Liability Limitation” means the “Parent Liability Limitation” as set forth in the Equity Commitment Letter.

“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company’s consolidated financial statements; (iii) Liens affecting the interest of the grantor of any easements benefiting any real property; (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (v) zoning, building and other similar Laws (excluding violations thereof which are not violated by current use); (vi) any conditions that would be disclosed by a current, accurate survey or physical inspection; (vii) Liens discharged at or prior to the Closing; (viii) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (ix) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (x) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (xi) Liens that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries taken as a whole; and (xii) Liens securing obligations under any indenture, credit agreement, loan agreement, note, security agreement, guarantee, bond or other similar Contract relating to the borrowing or lending of Indebtedness of the Company as in effect as of the Agreement Date.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data that (i) relates to, describes, is associated with, can be linked to, or otherwise can be reasonably used to identify an individual or (ii) is otherwise defined as personal information, personally-identifiable information, personal data, or a similar term under any Privacy Law applicable to the Company or the Company Subsidiaries.

“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, concessions and other agreements pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, together with all amendments thereto, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Subsidiary thereunder.

“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other advisors and representatives.

“Sanctioned Country” means any country or region or government that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Security Breach” means any (i) unauthorized access or use of any of the Business Systems, (ii) unauthorized access, acquisition, destruction, damage, disclosure, exfiltration, loss, corruption, alteration, processing or use of any Personal Information, or (iii) successful phishing or ransomware attack.

“Settlement Date” means the applicable date that shares of Company Common Stock were scheduled to be issued in settlement of any Company RSUs or any Company MSU (as applicable) in accordance with the terms of such Company RSUs or Company MSU (as applicable), in each case, as set forth in the applicable notice of grant and award agreement for such Company RSUs or Company MSU (as applicable) and any other agreement between the Company and the holder of such Company RSUs or Company MSU (as applicable).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Stock Plan” means, collectively, (i) the PROS Holdings, Inc. Amended and Restated 2017 Equity Incentive Plan and (ii) the 2021 Equity Inducement Plan.

“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Superior Proposal” means a bona fide Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel): (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial, regulatory and financing aspects of the Acquisition Proposal and the form of consideration (and the risk of fluctuation in the value thereof), all the terms and conditions of such Acquisition Proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal, and the anticipated timing, conditions and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal. For purposes of the references to “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “75%”. In no event shall an Acquisition Proposal be considered a Superior Proposal unless the Company is permitted to disclose the identity of the Person making such Acquisition Proposal to Parent and its Representatives and provide to Parent and its Representatives unredacted copies of all relevant transaction documents relating to such Acquisition Proposal.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority, including any attachment thereto or any amendment thereof, in each case, in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information, including know-how, methods, processes, designs, drawings, algorithms, models, artificial intelligence (“AI”) models, AI training methods, technical data and customer lists, and all documentation therefore.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company RSU” means a Company RSU that is outstanding as of immediately prior to the Effective Time and which is not a Vested Company RSU as of immediately prior to the Effective Time.

“Unvested Earned Units” means those Company MSUs that are Nonaccelerated Earned Units outstanding as of immediately prior to the Effective Time.

“Vested Company RSU” means a Company RSU that is outstanding and unsettled as of immediately prior to the Effective Time and which is vested or vests in accordance with its terms as in effect as of the Agreement Date as a result of the consummation of the Transactions, in each case, as of immediately prior to the Effective Time.

“Vested Earned Units” means those Company MSUs that are Earned Units (other than Accelerated Units and Nonaccelerated Earned Units) outstanding but unsettled as of immediately prior to the Effective Time.

ANNEX B

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

ANNEX C

September 22, 2025

Board of Directors

PROS Holdings, Inc.

3200 Kirby Drive

Suite 600

Houston, Texas 77098

Members of the Board:

We understand that PROS Holdings, Inc., a Delaware corporation (the “Company”), Portofino Parent, LLC, a Delaware limited liability company (“Parent”), and Portofino Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Subsidiary will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly-owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is outstanding as of immediately prior to the effective time of the Merger, other than (a) shares of Company Common Stock held by the Company as treasury stock or owned by Parent, Merger Subsidiary or any other subsidiary of Parent or any subsidiary of the Company (other than, in each case, shares of Company Common Stock that are held in a fiduciary or agent capacity and are beneficially owned by third parties) and (b) Dissenting Shares (as such term is defined in the Merger Agreement), will be cancelled and converted into the right to receive an amount equal to $23.25 per share in cash, without interest thereon (such amount, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent, Merger Subsidiary or any of their respective affiliates) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed a draft of the Merger Agreement, dated September 22, 2025 (the “Draft Merger Agreement”), certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company, and participated in and advised the Company on, certain of the negotiations relating to the Merger. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

Three Embarcadero Center | Suite 1500 | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed based on discussions with the management and the Board of Directors of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We express no view as to such Company Projections or the assumptions on which they were based. We have assumed that the terms of the Draft Merger Agreement will not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay and with no adjustment to the Merger Consideration. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which will become payable upon delivery of this opinion. We will receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates, on the one hand, and the Company or Parent or their respective affiliates, on the other hand, pursuant to which compensation was received by Qatalyst Partners or its affiliates, except that Qatalyst Partners has provided financial advisory services to Adenza Group, Inc., a then-majority-owned portfolio company of Thoma Bravo, L.P., an affiliate of Parent, and received approximately $55 million in connection with such services. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how stockholders of the Company should vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available

Three Embarcadero Center | Suite 1500 | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

to the Company. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement, the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the structure or form of the Merger, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger or any of the other transactions contemplated by the Merger Agreement, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger or any of the other transactions contemplated by the Merger Agreement to, or any consideration to be received in connection therewith by, or the impact of the Merger or any of the other transactions contemplated by the Merger Agreement on, the holders (other than the Holders) of any class of securities, creditors or other constituencies of the Company or any other party. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the Holders pursuant to, and in accordance with, the terms of the Merger Agreement, is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

QATALYST PARTNERS LP

Three Embarcadero Center | Suite 1500 | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

VIEW MATERIALS & VOTE PROS HOLDINGS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 3, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PRO2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 3, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V80808-S24474 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PROS HOLDINGS, INC. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 1. To approve the Agreement and Plan of Merger, dated as of September 22, 2025, by and among the Company, Project Portofino Parent LLC, a Delaware limited liability company (“Parent”) and Project Portofino Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”) and the merger, pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned direct subsidiary of Parent (the “Merger Proposal”). 2. To approve, by a non-binding, advisory vote, the compensation that will or may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Compensation Proposal”). 3. To adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V80809-S24474 PROS HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS DECEMBER 4, 2025 The stockholder(s) hereby appoint(s) Damian W. Olthoff and Christopher C. Chaffin, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the virtual Special Meeting of Stockholders to be held at 2:00 p.m. CST on December 4, 2025 at www.virtualshareholdermeeting.com/PRO2025SM, and any adjournment or postponement thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends a vote in favor of the Merger Proposal, Compensation Proposal and Adjournment Proposal. If no specification is made, this Proxy will be voted in favor of the Merger Proposal, Compensation Proposal and Adjournment Proposal. Continued and to be signed on reverse side